        As filed with the Securities and Exchange Commission on May 21, 1997.
                                                     Registration No. 333-26657

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                   FORM S-4
                             REGISTRATION STATEMENT
                                    Under
                            The Securities Act of 1933

                                  -------------
                            FIRST SECURITY CORPORATION
               (Exact name of registrant as specified in its charter)

         DELAWARE                      6711                      87-6118148
  (State or other juris-    (Primary Standard Industrial       (I.R.S. Employer
 diction of incorporation    Classification Code Number)     Identification No.)
     or organization)

                               79 SOUTH MAIN STREET
                            SALT LAKE CITY, UTAH  84111
                                  (801) 246-5706
                   (Address, including zip code, and telephone number,
            including area code, of registrant's principal executive offices)
                                  -------------
                                 SCOTT C. ULBRICH
                EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            FIRST SECURITY CORPORATION
                               79 SOUTH MAIN STREET
                           SALT LAKE CITY, UTAH  84111
                                 (801) 246-5706
                      (Name, address, including zip code, and
              telephone number, including area code, of agent for service)
                                  -------------
                                    Copies To:
      A. ROBERT THORUP, ESQ.                    GARY S. FINDLEY, ESQ.
      RAY, QUINNEY & NEBEKER                    GARY STEVEN FINDLEY & ASSOCIATES
      79 SOUTH MAIN STREET                      1470 NORTH HUNDLEY STREET
      SALT LAKE CITY, UTAH 84111                ANAHEIM, CALIFORNIA  92806
      (801) 532-1500                            (714) 630-7136
      (FAX) (801) 532-7543                      (FAX) (714) 630-7910
                                  -------------
 Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Effective Time of this Registration Statement.

 If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                                  -------------

                            CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Title of each class of        Amount to be registered   Proposed Maximum          Proposed Maximum           Amount of registration
securities to be registered                             offering price per share  aggregate offering price             fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock ($1.25            3,895,000 shares(1)         $21.15(2)               $82,379,250(2)                  $24,960.91
par value)                                                                                                          (paid)(4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock Rights (3)         3,895,000 rights               None                        None                       None
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------



(1) Represents the maximum possible number of shares of the Registrant's Common Stock to be issued in connection with the Merger described herein.

(2) Calculated pursuant to Rule 457(f)(1) solely for the purpose of the registration fee based on the market value of the securities to be received by Registrant as determined on May 15, 1997.

(3) One Right to purchase Junior Series B Preferred Stock of FSC is associated with each share of Common Stock. The Rights are not transferable separately from the Common Stock except in limited circumstances.

(4) Registrant originally paid $27,133.65 in registration fees. A recalculation of the Aggregate Offering Price using Rule 457(f)(1) instead of 457(f)(2) produced a lower value of the shares being registered, and thus a lower registration fee is needed. Registrant will pursue a refund of the $2,827 registration fee overpayment.

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              FIRST SECURITY CORPORATION


                               CROSS-REFERENCE SHEET

                                        FOR

           REGISTRATION STATEMENT ON FORM S-4 AND PROSPECTUS / PROXY STATEMENT


1.  Forepart of Registration Statement and          Facing Page and pages RS-2 and RS-3 of
    Outside Front Cover Page of                     Registration Statement; Outside Front
    Prospectus                                      Cover Page of Prospectus / Proxy
                                                    Statement

2.  Inside Front and Outside Back Cover             Available Information; Information About
    Pages of Prospectus                             FSC -- Incorporation of Certain Documents
                                                    by Reference; Table of Contents

3.  Risk Factors, Ratio of Earnings to Fixed        Summary of Prospectus / Proxy Statement;
    Charges and Other Information                   GLOSSARY; Outside Front Cover Page of
                                                    Prospectus / Proxy Statement; Selected
                                                    Comparative Financial Data; The Merger;
                                                    Information About FSC; Federal Income
                                                    Tax Consequences; Information About
                                                    Bancorp.

4.  Terms of the Transaction                        The Merger; Appendix A

5.  PRO FORMA Financial Information                 Selected Historical, PRO FORMA and
                                                    Equivalent PRO FORMA per Share Data;
                                                    Selected Comparative Financial Data

6.  Material Contracts with the Company              The Merger -- Background of and Reasons
    Being Acquired                                  for the Merger; The Merger -- Interests of
                                                    Certain Persons in the Merger

7.  Additional Information Required for             Not Applicable
    Reoffering by Persons and Parties
    Deemed to be Underwriters

8.  Interests of Named Experts and                  Experts; Legal Matters
    Counsel


9.  Disclosure of Commission Position on            Comparative Rights of Shareholders --
    Indemnification for Securities Act              Directors
    Liabilities

10. Information with Respect to S-3                 Selected Comparative Financial Data;
    Registrants                                     Information About FSC



11. Incorporation of Certain Information by         Incorporation of Certain Information by
    Reference                                       Reference

12. Information with Respect to S-2 or S-3          Not Applicable
    Registrants

13. Incorporation of Certain Information by         Not Applicable
    Reference

14. Information with Respect to                     Not Applicable
    Registrants Other than S-2 or S-3
    Registrants

15. Information with Respect to S-3                 Not Applicable
    Companies

16. Information with Respect to S-2 or S-3          Not Applicable
    Companies

17. Information with Respect to Companies           Available Information; Information about
    Other than S-2 or S-3 Companies                 Bancorp; Selected Historical, PRO FORMA and
                                                    Equivalent PRO FORMA per Share Data; Selected
                                                    Comparative Financial Data

18. Information if Proxies, Consents or             Summary of Prospectus / Proxy Statement;
    Authorizations are to be Solicited              The Shareholders' Meeting; The Proposed Merger Agreement;
                                                    No Rights of Dissenting Shareholders; Information
                                                    about FSC; Information About Bancorp; -- Interests
                                                    of Certain Persons in the Mergers

19. Information if Proxies, Consents or             Not Applicable
    Authorizations Are Not To Be Solicited, or
    in an Exchange Offer


                            PROSPECTUS/PROXY STATEMENT

FIRST SECURITY CORPORATION                           AMERICAN BANCORP OF NEVADA

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   This Prospectus/Proxy Statement is furnished by American Bancorp of Nevada, Inc. ("Bancorp") and First Security Corporation ("FSC"), in connection with the meeting of Bancorp Shareholders called for June __, 1997 (the "Shareholders' Meeting") where votes will be taken on (a) the election of a Board of Directors for Bancorp for the coming year and (b) the proposed Merger Agreement whereby American Bank of Commerce ("ABC"), a wholly-owned subsidiary of Bancorp would merge with and into First Security Bank of Nevada ("FSB"), a wholly owned subsidiary of FSC, and whereby Bancorp would merge with and into FSC (collectively referred to as the "Mergers").
If the Merger Agreement is approved and consummated, the new Directors of Bancorp will resign. If the Mergers fail to take place, the new Directors will govern Bancorp until its next annual shareholders meeting. At present, Bancorp knows of no other matters to be presented at the Shareholders' Meeting.

    This Prospectus/Proxy Statement, first being mailed to Bancorp Shareholders on or about May __, 1997, together with the Appendices attached hereto, constitutes FSC's Prospectus, which was filed with the Securities and Exchange Commission as part of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to up to 3,895,000 shares of FSC's Common Stock, $1.25 par value per share (the "FSC Common Stock"), to be issued to Bancorp Shareholders pursuant to the Conversion Ratio in the Merger Agreement if approved.

    FSC has supplied all the information contained herein with respect to itself and FSB. FSC's principal executive offices are located at 79 South Main Street, Salt Lake City, Utah 84111. FSC's information telephone number with respect to this transaction is (801) 246-5706 (Attn: Scott C. Ulbrich, Chief Financial Officer).

    ABC and Bancorp have supplied all the information contained in this Prospectus/Proxy Statement with respect to themselves. The principal executive offices of ABC and of Bancorp are located at 4425 Spring Mountain Road, Las Vegas, Nevada 89102. ABC and Bancorp's information telephone number with respect to this transaction is (702) 362-7222 (Attn: Bruce Hendricks, President).

    Neither the delivery of this Prospectus/Proxy Statement nor any sale or exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs or operations of FSC, FSB, Bancorp or ABC since the date hereof.

    This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby within any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation within such jurisdiction. No agent or officer of FSC, FSB, Bancorp or ABC, nor any other person has been authorized to give any information or to make any representations other than as contained herein; and, if given or made, such information or representations should not be relied upon as having been authorized by FSC, FSB, Bancorp or ABC.

                          -------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          -------------------

       The date of this Prospectus/Proxy Statement is May __, 1997

                        [THIS PAGE LEFT BLANK INTENTIONALLY]

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . .  1
GLOSSARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
THE SHAREHOLDERS' MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . 16
  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  Persons Entitled to Vote At the Shareholders'
   Meeting; Proxy Voting; Broker Non-Votes . . . . . . . . . . . . . . . . . 16
  Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  Votes Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  Security Ownership of Certain Beneficial Owners and Management . . . . . . 17
  Section 16(a) Beneficial Ownership Compliance. . . . . . . . . . . . . . . 19
  Proxy Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
PROPOSAL NUMBER ONE:  ELECTION OF DIRECTORS. . . . . . . . . . . . . . . . . 19
  Nominees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  The Board of Directors and Committees. . . . . . . . . . . . . . . . . . . 21
  Compensation of Directors. . . . . . . . . . . . . . . . . . . . . . . . . 22
PROPOSAL NUMBER TWO:  THE PROPOSED MERGER AGREEMENT. . . . . . . . . . . . . 23
  Background . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  Reasons for the Mergers; Recommendations of the Bancorp Board of Directors. 24
  Opinions of Financial Advisor. . . . . . . . . . . . . . . . . . . . . . . 25
  Interests of Certain Persons in the Mergers. . . . . . . . . . . . . . . . 31
  Terms of the Merger Agreement. . . . . . . . . . . . . . . . . . . . . . . 32
  Consideration to Be Received by Bancorp Shareholders . . . . . . . . . . . 32
  Options and Stock Appreciation Rights. . . . . . . . . . . . . . . . . . . 33
  Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . 33
  Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
  Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
  Conditions to the Mergers. . . . . . . . . . . . . . . . . . . . . . . . . 35
  Termination of the Merger Agreement. . . . . . . . . . . . . . . . . . . . 36
  Operations After the Mergers . . . . . . . . . . . . . . . . . . . . . . . 36
  Effect of the Mergers on ABC Employee Benefit Plans. . . . . . . . . . . . 36
FEDERAL INCOME TAX CONSEQUENCES. . . . . . . . . . . . . . . . . . . . . . . 37
NO RIGHTS OF DISSENTING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . 40
RESALES OF FSC COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . . 40
CAPITALIZATION AND PRO FORMA CAPITALIZATION OF FSC AND BANCORP . . . . . . . 41
SELECTED COMPARATIVE FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . 42
SELECTED HISTORICAL, PRO FORMA AND EQUIVALENT PRO FORMA PER
SHARE DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
INFORMATION ABOUT FSC. . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
  Competition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
  Supervision and Regulation . . . . . . . . . . . . . . . . . . . . . . . . 47
  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
  Description of FSC's Capital Stock . . . . . . . . . . . . . . . . . . . . 60
  Historical Prices and Dividends of FSC Common Stock. . . . . . . . . . . . 62

                                       (i)

INFORMATION ABOUT ABC AND BANCORP. . . . . . . . . . . . . . . . . . . . . . 64
  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
  Regulation and Supervision of Bancorp. . . . . . . . . . . . . . . . . . . 65
  Regulation and Supervision of ABC. . . . . . . . . . . . . . . . . . . . . 65
  Competition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
  Recent Legislation and Other Changes . . . . . . . . . . . . . . . . . . . 66
  Government Monetary Policies . . . . . . . . . . . . . . . . . . . . . . . 67
  Lending Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
  Investment Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
  Interest Rate Risk . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
  Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 69
  Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 69
  Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
  Market Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
  Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
  Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
  Stock Options and Similar Awards to Management . . . . . . . . . . . . . . 74
  Transactions with Management . . . . . . . . . . . . . . . . . . . . . . . 77
SELECTED BANCORP FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . 75
BANCORP STATISTICAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . 76
BANCORP'S MANAGEMENT'S DISCUSSION AND ANALYSIS
OF 1996 RESULTS OF OPERATIONS AND FINANCIAL CONDITION. . . . . . . . . . . . 79
  Liquidity and Asset/Liability Management . . . . . . . . . . . . . . . . . 79
  Capital Resources. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
  Asset Growth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
  Interest Income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 81
  Interest Expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 82
  Interest Rate Risk . . . . . . . . . . . . . . . . . . . . . . . . . . . . 82
  Allowance for Loan Losses. . . . . . . . . . . . . . . . . . . . . . . . . 83
  Non-Interest Income. . . . . . . . . . . . . . . . . . . . . . . . . . . . 84
  Non-Interest Expense . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
  Dividend Policies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
  New Accounting Pronouncements. . . . . . . . . . . . . . . . . . . . . . . 85
COMPARATIVE RIGHTS OF SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . 87
  Authorized Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . 87
  Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
  Repurchase and Redemption of Shares. . . . . . . . . . . . . . . . . . . . 90
  Payment of Dividends to Shareholders . . . . . . . . . . . . . . . . . . . 90
  Assessments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 91
  Preemptive Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 91
  Amendments to Articles or Certificate of Incorporation . . . . . . . . . . 91
  Amendments to Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . 92
  Shareholder Approval of Mergers and Other Business Combinations. . . . . . 92
  Rights of Dissenting Shareholders. . . . . . . . . . . . . . . . . . . . . 93
  Annual Meetings of Shareholders. . . . . . . . . . . . . . . . . . . . . . 94
  Special Meetings of Shareholders . . . . . . . . . . . . . . . . . . . . . 94
  Shareholder Consent to Action Without a Meeting. . . . . . . . . . . . . . 94
  Shareholder Inspection of Records. . . . . . . . . . . . . . . . . . . . . 95
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 95
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 95
DEADLINE FOR FSC SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . 95
DEADLINE FOR BANCORP SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . 96

                                      (ii)

APPENDIX A -- MERGER AGREEMENT
APPENDIX B -- BANCORP'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR
              ENDED DECEMBER 31, 1996, AND FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1997.
APPENDIX C -- FINDLEY FAIRNESS OPINION


                                     (iii)

                             AVAILABLE INFORMATION


     FSC and Bancorp are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission ("Commission").
FSC's or Bancorp's recent filings with the Commission can be inspected and copied at the Public Reference Facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Office at [1801 California Street, Suite 4800, Denver, Colorado 80202-2648]. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov.).
In addition, the FSC Common Stock and the Bancorp Common Stock are traded by means of the NASDAQ, and such reports, proxy statements and other information concerning FSC or Bancorp should be available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     FSC has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to the FSC Common Stock offered hereby. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including the exhibits thereto.

     Statements contained in this Prospectus/Proxy Statement or in any documents incorporated in this Prospectus/Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission in Washington, D.C., and copies of all or any part of it may be obtained from the Commission upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

There are incorporated herein by reference the following documents filed with the Commission by FSC (File No. 1-6906):

     (a) FSC's Annual Report on Form 10-K for the year ended December 31, 1996; and

     (b) FSC's Proxy Statement dated March 15, 1997; and

     (c) FSC's Quarterly Report on Form 10-Q for the quarter ended
March 31, 1997.

     (d) FSC's Current Reports on Form 8-K dated March 25, 1997 and May 5, 1997; and

     (e) Description of FSC Common Stock as included in FSC's Registration Statement on Form S-3, filed with the Commission on September 13, 1991, Commission File Number 33-42784.

     All documents filed by FSC, respectively, with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the date of the Shareholders' Meeting are incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE
WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH FSC DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT
CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED
UPON WRITTEN OR ORAL REQUEST TO FIRST SECURITY CORPORATION, ATTENTION:  SCOTT
C. ULBRICH, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, SUITE 200, 79 SOUTH MAIN STREET, SALT LAKE CITY, UTAH 84111; TELEPHONE NUMBER
(801) 246-5706. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE SHAREHOLDERS' MEETING, ANY REQUEST SHOULD BE RECEIVED ON OR BEFORE
MAY__, 1997.  COPIES OF SUCH DOCUMENTS WILL ALSO BE AVAILABLE UPON
REQUEST THEREAFTER UNTIL THE EFFECTIVE TIME (AS DEFINED HEREINAFTER).

     No agent or officer of FSC, FSB, ABC or Bancorp, nor any other person has been authorized to give any information or to make any representations other than as contained herein and in the documents incorporated herein by reference; and, if given or made, such information or representations should not be relied upon as having been authorized by FSC, FSB, ABC or Bancorp. Neither the delivery of this Prospectus/Proxy Statement nor any sale or exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs or operations of FSC, FSB, ABC or Bancorp since the date hereof, or that the information herein is correct as of any time subsequent to such date.

                                   GLOSSARY

     As used in this Prospectus/Proxy Statement, the following are the meanings for the terms set forth below:

     "ABC" means American Bank of Commerce.

     "ABC-FSB MERGER" means the merger of ABC with and into FSB.

     "BANCORP" means American Bancorp of Nevada and all of its subsidiaries on a consolidated basis.

     "BANCORP COMMON STOCK" means shares of common stock, $.05 par value, of Bancorp.

     "BANCORP-FSC MERGER" means the merger of Bancorp with and into FSC.

     "BHC ACT" means the Bank Holding Company Act of 1956, as amended.

     "CLOSING" means the closing of the transactions contemplated by the Merger Agreement.

     "CLOSING DATE" means the date upon which Closing occurs.

     "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

     "COMPTROLLER" means the Office of the Comptroller of the Currency.

     "CONVERSION RATIO" means the fraction of a share of FSC Common Stock to be received by Bancorp Shareholders for each issued and outstanding share of Bancorp Common Stock at the Effective Time.

     "DELAWARE STATUTE" means the Delaware General Corporation Law.

     "DIVISION" means the Nevada Financial Institutions Division,
     Department of Business and Industry.

     "EFFECTIVE TIME" means the date on which the Mergers have become effective under Delaware and Nevada law.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "EXCHANGE AGENT" means First Security Bank, N.A. or such other national bank designated by FSC to perform the duties of exchange agent provided for in the Merger Agreement.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System.

     "FSB" means First Security Bank of Nevada.

     "FSB COMMON STOCK" means the common stock of FSB.

     "FSC" means First Security Corporation.

     "FSC COMMON STOCK" (or sometimes "Common Stock" used alone) means shares of common stock, $1.25 par value per share, of FSC.

     "IRS" means Internal Revenue Service.

     "MERGERS" means the Bancorp-FSC Merger and the ABC-FSB Merger, when referred to together.

     "MERGER AGREEMENT" means the Agreement and Plan of Reorganization dated as of March 17, 1997, among FSC, Bancorp, FSB and ABC, as amended.

     "NASDAQ NATIONAL MARKET SYSTEM" means the National Market System of the National Association of Securities Dealers Automatic Quotation System.

     "NEVADA STATUTE" means the Nevada General Corporation Law, consisting of Sections 78.010 ET SEQ. of the Nevada Revised Statutes, as amended.

     "NONPERFORMING ASSETS" means the total of nonaccruing and renegotiated loans plus Other Real Estate (ORE).

     "OTHER BANCORP SUBSIDIARIES" means AmBank Financial, Inc. and AmBank Mortgage Company, both Nevada corporations which are wholly-owned subsidiaries of Bancorp.

     "RECORD DATE" means the close of business on April 30, 1997, the date set by the Board of Directors of Bancorp to determine the Bancorp Shareholders who are entitled to notice of and to vote at the Shareholders' Meeting.

     "REGISTRATION STATEMENT" means the registration statement of FSC on Form S-4 filed with the Securities and Exchange Commission under the Securities Act with respect to 3,600,000 shares of the FSC Common Stock possibly issuable pursuant to the Merger Agreement.

     "RIGHT" means right to acquire a new class of stock of FSC under certain circumstances involving the acquisition of certain amounts of FSC shares by a third party. (SEE "INFORMATION ABOUT FSC--Description of FSC's Capital Stock.")

     "SARS" mean the stock appreciation rights previously granted by Bancorp.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "SHAREHOLDERS" or "BANCORP SHAREHOLDERS," when used without other identification to a particular entity, refers to the holders of shares of Bancorp Common Stock.

     "SHAREHOLDERS' MEETING" means the meeting of the Bancorp Shareholders that will be held (a) to elect a Board of Directors and (b) to consider and vote upon the Merger Agreement.

                              PROSPECTUS SUMMARY


    The following is a summary of certain significant information contained in this Prospectus/Proxy Statement or in documents incorporated herein by reference. This summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus/Proxy Statement, the Appendices hereto, and the documents incorporated herein by reference. Shareholders are urged to read carefully this Prospectus/Proxy Statement and the attached Appendices in their entirety.

FSC                     FSC is a regional bank holding company headquartered in Salt Lake
                        City, Utah.  FSC owns and operates five banks, with offices in the 6 Western States of Idaho, New Mexico, Nevada, Oregon, Utah
                        and Wyoming, and several other financial services companies, some having a national presence.  Through its subsidiaries, FSC provides commercial and agricultural finance, consumer banking, trust, capital markets, treasury management, investment
                        management, data processing, leasing and securities brokerage services.  At March 31, 1997, FSC and its consolidated
                        subsidiaries had consolidated assets of $14.4 billion,
                        consolidated deposits of $9.3 billion and shareholders' equity of
                        $1.1 billion.  FSC has paid a regular dividend on its Common
                        Stock since its incorporation in 1928.  (SEE "INFORMATION ABOUT FSC.")

                        FSC's principal executive offices are located at 79 South Main
                        Street, Salt Lake City, Utah 84111, and its telephone number is
                        (801) 246-6000.


BUSINESS OF FSB         FSB is a state chartered bank doing business through 8 branches in Clark County, Nevada.  Its main office is located at 530 Las
                        Vegas Blvd., Las Vegas, Nevada  89101. Its telephone number is
                        (702) 251-1100.


BUSINESS OF             Bancorp is a Nevada corporation and a Federal Reserve Board-regulated
BANCORP                 bank holding company, and is the holder of all of the outstanding stock of ABC.  Bancorp also owns all of the outstanding stock of
                        AmBank Financial, Inc. and AmBank Mortgage Company (collectively, the "Other Bancorp Subsidiaries"), the business of both of which has been substantially curtailed at this time.  It is the intent of the parties to the Merger Agreement that the Other Bancorp Subsidiaries be combined with and into Bancorp prior to the Effective Time. Bancorp's sole business is that of a holding company for ABC and the Other Bancorp Subsidiaries.


BUSINESS OF ABC         ABC is a state-chartered commercial bank with assets of approximately
                        $310 million at March 31, 1997, doing business from its head office and through four branch offices located in Clark County, Nevada.
                        It is headquartered at 4425 Spring Mountain Road, Las Vegas,
                        Nevada 89102.  Its telephone number is (702) 362-7222.


                                     -7-

PURPOSE OF              The Shareholders' Meeting will be held on June __, 1997, at 10:00 a.m.
SHAREHOLDERS'           Las Vegas Time at ABC's office at 4425 Spring Mountain Rd., Las Vegas,
MEETING                 Nevada, for the purposes of asking the Bancorp Shareholders to (a) elect a Board of Directors for the coming year and (b) to approve the Merger
                        Agreement.  If the Merger Agreement is approved and the Mergers are consummated, the new Directors of Bancorp will resign prior to the Effective
                        Time.  If the Merger Agreement is not approved, or if it fails to close and is terminated, the newly elected Board of Directors will govern
                        Bancorp until the next annual meeting of Bancorp Shareholders.
                        (SEE "The Mergers," below.)  Bancorp is the sole shareholder of
                        ABC, and Bancorp has agreed to vote the shares of ABC in favor of the ABC-FSB Merger.  Under applicable law, the shareholders of FSC are not entitled to vote on the Bancorp-FSC Merger.  FSC, as the sole shareholder of FSB, has agreed to vote the shares of FSB in favor of the ABC-FSB Merger.  (SEE "THE SHAREHOLDERS' MEETING--General.")

THE NOMINEES            All members of the current Bancorp Board of Directors are
FOR BANCORP'S           renominated for election as Directors at the Shareholders' Meeting.
BOARD OF DIRECTORS      The ten (10) nominees receiving the largest vote totals at the
                        Shareholders' Meeting will be elected the Bancorp Board of
                        Directors.  The new Directors will serve until the next annual meeting of Bancorp Shareholders; provided, however, that if the proposed Merger Agreement is approved by the Bancorp Shareholders and is otherwise consummated, the Directors of Bancorp will resign in connection with the Closing of the Merger Agreement.

THE MERGER              By resolutions of their Boards of Directors, FSC, FSB, Bancorp and
AGREEMENT               ABC have agreed pursuant to an Agreement and Plan of Reorganization dated as of March 17, 1997, as amended,  (the "Merger Agreement") that
                        ABC will merge with and into FSB (the "ABC-FSB Merger"); and that Bancorp will merge with and into FSC if such is approved by the shareholders of Bancorp (the "Bancorp-FSC Merger").  (Hereinafter the ABC-FSB
                        Merger and the Bancorp-FSC Merger may be jointly referred to as
                        "the Mergers".)  As a result of the Mergers, all shares of Bancorp
                        Common Stock will be exchanged for shares of FSC Common Stock.


                                     -8-

EFFECT OF THE           The Merger Agreement provides for a cancellation of all ABC
MERGERS ON              shares, and the conversion of each share of Bancorp Common Stock
BANCORP;                (including all shares issuable upon the exercise of outstanding
EXCHANGE                options) into 0.945 share of FSC Common Stock (subject to possible
OF SHARES               adjustment as described below) ("the Conversion Ratio").  (The Merger
                        Agreement provides for a 0.63 ratio, but the intervening 3-for-2 stock split announced by FSC for May 15, 1997 has the effect of changing the ratio to 0.945 (See "PROPOSAL NUMBER 2: THE PROPOSED
                        MERGER AGREEMENT--Opinion of Financial Advisor").  There were 3,722,247 shares of Bancorp Common Stock and options to acquire another 211,831 shares outstanding as of April 30, 1997.  Assuming that Closing took place on May 15, 1997 (and using the Average Closing Price calculated as of that date), each share of Bancorp Common Stock (including those issuable upon exercise of options) would be converted into 0.945 share of FSC Common Stock.

                        The Conversion Ratio, and ultimately the number of shares of FSC
                        Common Stock to be received by Bancorp Shareholders, will be adjusted upward or downward if the average of the daily closing prices of a share of FSC Common Stock as quoted on the NASDAQ
                        National Market System for the fifteen (15) consecutive trading days ending on the date immediately preceding the Closing Date
                        ("the Average Share Price") is greater than $26.00 or less than
                        $22.00, provided that in no event shall the Conversion Ratio be less than 0.90 of a FSC share or greater than 0.99 of a FSC share.

                        The Conversion Ratio will also be adjusted to reflect any stock dividends, subdivisions, split ups, reclassifications or
                        combinations of FSC Common Stock prior to the Effective Time.

                        IT IS IMPOSSIBLE TO PREDICT THE FINAL CONVERSION RATIO WITH
                        CERTAINTY BECAUSE OF THE POTENTIAL FOR CHANGES IN THE APPLICABLE
                        CLOSING PRICE FOR SHARES OF FSC COMMON STOCK.  (SEE "PROPOSAL
                        NUMBER 2: THE PROPOSED MERGER AGREEMENT--Consideration to be
                        Received by Bancorp Shareholders.")

                        Each share of FSC Common Stock received by Bancorp Shareholders will have an attached Right, which Right is part of a
                        shareholder-rights plan adopted by FSC in 1989.  The Rights give holders the opportunity to purchase additional equity interests in FSC at a significant discount under certain circumstances.
                        (SEE "INFORMATION ABOUT FSC--Description of FSC's Capital Stock.")

                        All 230,963 stock appreciation rights previously issued by
                        Bancorp (the "SARs"), will be cashed out by Bancorp prior to the
                        Effective Time.




                                   -9-


                        No fractional shares of FSC Common Stock will be issued; instead, a cash payment will be made for fractional shares determined by the average of the high and low sale prices for FSC Common Stock quoted on the NASDAQ National Market System on the last business day prior to the Effective Time.

                        The terms of the Mergers were negotiated at arm's length, and have been deemed to be fair by the directors of the merging corporations.  Bancorp has retained The Findley Group ("Findley")
                        as its independent financial adviser to render an opinion on the fairness of the Bancorp-FSC Merger to Bancorp Shareholders.  The
                        form of the Findley Opinion is attached to this Prospectus /
                        Proxy Statement as Appendix C.

                        ABC and Bancorp are both Nevada corporations.  As a result of the
                        Mergers, Bancorp Shareholders will become shareholders of FSC, a
                        Delaware corporation.  The laws governing the rights of
                        shareholders differ between Nevada and Delaware.  (SEE "PROPOSAL
                        NUMBER 2: THE PROPOSED MERGER AGREEMENT--Consideration to Be
                        Received by Shareholders," "INFORMATION ABOUT FSC--Description of
                        FSC's Capital Stock"; and "COMPARATIVE RIGHTS OF SHAREHOLDERS.")



                                         -10-

FSC COMMON              The shares of FSC Common Stock to be issued in connection with the
STOCK                   Mergers will be entitled along with all other outstanding shares of FSC Common Stock to receive dividends when, as and if declared by the Board of Directors of FSC.  Holders of FSC Common Stock
                        are entitled to one vote for each share held.  The holders of FSC
                        Common Stock do not have any preemptive rights to subscribe for additional shares of FSC should FSC decide to issue additional shares in the future.  (SEE "INFORMATION ABOUT FSC--Description of FSC's Capital Stock.")

RECOMMENDATION          THE BOARD OF DIRECTORS OF BANCORP RECOMMEND
OF BANCORP'S            THAT THE SHAREHOLDERS VOTE FOR THE DIRECTOR
BOARD                   NOMINEES AND FOR APPROVAL OF THE MERGER AGREEMENT.

PERSONS ENTITLED        The Bancorp Board of Directors has determined that Bancorp
TO VOTE AT THE          Shareholders as of the close of business on April 30, 1997 are
SHAREHOLDERS            entitled to notice of and to vote at the Shareholders' Meeting in
MEETING                 connection with the Mergers.

TIME AND PLACE          The Bancorp Shareholders will meet on June ___, 1997,
OF SHAREHOLDERS'        at ABC's office at 4425 Spring Mountain Rd., Las Vegas, Nevada, at
MEETING                 10:00 a.m. for the purpose of holding the Shareholders' Meeting.

REVOCABILITY OF         Bancorp Shareholders may designate and instruct proxies to vote on
PROXIES                 their behalf at the Shareholders' Meeting.  Delivered together with this Prospectus/Proxy Statement is a Proxy Card which may be used to designate and instruct the proxy holders to vote at the Shareholders'
                        Meeting, whether or not a Shareholder plans to attend the Shareholders'
                        Meeting in person.  Any Bancorp Shareholder who has designated and given a proxy instruction may revoke it at any time prior to its exercise at the Shareholders' Meeting either by revoking it in writing sent to the Secretary of Bancorp prior to the Shareholders' Meeting, by duly executing and delivering a new and different proxy card bearing a later date; or by appearing at such Shareholders' Meeting and, by addressing the chair of the Meeting, (a) orally revoking such proxy and (b) voting contrary to such proxy in person when the call for voting on the Election of Directors and/or on the Merger Agreement
                        occurs at the Shareholders' Meeting.  The mere presence at the
                        Shareholders' Meeting of a person who has previously designated and instructed a proxy will not revoke such designation and instruction.

QUORUM The presence, either in person or by proxy, of the holders of more than fifty percent (50%) of the outstanding shares of Bancorp Common Stock entitled to vote at the Shareholders' Meeting is necessary to constitute a quorum at the Shareholders' Meeting.

VOTE REQUIRED        The affirmative vote of at least a majority (more than 50%)
                     of the issued and outstanding shares of Bancorp Common
                     Stock is required to approve the Merger Agreement. Bancorp holds all of ABC's Common Stock, and has indicated that it will vote those shares in favor of the Merger Agreement.
                     FSC owns all of the outstanding common stock of FSB, and has indicated that it will vote those shares in favor of the Merger Agreement. Under Delaware law, the shareholders of FSC are not entitled to vote on the Merger Agreement.

CLOSING DATE AND     It is currently expected that Closing of the Merger
EFFECTIVE TIME;      Agreement will be on or before June 30, 1997, once all
CONDITIONS TO THE    of the necessary conditions precedent, including but not
MERGER AGREEMENT     limited to the following, occur:

                                     (i)  the obtaining of the consent of all
                            government regulatory authorities whose consent is legally required to consummate the Mergers, and the expiration of all associated statutory waiting periods;

                                    (ii)  the requisite shareholder approval of
                            the Merger Agreement;

                                   (iii)  the delivery of required opinions of
                            counsel and financial advisors, and required letters from Certified Public Accountants; and

                                   (iv)  the performance of certain covenants
                            agreed among the parties to the Merger Agreement, including but not limited to maintenance of agreed net worth levels and limitations on dividends and other corporate actions by ABC and Bancorp pending the vote on the Mergers (SEE Merger Agreement, Appendix A).

                     The parties may agree on another date (in any such case, the "Closing Date").

                     The Effective Time of the ABC-FSB Merger will be the close of business on the date the Nevada Financial Institutions Division (the "Division") deems the ABC-FSB merger to be effective under Nevada law, or such later time as the parties may agree; and the Bancorp-FSC Merger will be effective upon the filing of the Articles of Merger with the appropriate Delaware and Nevada government authorities. (SEE "PROPOSAL NUMBER 2: THE PROPOSED MERGER AGREEMENT--Conditions to the Mergers.")



REGULATORY           The ABC-FSB Merger is subject to approval by the Federal
APPROVALS            Reserve Board and by the Division. Both the Federal Reserve
                     Board and the Division are still reviewing the ABC-FSB
                     Merger as of the date of this Prospectus/Proxy Statement.
                     Neither FSC nor Bancorp knows of any reason why the ABC-FSB
                     Merger will not be approved by the Federal Reserve Board or the Division in time to effect the Closing; however, there can be no assurances as to when, if or with what conditions such approvals will be granted. The
                     Bancorp-FSC Merger also is subject to approval by the Federal Reserve Board.

                     There also can be no assurance that the U.S. Department of Justice will not challenge the Mergers on antitrust grounds, or if such a challenge is made, as to the result thereof. Filings necessary to start the Justice Department review period were filed on April 22, 1997.

                     AN APPROVAL BY THE FEDERAL RESERVE BOARD REFLECTS ONLY THE VIEW THAT THE MERGERS DO NOT CONTRAVENE APPLICABLE COMPETITIVE STANDARDS IMPOSED BY LAW, AND THAT THE MERGERS ARE CONSISTENT WITH REGULATORY POLICIES RELATING TO SAFETY AND SOUNDNESS; AN APPROVAL BY THE FEDEaRAL RESERVE BOARD IS NOT AN OPINION BY THE FEDERAL RESERVE BOARD THAT THE MERGERS ARE FAVORABLE TO THE SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW OR THAT THE FEDERAL RESERVE BOARD HAS CONSIDERED THE ADEQUACY OF THE TERMS OF THE MERGERS; AND
                     AN APPROVAL BY THE FEDERAL RESERVE BOARD IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGERS.

                     (SEE "PROPOSAL NUMBER 2: THE PROPOSED MERGER AGREEMENT-- Regulatory Approvals," "--Conditions to the Mergers," and "--Termination of the Merger Agreement.")

TERMINATION OR       The Merger Agreement may be amended after approvals by the
AMENDMENT OF         Shareholders only in nonmaterial ways by the Boards of
MERGER AGREEMENT     Directors of the parties.  "Nonmaterial" amendments would
                     not include changes to the share exchange ratio, tax consequences, or methods of accounting for the Mergers.

                     The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of ABC, FSB, Bancorp and FSC, OR by either Bancorp or FSC at any time after December 17, 1997, if Closing has not yet occurred, OR at any time prior to Closing by either FSC or Bancorp if any warranty or covenant of the other party is breached and remains uncured for more than 30 days, OR by FSC if less than a majority of the shares of Bancorp Common
                     Stock approve the Bancorp-FSC Merger or if the Mergers are not approved by any required governmental authority.


NO SOLICITATION      Bancorp and ABC have agreed in the Merger Agreement that
                     neither they nor any of their agents or employees, directly or indirectly, will initiate, solicit or encourage any inquiries or the making of any proposal or offer for, furnish any confidential information relating to, or engage in any negotiations or discussions concerning, any acquisition or purchase of Bancorp or ABC.


MANAGEMENT OF        Following the Mergers, Bancorp and ABC will cease to exist,
ABC AFTER THE        and the current offices of ABC will be closed or operated
ABC-FSB MERGER       as branches of FSB. All decisions as to the future
                     operation of ABC's branch offices following the Mergers, and all personnel action with regard to current ABC employees managing and/or employed at such branch offices, will be in the sole discretion of FSB under current management policies and employment programs of FSB.


INTERESTS OF         As of the Record Date, the directors and executive officers
CERTAIN PERSONS      of Bancorp, and certain persons affiliated with them, as a
IN THE MERGERS       group, beneficially held approximately thirty-seven
                     percent (37%) of the outstanding shares of Bancorp
                     Common Stock entitled to vote at the Shareholders' Meeting, and have indicated their intention to vote FOR the Merger.
                     Shareholders representing approximately thirty-six percent (36%) of the outstanding common stock of Bancorp
                     (including all of the Directors of ABC and Bancorp) have executed Shareholder Voting Agreements with FSC and FSB pursuant to which such Shareholders have agreed to vote their respective shares of Bancorp Common Stock in favor of the Mergers.

                     All of Bancorp's directors and executive officers own shares of Bancorp Common Stock which will be converted in the Merger on the same terms and conditions as apply to all other shares of Bancorp Common Stock. None of these directors and executive officers have agreements for additional compensation or any other rights which become effective upon a change in control. However, certain executive officers and directors of Bancorp will have interests in the Mergers (in addition to their interests as Bancorp Shareholders generally), including employment agreements and, in one case, a covenant not to compete. (SEE "PROPOSAL NUMBER 2: THE PROPOSED MERGER AGREEMENT-- Interests of Certain Persons in the Merger.")

                     Current retirement and health insurance plans available to employees of ABC will terminate as of the Effective Time of the ABC-FSB Merger, if not before. Some employees of ABC may be hired as employees of FSB following the Mergers, and those employees of ABC who are hired as employees of FSB will be subject to existing employee plans and plan requirements of FSB. FSC has agreed to provide employees of ABC who are employed by FSB or an affiliate thereof with employee benefits on substantially the same basis and applying the same eligibility standards as other FSC subsidiary employees. (SEE "PROPOSAL NUMBER 2: THE PROPOSED MERGER AGREEMENT--Interests of Certain Persons in the Mergers"; "--Effect of Mergers on ABC Employee Benefit Plans.")


FEDERAL              Ray Quinney & Nebeker, special tax counsel to FSC have
INCOME TAX           rendered an opinion  with respect to certain federal income
CONSEQUENCES         tax consequences of the Mergers.  In summary, the opinion
                     is to the effect that, for federal income tax purposes, the Mergers will constitute nontaxable reorganizations and that no gain or loss will be recognized by Shareholders who exchange all of their Bancorp Common Stock solely for FSC Common Stock. Gain or loss will be recognized to holders of Bancorp Common Stock who receive cash in lieu of fractional share interests pursuant to the Mergers. The amount of the gain or loss will be the difference between the cash received and the basis of the fractional share interests surrendered in exchange for the cash. The opinion is based on certain assumptions and representations. BANCORP SHAREHOLDERS SHOULD CONSULT WITH
                     THEIR OWN TAX ADVISERS REGARDING THE TAX CONSEQUENCES OF
                     THE MERGERS IN LIGHT OF THEIR OWN TAX SITUATIONS. (SEE
                     "FEDERAL INCOME TAX CONSEQUENCES.")


DISSENTERS' RIGHTS   Bancorp Shareholders who vote against the Merger Agreement are not entitled to dissenters' rights under the Nevada
                     General Corporation Law, as amended (the "Nevada Statute").
                     Under the theory of the Nevada Statute, such dissenting
                     Bancorp Shareholders have a ready remedy in their ability to sell their shares of Bancorp Common Stock into the market and receive cash at the prevailing fair market value for shares of Bancorp Common Stock.


MARKET PRICE         Shares of FSC Common Stock are traded on the NASDAQ
COMPARISON           National Market System.  The closing sale price of FSC
                     Common Stock on the NASDAQ National Market System was
                     $22.916 per share on March 14, 1997, the last trading day prior to the public announcement of the execution of the Merger Agreement; and $23.58 per share on the Record Date. (These share prices are adjusted for the FSC Common Stock split effective on May 15, 1997.)

                     Shares of Bancorp Common Stock are also traded on the NASDAQ National Market System. The closing sale price of Bancorp Common Stock on the NASDAQ National Market System was $20.00 per share on March 14, 1997, the last trading day prior to the public announcement of the execution of the Merger Agreement; and $19.00 per share on the Record Date.

                          THE SHAREHOLDERS' MEETING

GENERAL

     This Prospectus/Proxy Statement is being furnished to Bancorp Shareholders in connection with the solicitation of proxies by the Board of Directors of Bancorp and to be voted at the Shareholders' Meeting to be held at ABC's office at 4425 Spring Mountain Road, Las Vegas, Nevada, at 10:00 a.m. local time on June ___, 1997, and at any adjournments thereof (the "Shareholders' Meeting"). Each Bancorp Shareholder is entitled to one vote for each share of Bancorp Common Stock held as of the Record Date. The purposes of the Shareholders' Meeting are (a) to elect a Board of Directors to govern Bancorp for the coming year, and (b) to consider and to act upon the Merger Agreement and the transactions contemplated therein and such other matters as may properly be brought before the meeting. Bancorp does not have knowledge of any other matters to be presented at the Shareholders' Meeting. If the Merger Agreement is approved and consummated, the new Bancorp Directors will resign prior to the Effective Time. If the Merger Agreement is not approved at the Shareholders' Meeting, or if it otherwise fails to close and is terminated, then the newly elected Bancorp Board of Directors will govern Bancorp until the next annual meeting of Bancorp Shareholders.

     The date on which this Prospectus/Proxy Statement is first being sent to Bancorp Shareholders is on or about _____________, 1997.

PERSONS ENTITLED TO VOTE AT THE SHAREHOLDERS' MEETING; PROXY VOTING; BROKER NON-VOTES

     There were issued and outstanding 3,722,247 shares of Bancorp Common
Stock on April 30, 1997, the "Record Date" and 211,831 additional shares covered by stock options that are exercisable within 60 days of the Record Date. On any matter submitted to the vote of the Bancorp Shareholders, each holder of Bancorp Common Stock will be entitled to one vote, in person or by Proxy, for each share of Common Stock he or she held of record as of the Record Date.
The effect of broker nonvotes is that such votes are not counted as being voted; however such votes are counted for purposes of determining a quorum.
The effect of a vote of abstention on any matter is that such vote is not counted as a vote for or against the matter, but is counted as an abstention.

     Shares represented at the Shareholders' Meeting by properly executed and completed proxies will, unless such proxies have been previously revoked, be voted in accordance with such instructions. If no instructions are indicated on signed and delivered proxies, such shares will be voted FOR the ten (10) nominees for Directors and FOR the Merger Agreement. If any other matters are properly presented at the Shareholders' Meeting for action, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

     Any Bancorp Shareholder who has designated and instructed a proxy may revoke it at any time prior to its exercise at the Shareholders' Meeting either by filing an instrument revoking it with the Secretary of Bancorp prior to the Shareholders' Meeting, by duly executing a new and different proxy card bearing a later date; or by appearing in person at the Shareholders' Meeting and, by addressing the chair of the Meeting, (a) orally revoking an earlier proxy card, and (b) voting contrary to the earlier proxy card in person at the time that votes on the Mergers are called for at the Shareholders' Meeting. The mere presence at the Shareholders' Meeting of a person who has designated and instructed a proxy will not revoke such designation and instruction.

QUORUM

     The presence, either in person or by properly designated and instructed proxies, of the holders of a majority (more than 50%) of the outstanding shares of Bancorp Common Stock entitled to vote at the Shareholders' Meeting is necessary to constitute a quorum at the Shareholders' Meeting.

VOTES REQUIRED

     For election of Directors, the ten (10) nominees receiving the largest number of votes in their favor will be elected as the Board of Directors for Bancorp for the coming year and until the next Bancorp annual shareholders meeting.

     Under the Merger Agreement, the affirmative vote of the holders of a majority (anything over 50%) of the outstanding shares of Bancorp Common Stock is required to approve the Bancorp-FSC Merger. Each Bancorp Shareholder is entitled to one vote at the Shareholders' Meeting for each share of Bancorp Common Stock held of record by him or her on the Record Date. Directors and officers of Bancorp and certain persons affiliated with them, holding approximately 36% of the outstanding shares of Bancorp Common Stock have indicated their intention to vote such shares IN FAVOR of the Merger. Under Delaware law, the Bancorp-FSC Merger does not require a vote by the holders of FSC Common Stock.

     The holders of a majority (anything over 50%) of the outstanding shares of ABC and FSB must approve the ABC-FSB Merger. FSC holds all of the outstanding FSB Common Stock, and will vote in favor of the ABC-FSB Merger, thus insuring the needed approval of FSB's Shareholders. Bancorp holds all of ABC's Common Stock, has executed and delivered the Merger Agreement, and will cause ABC to approve the ABC-FSB Merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Bancorp knows of no person who owns, beneficially or of record either individually or together with associates, 5% or more of the outstanding shares of Bancorp Common Stock, except as set forth in the table below. The following table sets forth, as of April 30, 1997, the number and percentage of shares of Bancorp Common Stock beneficially owned, directly or indirectly, by each of Bancorp's Directors and named executive officers and by the Directors and named executive officers of Bancorp as a group. The shares "beneficially owned" are determined under Securities and Exchange Commission rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which a Director, principal shareholder or named executive officer has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of April 30, 1997. Unless otherwise indicated, the persons listed below have sole voting and investment powers. Bancorp is not aware of any arrangements which may, at a subsequent date, result in a change of control of Bancorp other than through the proposed Merger Agreement.

                                             Amount and Nature of    Percent
Beneficial Owner                             Beneficial Ownership   of Class(1)
----------------                             --------------------   -----------
Directors and Named Executive Officers:
---------------------------------------
James V. Bradham                                  123,694(2)            3.3%
Vern J. Christensen                                69,300(3)(4)         1.9%
Elias F. Ghanem, M.D.                              69,513(3)(5)         1.9%
Nasser F. Ghanem                                  250,520(3)(6)         6.7%
Bruce E. Hendricks                                 23,603(7)               *
Joel A. Laub                                        9,620(8)               *
Betty Lou Lehman                                  347,168(3)(9)         9.3%
Darrell A. Luery                                    9,582(10)              *
Edward D. Smith                                    97,433(3)            2.6%
Claudine B. Williams                              406,310(3)(11)       10.9%
Patricia L. Kirkwood                               12,466(12)              *
Robert E. Olson                                    57,439(13)           1.5%
Robert J. Sistek                                   14,452(14)              *

All Directors and Named Executive
Officers as a Group (numbering 13)              1,491,100              39.0%

--------------
*    Less than one percent.

(1) Includes shares subject to options held by each Director and the Directors and officers as a group that are exercisable within 60 days of April 30, 1997. These are treated as issued and outstanding for the purpose of computing the percentage of each Director and the Directors and officers as a group but not for the purpose of computing the percentage of class of any other person.

(2)  Mr. Bradham has 5,583 shares acquirable by exercise of stock options.

(3)  Total includes 12,117 shares acquirable by exercise of stock options.

(4) Mr. Christensen has shared voting and investment powers as to 11,167 of these shares.

(5) Dr. E. Ghanem has shared voting and investment powers as to 51,129 of these shares.

(6) Mr. N. Ghanem's address is c/o American Bancorp of Nevada, 4425 Spring Mountain Road, Las Vegas, Nevada 89102.

(7) Mr. Hendricks has shared voting and investment powers as to 13,319 of these shares.

(8) Mr. Laub has shared voting and investment powers as to 6,170 of these shares and has 3,450 shares acquirable by exercise of stock options.

(9) Ms. Lehman has shared voting and investment powers as to 308,651 of these shares. Ms. Lehman's address is c/o American Bancorp of Nevada, 4425 Spring Mountain Road, Las Vegas, Nevada 89102.

(10) Mr. Luery has shared voting and investment powers as to 6,132 of these shares and has 3,450 shares acquirable by exercise of stock options.

(11) Ms. Williams has shared voting and investment powers as to 394,193 of these shares. Ms. Williams' address is c/o American Bancorp of Nevada, 4425 Spring Mountain Road, Las Vegas, Nevada 89102.

(12) Ms. Kirkwood has 4,320 shares acquirable by exercise of stock options.

(13) Mr. Olson has shared voting and investment powers as to 52,719 of these shares and has 4,720 shares acquirable by exercise of stock options.

(14) Mr. Sistek has 7,387 shares acquirable by exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Bancorp's Directors and certain executive officers and persons who own more than ten percent of a registered class of Bancorp's equity securities (collectively, the "Reporting Persons"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The Reporting Persons are required by Securities and Exchange Commission regulation to furnish Bancorp with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from the Reporting Persons that no Forms 5 were required for those persons, Bancorp believes that, during 1996 the Reporting Persons complied with all filing requirements applicable to them.

PROXY SOLICITATION

     Proxies are being solicited by and on behalf of the Board of Directors of Bancorp through the use of this Prospectus/Proxy Statement. Pursuant to the Merger Agreement, each party will bear its own costs in connection with preparing this Prospectus/Proxy Statement and mailing and Shareholders' Meeting expenses.

     In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Bancorp in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for such activities, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. As necessary, arrangements will be made with banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to beneficial owners of Bancorp Common Stock held of record by such persons, and in connection therewith such firms will be reimbursed for reasonable expenses in forwarding such materials.

     BANCORP SHAREHOLDERS VOTING FOR THE MERGER AGREEMENT SHOULD NOT SEND THEIR BANCORP STOCK CERTIFICATES WITH THEIR PROXIES.

           PROPOSAL NUMBER ONE:  ELECTION OF DIRECTORS

NOMINEES

     Bancorp's Bylaws presently provide that the number of Directors shall not be less than six (6) nor more than twelve (12). The Bylaws further provide that the exact number of Directors shall be ten (10) until changed by the affirmative vote of a majority of the Board.

     The persons named below, all of whom are currently members of the Bancorp Board, have been nominated for election as Directors to serve until the 1998 Annual Meeting of Shareholders and until their successors are elected and have qualified. If the Merger Agreement is approved and consummated, these Directors will resign prior to the Effective Time. Unless otherwise instructed, proxyholders will vote the Proxies received by them for the election of the nominees named below. Votes will be cast by the proxyholders in such a way to effect, if possible, the election of the nominees named below. The ten nominees for directors receiving the most votes will be elected Directors. In the event that any of the nominees should be unable to serve as a Director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board. The Board has no reason to believe that any of the nominees named below will be unable to serve if elected. Additional nominations for Directors may only be made by complying with the nomination procedures which are included in the Notice of Annual Meeting of Shareholders accompanying this Prospectus / Proxy Statement.

     The following table sets forth as of April 30, 1997, the names of, and certain information concerning, the persons nominated by the Board for election as Directors of Bancorp.


                                          YEAR FIRST                         PRINCIPAL
    NAME AND TITLE                         APPOINTED                    OCCUPATION DURING THE
  OTHER THAN DIRECTOR            AGE       DIRECTOR                        PAST FIVE YEARS
-----------------------------   -----   ---------------   -------------------------------------------------
James V. Bradham                 56          1982         Vice Chairman and Chief Executive Officer of Bancorp
Vice Chairman and                                         and ABC since October 1996 and former President and
Chief Executive Officer                                   Chief Executive Officer of Bancorp and of ABC.

Vern J. Christensen              72          1982         Director and President of Nevada Recycling Corporation
                                                          and President of Quality Towing, Inc.

Elias F. Ghanem, M.D.            58          1982         Physician and Chief Executive Officer of Prime Health
                                                          Group of Companies.

Nasser F. Ghanem                 55          1982         President of Empire Travel & Tours, President of
                                                          Empire Money Exchange, President of Universal Life
                                                          and private investor.

Bruce E. Hendricks               46          1996         President and Chief Operating Officer of Bancorp and
President and Chief Operating                             ABC since October 1996 and former Senior Executive
Officer                                                   Vice President and Chief Operating Officer of Bancorp
                                                          and ABC from June 1996 through October 1996. Prior
                                                          to that time, he was President of Sheridan State Bank, a
                                                          Wyoming State Bank.

Joel A. Laub                     44          1993         President of Joel Laub & Associates, President of
                                                          Astoria Homes, LLC and former Secretary/ Treasurer of
                                                          Pageantry Homes.

Betty Lou Lehman                 68          1989         Marriage and family therapist in private practice.

Darrell A. Luery                 56          1994         President and Chief Operating Officer of Bally's Grand,
                                                          Inc.

Edward D. Smith                  59          1982         Member of the Board of Directors of Sun Pacific
Secretary                                                 Farming & Shippers, Secretary of Nevada Recycling
                                                          Corporation, Director of Quality Towing, Inc. and
                                                          President of Southwest Consultants Ltd.

Claudine B. Williams            76           1982         Chairman of the Bancorp Board and Chairman of the
Chairman of the Board                                     ABC Board.  Chairman of the Board of Harrah's Las
                                                          Vegas and member of the Board of Directors of
                                                          International Game Technology.

     All of the nominees named above have served as members of Bancorp's Board during the past year. All nominees will continue to serve if elected at the Meeting until the 1998 Annual Meeting of Shareholders and until their successors are elected and have qualified. None of the Director nominees were selected pursuant to any arrangement or understanding other than with the Directors and Management of Bancorp acting within their capacities as such. There are no family relationships among any of the Directors and executive officers of Bancorp, other than Dr. Elias Ghanem and Mr. Nasser Ghanem, who are brothers. No Director or executive officer of Bancorp, other than Ms. Williams, who serves as a Director of International Game Technology, Mr. Luery who serves as a Director of Bally's Grand, Inc., and Dr. E. Ghanem who serves as a Director of Continue Care, serves as a director of any company besides Bancorp which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940.

THE BOARD OF DIRECTORS AND COMMITTEES

     Bancorp's Board of Directors held four (4) meetings during 1996. None of the Directors attended less than 75 percent of all Board meetings and committee meetings (of which they were a member) that were held in 1996.

     There were no standing committees of Bancorp's Board. In 1996 ABC had a standing Audit Committee and Compensation Committee. ABC's Audit Committee, which consisted of Messrs. Christensen (chairman), and N. Ghanem and Ms. Williams, met four (4) times during 1996. ABC's Compensation Committee did not meet in 1996.

COMPENSATION OF DIRECTORS

CASH FEES

     Bancorp's Directors do not receive compensation from Bancorp, however during 1996, the Directors, other than Messrs. Bradham and Hendricks, received a fee of $1,000 per month for attendance at ABC's board of directors meetings and $500 for each of ABC's committee meetings attended. In 1997, ABC's Directors will receive the same compensation for attendance at ABC's board of directors meetings and committee meetings as that received during 1996. Additionally, during 1996 each Director, other than Messrs. Bradham and Hendricks, received a $10,000 retainer. In 1997, each Director, other than Messrs. Bradham and Hendricks will receive a $10,000 retainer, which will be paid semi-annually during their term as Directors.


STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     Over the last several years, Directors of Bancorp have been granted stock options or stock appreciation rights as described in the following two paragraphs. Note that all prices and numbers of shares are as of the grant date, and do not reflect adjustments due to stock dividends and stock splits.

     In December, 1992, each Bancorp Director, other than Messrs. Bradham, Hendricks, Laub and Luery, received a stock option under Bancorp's 1989 Stock Option Plan to acquire 6,500 shares of Bancorp Common Stock. The exercise price for these shares for each Director, other than Ms. Williams, was $9.25 per share and for Ms. Williams was $10.17 per share. The options are for a term of five years expiring in December, 1997. The vesting of the Director options is 20% of the total option amount per year with the first 20% amount having vested in December, 1992. In April, 1995, each Bancorp Director, other than Mr. Hendricks, received a stock option under the Bancorp 1995 Stock Option Plan to acquire 4,000 shares of Bancorp Common Stock. The exercise price for these shares was $13.25 per share. The options are for a term of five years expiring in April, 2000. The vesting of these Director options is 25% of the total option amount per year with the first 25% amount vesting in April, 1996. In December, 1995, each Bancorp Director, other than Mr. Hendricks, received an additional stock option under the Bancorp 1995 Stock Option Plan to acquire 4,000 shares of Bancorp Common Stock. The exercise price for these shares was $13.50 per share. The options are for a term of five years expiring in December, 2000. The vesting of these Director options is 25% of the total option amount per year with the first 25% amount vesting in December, 1996.

     In January, 1995, each Bancorp Director, other than Mr. Hendricks, also received 4,000 stock appreciation rights ("SARs") under the Bancorp 1995 Stock Appreciation Rights Plan. The value of the Bancorp Common Stock on the date of grant was $13.25 per share. The SARs are for a term of five years expiring in April, 2000. The vesting of the SARs is 25% of the total rights amount per year with the first 25% amount vesting in April, 1996. In December, 1995, each Bancorp Director, other than Mr. Hendricks, received 4,000 additional SARs under the Bancorp 1995 Stock Appreciation Rights Plan. The value of Bancorp Common Stock on the date of grant was $13.50 per share. The SARs are for a term of five years expiring in December, 2000. The vesting of the SARs is 25% of the total amount per year with the first 25% amount vesting in December, 1996. Mr. Hendricks received certain stock options and stock appreciation rights at the time he was hired in 1996.

              PROPOSAL NUMBER TWO:  THE PROPOSED MERGER AGREEMENT

BACKGROUND

     ABC has grown into a strong and viable financial services organization. Its strong deposit base and customer loyalty make it attractive as a means for the expansion of the FSB branch system in Clark County, Nevada. Under Nevada law, banking organizations such as ABC can be acquired by other banks and bank holding companies located in Nevada and in certain other states. In the current changing regulatory environment, several independent Nevada banking organizations have been acquired by larger, often out-of-state banking organizations seeking to achieve an initial or improved market position in Nevada. It is attractive to FSB to acquire ABC as a means of improving its competitive position in Clark County, as well as a means to better compete with these other institutions entering the Nevada market.

     Today's financial marketplace imposes challenges and burdens. The squeeze on net interest margins, competition in general (including availability of new products and services from numerous nontraditional financial-service providers), the need for management succession and demands for additional capital to provide a fully competitive array of products and services were all considered by Bancorp's Board of Directors in determining that the Merger Agreement is in the best interests of Bancorp Shareholders, the depositors and loan customers of ABC, and new customers in the marketplace.

     From time to time, principals of FSC talked with the management of Bancorp concerning the possibility of a merger transaction. In early 1996 discussions were held between Bancorp and FSC, but an agreement concerning a merger transaction was not reached at that time. After discussions with FSC were terminated in early 1996, Bancorp and ABC concentrated on growing ABC through the remainder of 1996 and building its profitability. In early January 1997, FSC renewed conversations with Bancorp concerning a merger transaction. After several weeks of negotiation, the Merger Agreement was finalized and presented to the Boards of Directors of ABC and Bancorp, and to the Executive Committee of FSC. On March 17, 1997, the Bancorp Board held a meeting to consider approval of the Merger Agreement. At this meeting Bancorp/ABC management as well as Bancorp's legal and financial advisors made presentations regarding their evaluation of FSC and FSB, and the terms of the proposed Merger Agreement. In addition, Findley, as financial advisor, prepared a calculation of the Conversion Ratio using certain assumptions regarding the market value of FSC common stock. Findley also rendered an oral opinion (subsequently confirmed in writing) to the Bancorp Board to the effect that as of the date, and based upon, and subject to the certain matters stated in such opinion, the Conversion Ratio was fair from a financial point of view to Bancorp Shareholders. Based upon its consideration of these presentations and the presentations previously made at meetings of the Bancorp Board as well as other factors more fully described below, Bancorp's Board of Directors (with one Director absent) unanimously approved and authorized the execution and delivery of the Merger Agreement, which took place on March 17, 1997.

     Bancorp Shareholders representing approximately 36% of the outstanding Bancorp Common Stock, including all of the Directors of ABC and Bancorp, executed shareholder voting agreements with FSC and FSB pursuant to which these Bancorp Shareholders have agreed to vote their respective shares of Bancorp Common Stock in favor of the Merger Agreement. Immediately after its execution and delivery, the Merger Agreement was publicly announced.

REASONS FOR THE MERGER;  RECOMMENDATIONS OF THE BANCORP BOARD OF DIRECTORS

     The Bancorp Board has unanimously concluded that the Merger Agreement is in the best interests of Bancorp Shareholders and unanimously recommends that the Bancorp Shareholders approve the Merger Agreement at the Shareholders' Meeting. In reaching this determination to approve the Merger Agreement, Bancorp's Board of Directors considered the following factors which constitute all of the material factors considered by Bancorp' Board of Directors in approving the Merger Agreement:

     A. Information concerning the financial performance and condition, business operations, capital levels, asset quality and prospects of FSC and FSB.

     B. Information concerning the ability of FSC/FSB and Bancorp/ABC to achieve combined operating efficiencies.

     C. The current and prospective economic, regulatory and competitive environment facing Bancorp/ABC, including in particular, the franchise value of Bancorp due to its branch locations in Clark County; its high level of demand deposits and business lending focus; its leverage capital ratios and data processing systems.

     D. The business strategies and management of FSC/FSB and the extent of their interest in continuing Bancorp/ABC's significant business relationships in Clark County.

     E. The advantages of being part of a larger entity, including the potential for operating efficiencies, a higher legal lending limit, the generally higher trading multiples of larger financial institutions and the increasing of the liquidity of the stock held by Bancorp Shareholders.

     F. The cash dividend payment history of FSC and expected cash dividends of FSC in the future.

     G. The terms of the Merger Agreement and other agreements to be executed in connection with the Merger and its review of those agreements with its financial and legal advisors.

     H. The financial and other presentations of Findley (including the assumptions and methodologies underlying its analysis and presentations of financial information with respect to the Merger Agreement) and the written opinion of Findley dated March 17, 1997, that as of the date of such opinion, and based upon and subject to the matter stated in such opinion, the Conversion Ratio is fair, from a financial point of view, to Bancorp Shareholders.

     The foregoing discussion of the information and factors considered by the Bancorp Board is not intended to be exhaustive, but constitutes the material factors considered by Bancorp Board. In reaching its determination to approve and recommend the principal terms of the Merger Agreement, the Bancorp Board did not assign relative or specific weights to the foregoing factors and individual Directors may have weighed such factors differently.

     FOR THE REASONS SET FORTH ABOVE, THE BANCORP BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS IN THE BEST INTEREST OF BANCORP AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT BANCORP SHAREHOLDERS APPROVE THE MERGER AGREEMENT AT THE SHAREHOLDERS' MEETING.

OPINIONS OF FINANCIAL ADVISOR

     Bancorp retained Findley to act as its financial advisor in connection with the Merger Agreement in early 1997 and subsequently ratified the engagement in a letter dated March 3, 1997 (the "Findley Engagement Letter") based upon its qualifications, expertise and reputation and the prior business relationships of Findley with Bancorp. Findley served in a similar capacity during early 1996 in discussions between FSC and Bancorp which did not result in an acceptable transaction to Bancorp and FSC.

     Findley has been involved in the representation of financial institutions in California and the Western United States since the mid-1950s. Since that time, Findley has been actively involved as a representative of either buyers or sellers in mergers and acquisitions of financial institutions. In addition to being investment bankers and management consultants to financial institutions, principals of Findley publish THE FINDLEY REPORTS which is an annual financial analysis of the Western United States commercial banking institutions. THE FINDLEY REPORTS also publishes a monthly newsletter which evaluates, among other things, mergers and acquisitions involving commercial banking institutions in the Western United States. THE FINDLEY REPORTS has been reporting on merger and acquisition transactions in California and the Western United States involving commercial banking institutions since the early 1960s.

     Findley rendered to Bancorp its oral opinion on March 17, 1997, which was confirmed in writing by delivery of written opinion dated March 17, 1997, that subject to the assumptions and limitations set forth therein, the Conversion Ratio is fair, from a financial point of view, to Bancorp Shareholders. A copy of the opinion of Findley, dated March 17, 1997 is attached as Appendix C to this Prospectus / Proxy Statement and should be read in its entirety. The following summary is qualified in its entirety by reference to the full text of the opinion attached as Appendix C. The opinion is addressed to the Bancorp Board of Directors and does not constitute a recommendation to any Bancorp Shareholder as to how such Bancorp Shareholder should vote at the Shareholders' Meeting.

In connection with its opinions, Findley has informed the Bancorp Board of Directors that among other things, it:

     (a) reviewed certain publicly available financial information and other data with respect to Bancorp and FSC, including the consolidated financial statements for recent years, the December 31, 1996 bank call reports for ABC and FSB and certain other relevant financial and operating data relating to Bancorp and FSC made available to Findley from published sources and from the internal records of Bancorp and FSC;

     (b)  reviewed the Merger Agreement;

     (c)  reviewed the 1996 Annual Reports for FSC and Bancorp;

     (d) reviewed certain historical market prices and trading volumes of FSC common stock;

     (e) compared Bancorp and FSC from a financial point of view with certain other financial institutions that Findley deemed to be relevant;

     (f) considered financial terms, to the extent publicly available, of selected recent business combinations of selected banks in California and nationwide that Findley deemed to be comparable, in whole or in part, to the transactions contemplated in the Merger Agreement;

     (g) reviewed and discussed with representatives of Bancorp certain information of a business and financial nature regarding Bancorp and FSC furnished to Findley by Bancorp and FSC, including financial forecasts and related assumptions of Bancorp and FSC;

     (h) made inquiries regarding and discussed the Merger Agreement and other matters related thereto with Bancorp's and FSC's legal counsel;

     (i)  reviewed a draft of this Prospectus / Proxy Statement;

     (j) performed such other analyses and examinations as Findley deemed appropriate, none of which were material, individually or in the aggregate, other than those described below.

     In its analysis, Findley assumed a Conversion Ratio of 0.63 (0.945 as adjusted for the FSC stock split on May 15, 1997) and a share price for FSC Common Stock of $33.00 ($22.00 as adjusted for the FSC stock split on May 15, 1997) which is at the lower range of recent FSC stock trades and is the bottom threshold, before increasing the Conversion Ratio pursuant to the Merger Agreement.

     Since the date the Merger Agreement was executed and delivered by Bancorp and FSC, FSC has announced a 3-for-2 stock split in the form of a 50% stock dividend to be effected in May 1997, prior to expected closing of the Mergers. Under the terms of the Merger Agreement, the Conversion Ratio is adjusted for this stock split, and the Conversion Ratio will now be 0.945 if the Average Closing Price for shares of FSC Common Stock is between $22.00 and $26.00 at the time of determination. The Conversion Ratio can go as low as 0.90 and as high as 0.99 should the Average Closing Price go below $22.00 or above $26.00 per share. The FSC stock split has no bearing on the Findley Opinion.

COMPARABLES ANALYSIS Findley reviewed the consideration paid in recently announced transactions whereby certain banks were acquired. Specifically, Findley reviewed 53 transactions involving acquisitions of selected banks in California completed since January 1, 1995 (the "California Acquisitions"). California was used due to the lack of transactions in Nevada. For each bank acquired in such transactions, Findley compiled figures illustrating, among other things, the ratio of the premium (I.E., purchase price in excess of book value) to deposits, purchase price to book value and purchase price to previous year's earnings.

     The figures for all banks acquired in the California Acquisitions produced:

     (a)  a median percentage of premium to deposits of 2.63 percent,

     (b)  a median ratio of purchase price to book value of 1.28, and

     (c)  a median ratio of purchase price to previous year's earnings of 12.85.

     In comparison, assuming that the Conversion Ratio to be paid to Bancorp Shareholders under the Merger Agreement (before taking into account the stock split) equals $20.79 per share (using a value for FSC Common Stock of $33.00 per share), Findley determined that the Conversion Ratio in the Merger, assuming all outstanding options were exercised and all SARs were cashed out, represented a percentage of premium to deposits of 20.09 percent, a ratio of purchase price to book value of 2.57 and a ratio of purchase price to 1996 earnings of 16.77. The high and low sale price for FSC Common Stock for the first quarter of 1997 prior to announcement of the execution of the Merger Agreement was $37.25 and $33.21 respectively, and the last reported sale price for FSC Common Stock immediately prior to the announcement of the execution of the Merger Agreement was $34.25. Trading in FSC Common Stock has been heavy and FSC is traded on the NASDAQ National Market System. The recent trades and volume of trades of FSC are a reliable indicator of market value.

     Findley also reviewed thirty-one transactions involving select acquisitions of banks in the United States valued between $25 million and $100 million taking place in 1996 (the "National Bank Acquisitions"). For each Bank acquired in such transactions, Findley compiled figures illustrating, among other things, purchase price to book value, purchase price to previous year's earnings, and the buyer book value received as a multiple of seller book value. The figures for the National Bank Acquisitions produced:

     a)   a median ratio of purchase price to book value of 2.19,

     b) a median ratio to purchase price of previous year's earnings of 21.96, and

     c) a ratio of buyer book value received per seller book value of 1.31.

     In comparison, assuming that the Conversion Ratio to be paid in the Merger equals $20.79 per share (using a value from FSC common stock of $33.00 per share) Findley determined that the Conversion Ratio in the Merger, assuming all options were exercised and all SARs cashed out, represented a ratio of purchase price to book value of 2.57, a ratio of purchase price to 1996 earnings of 16.77 and a ratio of value received to book value of 1.18.

     No other company or transaction used in the above analysis as a comparison is identical to Bancorp, FSC or the Merger Agreement.
Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgements concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which FSC, Bancorp and the Merger Agreement are being compared.

CONTRIBUTION ANALYSIS Findley analyzed the contribution of each of FSC and Bancorp to, among other things, common equity and net income of the PRO FORMA Surviving Corporation for the period ending December 31, 1996. This analysis showed, among other things, that based on PRO FORMA combined balance sheets and income statements for FSC and Bancorp as of December 31, 1996, Bancorp would have contributed 2.71 percent of the deposits and 2.89 percent of the shareholder's equity of the Surviving Corporation (before taking into account any operating efficiencies). Based upon the consideration to be paid in the Merger, the Bancorp Shareholders would own approximately 3.14 percent of the Surviving Corporation, assuming all options were exercised and all SARs were cashed out.

DISCOUNTED CASH FLOW ANALYSIS Findley examined the results of a discounted cash flow analysis designed to compare the Conversion Ratio with the present value, under certain assumptions, that would be attained if Bancorp remained independent through the year 2000, assuming that at such time Bancorp would be acquired by a larger financial institution. The cash flows for the Surviving Corporation assumed that the Conversion Ratio equals $20.74 per share. The results produced in the analyses do not purport to be indicative of actual values or expected values of Bancorp or the Surviving Corporation at such future date. All cases were analyzed assuming realization of operating efficiencies, estimated by Findley, in the amounts and time periods forecasted by Findley.

     The discount rates used ranged from eight percent to fourteen percent. For the Bancorp stand-alone analysis, the terminal price multiples applied to the year 2000 estimated earnings per share ranged from 12.0 to 16.0. The lower levels of the price to earnings value multiples range reflected an estimated future trading range of Bancorp or the Surviving Corporation, while the higher levels of the price to earnings value multiples range were more indicative of a future sale of Bancorp or the Surviving Corporation to a larger financial institution.

     For the Bancorp stand-alone analysis, the cash flows were comprised of the projected cash flows for years 1997 through 2000, assuming that no dividends are paid, plus the terminal value of Bancorp Common Stock at the year-end 2000 (calculated by applying each one of the assumed terminal price to earnings value multiples as stated above to the year 2000 projected Bancorp earnings per share). A similar analysis was done for the Surviving Corporation with the exception that FSC continued to pay cash dividends consistent with current practice. The discount rates above were then applied to these cash flows to obtain the present values per share of Bancorp common stock.

     The analysis assumed that projected earnings, among other things, would be achieved and that certain assumed operating efficiencies would be realized (for the Surviving Corporation case). Assuming a present value discount rate of twelve percent, a terminal price to earnings value multiple of 15.0 and that Bancorp remained independent through the year 2000 and was then acquired by a larger financial institution, the analysis indicates that a holder of one share of Bancorp Common Stock on December 31, 1996 would receive cash flows with a present value of $17.75. Using the same present value discount rate and the same terminal price to earnings value multiple and assuming the Merger Agreement was consummated and that the Surviving Corporation remained independent through the year 2000 and continued to pay cash dividends at present levels, the analysis indicates that a holder of one share of Bancorp Common Stock on December 31, 1996 would receive cash flows with a present value of at least $25.30.

     Using the same assumptions regarding projected earnings and operating efficiencies, the analysis indicates cash flows with a present value per share ranging from $15.40 to $19.70, assuming that Bancorp remained independent through the year 2000 before being acquired by a larger financial institution, and $22.27 to $28.80, assuming that the Surviving Corporation remained independent through the year 2000.

COMPARABLE COMPANY ANALYSIS Using public and other available information, Findley compared certain financial ratios of Bancorp and FSC (including the ratio of net income to average total assets ("Return on Average Assets"), the ratio of net income to average total equity ("Return on Average Equity"), the ratio of average equity to average assets and certain credit ratios for the year ended December 31, 1996 to a peer group consisting of 20 selected banks located in Nevada and the Western United States. No company used in the analysis is identical to Bancorp or FSC. The analysis necessarily involved complex considerations and judgements concerning differences in financial and operating characteristics of the companies. The results of this analysis indicated that both Bancorp and FSC performed above the peer group level on the basis of profitability in 1996. FSC's net income, total assets and shareholder equity significantly changed in 1996, with the implementation of Project Vision. Bancorp's financial performance in 1996 reflected a higher than peer group level on Return on Average Assets and Return on Average Equity.

     The foregoing summarizes the material portions of Findley's report, but does not purport to be a complete description of the presentation by Findley to the Bancorp Board or the analyses performed by Findley. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Findley believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Bancorp Board.

     In performing its analyses, Findley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FSC or Bancorp. The analyses performed by Findley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Findley's analysis of the fairness from a financial standpoint, of the Conversion Ratio to Bancorp Shareholders and were provided to the Bancorp Board in connection with the delivery of Findley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. Findley used in its analyses various projections of future performance prepared by the management of FSC and Bancorp. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     In rendering its opinions, Findley relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information reviewed by Findley for the purposes of its opinion. Findley did not make an independent evaluation or appraisal of the assets and liabilities of FSC, Bancorp or any of their respective subsidiaries. Bancorp did not impose any limitations or restrictions with respect to the scope of Findley's investigation or the procedures or methods it followed, or with regard to any other matters relating to Findley's rendering its opinions.

     Pursuant to the Findley Engagement Letter, Bancorp agreed to pay Findley a fee for its time and expense plus $300,000 for Findley's services rendered to Bancorp in connection with this transaction, which services included the issuance of Findley's opinions and assistance in the negotiation of the Merger Agreement and the underlying transactions. Gary Steven Findley, an affiliate of The Findley Group and special counsel for Bancorp also participated in negotiations regarding the Merger Agreement. To date, $40,990 has been paid to Findley including $36,909 for services rendered by the law firm of Gary Steven Findley & Associates for acting as special counsel in connection with this transaction. Bancorp has agreed to indemnify Findley against certain liabilities and expenses in connection with its services as financial advisor to Bancorp.

     Bancorp has employed the law firm of Gary Steven Findley & Associates, an affiliate of Findley, as special counsel during the past two years. Gary Steven Findley is the principal of the firm and of The Findley Group. The law firm has been paid fees of $86,543 for its services over the last two years, inclusive of assisting in the unsuccessful negotiations between FSC and Bancorp in early 1996. No other amounts have been paid to other Findley affiliates or Findley over the last two years for bank related consulting services.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

     It is anticipated that some, if not all, current employees of ABC will become employees of FSB, and that some, if not all, business branches of ABC will be continued as branches of FSB and with the availability of products and services available through other FSB branches of like size in Nevada. ABC employees hired by FSB will be provided with the same benefits as their peers at FSB. (SEE "PROPOSAL NUMBER 2: THE PROPOSED MERGER AGREEMENT-- Operations After the Mergers"; "--Effect of the Mergers on ABC Employee Benefit Plans.")

     All of Bancorp's Directors and executive officers own shares of Bancorp Common Stock which will be converted into shares of FSC Common Stock through the Merger Agreement on the same terms and conditions as apply to all other Bancorp Shareholders. As of the Record Date, the Directors of Bancorp, and certain persons affiliated with them, as a group, beneficially held approximately thirty-six percent (36%) of the outstanding shares of Bancorp Common Stock entitled to vote at the Shareholders' Meeting, and have indicated their intention to vote FOR the Merger Agreement.

     In considering the recommendation of the Bancorp Board of Directors with respect to the Merger Agreement, Bancorp Shareholders should be aware that certain executive officers and Directors of Bancorp have certain interests in the Merger Agreement being approved that are in addition to the interests of the Bancorp Shareholders generally. The Bancorp Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. For example, the Merger Agreement requires that Bruce Hendricks, currently the President of Bancorp and of ABC, agree with FSC that he will become an employee of FSB for at least two (2) years following the Effective Time. Compensation of Mr. Hendricks will be pursuant to an Employment Agreement negotiated specially with FSB. Mr. Hendricks' Employment Agreement will provide, in substantial part, that Mr. Hendricks will be an employee and executive officer of FSB with particular responsibilities to facilitate the smooth and effective transition of ABC operations and customers with and into those of FSB. FSB will pay Mr. Hendricks a signing bonus of $10,000 and a base salary of $135,000, with entitlement to participate in all FSB insurance, bonus, compensation and retirement plans. Specifically, after his first year with FSB, Mr. Hendricks will be subject to a possible bonus opportunity equal to up to 25% of his base salary. In addition, James V. Bradham, currently the Vice Chairman and Chief Executive Officer of Bancorp, will be required to execute and deliver a Non-Compete Agreement whereby he agrees not to compete with FSB for a period of two (2) years following the Effective Time. Mr. Bradham will be paid $120,000 by FSB as compensation for his agreement not to compete.

     During 1994-96, ABC and Bancorp have had transactions in the ordinary course of business with some of the Directors, Executive Officers and principal stockholders of Bancorp or their affiliates. Such transactions, including borrowings and loan commitments, are on substantially the same terms, including interest rates and collateral as applicable, as those prevailing at the time for comparable transactions with others, and, in the opinion of the respective managements of Bancorp and ABC, did not involve more than a normal risk of collectability, nor did they present significant unfavorable features.

TERMS OF THE MERGER AGREEMENT

     The detailed terms of and conditions to the Mergers are contained in the Merger Agreement, which is attached to this Prospectus/Proxy Statement as Appendix A. The Merger Agreement is incorporated herein by reference. The description in this Prospectus/Proxy Statement of the terms of and conditions to the Merger Agreement is qualified by, and made subject to, the more complete information set forth in the text of the Merger Agreement.

     Subject to the terms and conditions of the Merger Agreement, ABC will be merged with and into FSB, and Bancorp will be merged with and into FSC. As a result, the separate existences of ABC and of Bancorp will cease. Bancorp, which is the sole shareholder of ABC, will be deemed to receive stock in FSC in return for its stock in ABC (although no stock in FSC will be formally issued to Bancorp, because this is but a transitory step in the overall transaction). Bancorp Shareholders who do not exercise Dissenters' Rights will receive FSC Common Stock in exchange for their shares of Bancorp Common Stock.

CONSIDERATION TO BE RECEIVED BY BANCORP SHAREHOLDERS

     The Merger Agreement provides for a cancellation of all shares of ABC common stock, and the conversion of each share of Bancorp Common Stock (including all shares issuable upon the exercise of outstanding options) into a fraction of a share of FSC Common Stock, determined according to a formula set out in the Merger Agreement (the "Conversion Ratio").

     There were 3,722,247 shares of Bancorp Common Stock and options to acquire another 211,831 shares outstanding as of April 30, 1997. Assuming closing of the Merger Agreement had taken place on that date, and assuming the 3-for-2 FSC stock split as of May 15, 1997 had already taken place, each share of Bancorp Common Stock (including those issuable upon exercise of options) would have been converted into 0.945 of a share of FSC Common Stock. Notwithstanding the foregoing, the Conversion Ratio, and ultimately the number of shares of FSC Common Stock to be received by Bancorp Shareholders, may be adjusted upward or downward from 0.945 if the average of the daily closing prices of a share of FSC Common Stock as quoted on the NASDAQ National Market System for the fifteen (15) consecutive trading days ending on the date preceding the Closing Date is greater than $26.00 or less than $22.00, provided that in no event shall the Conversion Ratio be less than
0.90 or greater than 0.99.   The Conversion Ratio will also be adjusted to
reflect any stock dividends, subdivisions, split ups, reclassifications or combinations of FSC Common Stock prior to the Effective Time. It is impossible to predict the final exchange ratio with certainty because of the potential for changes in the applicable closing price for shares of FSC Common Stock.

     Each share of FSC Common Stock received by Bancorp Shareholders will have an attached Right, which Right is part of a shareholder-rights plan adopted by FSC in 1989. The Rights give holders the opportunity to purchase additional equity interests in FSC at a significant discount under certain circumstances.

(SEE "INFORMATION ABOUT FSC--Description of FSC's Capital Stock.")

     No certificates for fractional shares of FSC Common Stock will be issued in connection with the Mergers. Any Bancorp Shareholder who would otherwise be entitled to receive a certificate for a fraction of a share of FSC Common Stock will receive, instead, an amount of cash, without interest, determined by the average of the daily closing sale prices for FSC Common Stock as reported on the NASDAQ National Market System in the fifteen (15) consecutive trading days ending on the date preceding the Closing Date.

     The Conversion Ratio was determined by arm's length negotiations between representatives of Bancorp and representatives of FSC. In arriving at their opinion that such consideration is fair to Bancorp Shareholders, Bancorp Directors reviewed and considered, among other things, the historical and current financial position and results of operations of Bancorp; the business prospects for Bancorp; the general economic, market, and financial conditions relating to Bancorp; the Findley Opinion; and other recent bank acquisition transactions.

OPTIONS AND STOCK APPRECIATION RIGHTS.

     All outstanding stock options issued by Bancorp prior to the Merger Agreement will be terminated prior to the Effective Time in return for cash payments to the option holders. The 230,963 Stock Appreciation Rights ("SARs") issued by Bancorp will be cashed out by Bancorp prior to Closing.

EXCHANGE OF CERTIFICATES

     At the Effective Time, the Bancorp Shareholders will cease to have any rights as Bancorp Shareholders, and their sole rights will pertain to their right to receive shares of FSC Common Stock and any cash payment, if applicable, for fractional shares.

     As promptly as practicable after the Effective Time, the Exchange Agent will mail to all the Bancorp Shareholders required to exchange their shares in the Mergers transmittal materials, including a Letter of Transmittal for use in exchanging certificates of Bancorp Common Stock for certificates of FSC Common Stock. As soon as practicable after the Letter of Transmittal is properly completed and returned along with the certificates of Bancorp Common Stock to the Exchange Agent, FSC will cause to be issued to the person specified in the Letter of Transmittal certificates for the number of shares of FSC Common Stock and, to the extent applicable, any cash in lieu of fractional shares of FSC Common Stock, to which such person is entitled under the Merger Agreement.

     The risk of loss of certificates mailed to the Exchange Agent will be on the tendering Bancorp Shareholder. Shareholders claiming rights based on stock certificates that are lost or stolen must provide the Exchange Agent with a bond or insurance undertaking sufficient to indemnify FSC in the event a third party also makes claim under the Merger Agreement based on the same certificates.

      If any certificate for shares of FSC Common Stock is to be issued in a name other than that in which the Bancorp share certificate surrendered in exchange therefor is registered, the Bancorp certificate so surrendered must be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange must pay FSC any transfer or other taxes required by reason of the issuance of a certificate for shares of FSC Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of FSC that such tax has been paid or is not payable.

      Each share of FSC Common Stock issued in connection with the Mergers will be deemed to have been issued at the Effective Time. Accordingly, Bancorp Shareholders who receive FSC Common Stock in the Mergers will be entitled to receive any dividends or other distributions which may be payable to all holders of record of FSC Common Stock as of any date after the Effective Time. However, no Bancorp Shareholder will be entitled to receive shares of FSC Common Stock or cash, and no dividends or other distributions will actually be paid with respect to any shares of FSC Common Stock, until the certificate or certificates formerly representing the shares of Bancorp Common Stock have been surrendered in accordance with the procedures described above. At the time such surrender has been accomplished, a certificate representing the appropriate number of shares of FSC Common Stock will be issued and accrued dividends and other distributions on such shares of FSC Common Stock will be paid without interest and less taxes, if any, imposed thereon.

ACCOUNTING TREATMENT

      FSC expects that the Mergers will be accounted for under generally accepted accounting principles as a "purchase."

REGULATORY APPROVALS

      The Federal Reserve Board and the Division must approve the ABC-FSB Merger, and the Federal Reserve Board must approve the Bancorp-FSC Merger.

      The Federal Reserve Board and the Division are still reviewing the Merger Agreement transactions and their effects as of the date of this Prospectus/Proxy Statement. Neither FSC nor Bancorp knows of any reason why the Federal Reserve Board or the Division will not approve the transactions contemplated in the Merger Agreement in a timely fashion, although there can be no guaranty that such approvals will be forthcoming in time for the Closing or at all. If approved by the Federal Reserve Board, the U.S. Department of Justice will have 30 days within which to challenge the Merger Agreement on antitrust grounds. THERE IS NO ASSURANCE THAT THESE REGULATORY APPROVALS WILL BE RECEIVED TIMELY OR AT ALL.

      AN APPROVAL BY THE FEDERAL RESERVE BOARD REFLECTS ONLY ITS VIEW THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT DO NOT CONTRAVENE APPLICABLE COMPETITIVE STANDARDS IMPOSED BY LAW, AND THAT SUCH TRANSACTIONS ARE CONSISTENT WITH REGULATORY POLICIES RELATING TO SAFETY AND SOUNDNESS; AN APPROVAL

BY THE FEDERAL RESERVE BOARD IS NOT AN OPINION BY THE FEDERAL RESERVE BOARD THAT THE MERGER TRANSACTIONS ARE FAVORABLE TO THE STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW OR THAT THE FEDERAL RESERVE BOARD HAS CONSIDERED THE ADEQUACY OF THE TERMS OF THE TRANSACTIONS; AND AN APPROVAL BY THE FEDERAL RESERVE BOARD IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER AGREEMENT.

CONDITIONS TO THE MERGERS

      The obligations of the parties to effect the Mergers are conditioned, among other things, on (i) approval by the Directors of ABC, Bancorp, FSC and FSB (all of which has occurred); (ii) approval by holders of at least a majority of Bancorp Common Stock; (iii) certain Bancorp Shareholders having delivered letters concerning future sales of the FSC Common Stock received in the Bancorp -FSC Merger (SEE "RESALES OF FSC COMMON STOCK," below);
(iv) the Registration Statement (covering the FSC Common Stock to be issued under the Merger Agreement) becoming effective and no stop order suspending its effectiveness being issued and continuing in effect; (v) receipt, in form and substance reasonably satisfactory to Bancorp and FSC, of all necessary orders, consents and approvals of regulatory authorities and expiration of all applicable statutory waiting periods; (vi) FSC shall have received required letters from Certified Public Accountants with respect to Bancorp's and ABC's financial condition; (vii) there shall have been no increase in the number of Bancorp's outstanding stock options or SARs and certain related plans shall have been terminated; (viii) the receipt of an opinion of special tax counsel concerning the tax free nature of the Mergers; (ix) the maintenance of a net worth for Bancorp of $33,800,000.00 as of the Closing Date (exclusive of securities gains or losses pursuant to FASB 115 for the period from January 1, 1997 through the Closing and subject to certain adjustments set forth in the Merger Agreement); (x) the assets, books, records and operations of ABC shall be in reasonably satisfactory condition and FSB having approved ABC's loan portfolio based on its review and its direction of charge offs to occur prior to Closing; (xi) Bruce Hendricks having executed and delivered to FSB an employment agreement in a form acceptable to FSB, and James V. Bradham having executed and delivered to FSB an agreement not to compete in a form acceptable to FSB; (xii) each of ABC and Bancorp having maintained normal business operations through the Closing Date; (xiii) counsel for the parties having delivered satisfactory opinions; and (xiv) the absence of any litigation, regulatory proceeding or other matter which challenges the legality or effectiveness of the transactions contemplated hereby or seeks an order, decree or injunction enjoining or prohibiting the consummation of the Mergers.

      The parties may agree to waive or modify certain of these conditions, although there is no present intention to do so.

TERMINATION OF THE MERGER AGREEMENT

      The Merger Agreement may be terminated at any time prior to the Effective Time by (i) mutual consent of ABC, FSB, Bancorp and FSC,
(ii) either Bancorp or FSC at any time after December 17, 1997, if the Closing has not yet occurred, (iii) by any party if the other party's warranties or covenants are in breach and such breach is not cured within 30 days of notice, or (iv) by FSC if less than a majority of shares of Bancorp Common Stock approve the

Merger Agreement or if the Merger Agreement is not approved by any required governmental authority. If so terminated, the Merger Agreement will immediately become void; PROVIDED, that if failure to consummate the Merger Agreement is caused by the willful breach of the Merger Agreement by one of the parties, other parties may seek damages up to $1,000,000 as provided in the Merger Agreement and/or specific performance.

OPERATIONS AFTER THE MERGERS

      As proposed, ABC will merge with and into FSB, and Bancorp will merge with and into FSC. Bancorp and ABC will cease separate operations or separate existence, and the offices of ABC will either be operated as branches of FSB or closed, in the discretion of FSB.

EFFECT OF THE MERGERS ON ABC EMPLOYEE BENEFIT PLANS

      Until the Effective Time, all retirement and health insurance plans maintained by ABC for the benefit of employees will remain in effect without substantive change, except as may be required by applicable law in connection with the intended termination of these plans as part of the Mergers.

      On or before the Effective Time, Bancorp and FSC will determine whether it is in the best interests of the parties and the employees of Bancorp and ABC to terminate Bancorp's 401(k) Plan or to merge such plan into an FSC benefit plan to the extent of any ABC employees hired by FSB; provided, however, that no accounts will be permitted to roll-over to FSC's 401(k) plan without the express written consent of the trustee and sponsor of FSC's 401(k) plan to such roll-over, which approval shall not be given in any event without receipt of such documentation from Bancorp and Bank as may be requested by FSC, including, without limitation, an Internal Revenue Service ruling obtained by Bancorp approving the roll-over and ensuring the qualification of the FSC 401(k) plan if it accepts such roll-overs.

      As of the Effective Time of the ABC-FSB Merger, the current ABC health insurance plan likely will terminate. Subject to applicable law, all ABC employees hired by FSB after the Mergers will be eligible to participate in the FSC health insurance plan now in effect, in accordance with its terms.

                        FEDERAL INCOME TAX CONSEQUENCES

      This description of the material federal income tax consequences of the Merger Agreement is included solely for the information of Bancorp Shareholders. No information is provided with respect to the consequences of any applicable state, local or foreign tax laws. Also, the specific tax consequences to a Bancorp Shareholder may depend upon the individual situation of the Bancorp Shareholder. Therefore, each Bancorp Shareholder is urged to consult his or her own tax adviser concerning the specific tax consequences of the Merger Agreement to such Bancorp Shareholder.

         Ray, Quinney & Nebeker, special tax counsel to FSC, has rendered its opinion addressing certain tax consequences of the Merger Agreement, which opinion is summarized below. The opinion is to the effect that if the transactions contemplated in the Merger Agreement take place as described therein, more likely than not:

    (i) The ABC-FSB Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

   (ii) The Bancorp-FSC Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

  (iii) No gain or loss will be recognized by the holders of Bancorp Common Stock who exchange such stock for FSC Common Stock pursuant to the Bancorp-FSC Merger (with the possible exception of gain recognized upon the receipt of FSC Rights or cash in lieu of fractional shares (see below)).

   (iv) The basis of the FSC Common Stock received by the holders of Bancorp Common Stock in the Bancorp-FSC Merger will be the same as the basis of the Bancorp Common Stock surrendered in exchange therefor, after appropriate reduction for the basis of fractional shares for which cash is received.

    (v) The holding period of the FSC Common Stock received by the holders of Bancorp Common Stock pursuant to the Bancorp-FSC Merger will include the holding period of the Bancorp Common Stock surrendered in exchange therefor, provided that the Bancorp Common Stock surrendered was held as a capital asset at the time of the exchange.

   (vi) Any cash received by the holders of Bancorp Common Stock in lieu of a fractional share of FSC Common Stock will be treated as having been received in redemption of the shares so cashed out, and will result in taxable gain or loss.
         The amount of such gain or loss will be the difference between the cash received and the basis of the shares or the fractional share interest surrendered in exchange therefor. Provided the shares or the fractional share interest was held as a capital asset at the time of redemption, such gain or loss will constitute capital gain or loss.

  (vii) No gain or loss will be recognized by ABC or FSB as a result of the ABC-FSB Merger.

 (viii) No gain or loss will be recognized by Bancorp or FSC as a result of the Bancorp-FSC Merger.

   (ix) The holding period of ABC's assets in the hands of FSB will include the period during which such assets were held by ABC.

    (x) The holding period of Bancorp's assets in the hands of FSC will include the period during which such assets were held by Bancorp.

      An opinion of counsel is not binding upon the IRS or the courts. It is uncertain whether the IRS would issue a favorable ruling on the Merger Agreement. The tax opinion is based upon certain factual assumptions, and upon certain representations and assurances made by ABC, Bancorp, FSC and FSB. Counsel has expressed no opinion concerning the consequences of the Merger Agreement on the Bancorp Shareholders under applicable state or local income tax laws.

      One of the requirements for tax-free reorganization treatment is that shareholders of the acquired corporation acquire a substantial and continuing interest in the acquiring corporation. The opinion of counsel is based on the assumption that Bancorp shareholders have no plan or intention to sell or otherwise dispose of an amount of FSC Common Stock to be received under the Merger Agreement that would reduce their aggregate ownership of FSC Common Stock to a number of shares having in the aggregate a value at the Effective Time of less than fifty percent (50%) of the total value of the Bancorp Common Stock outstanding immediately prior to the Effective Time.
For purposes of such determination, Bancorp Common Stock that is exchanged for cash or other property, or surrendered by dissenters, or exchanged for cash in lieu of the issuance of fractional shares of FSC Common Stock, will be treated as outstanding Bancorp Common Stock immediately prior to the Effective Time.

      The IRS has taken the position that the Rights attached to the FSC Common Stock were taxable "boot" to the recipient shareholders in a transaction similar to the Bancorp-FSC Merger. Accordingly, the IRS may conclude that Bancorp Shareholders should be taxed currently on the value of the FSC Rights received in the Mergers. The correctness of the IRS' position has not been determined by a court of law. In any event, it is unlikely that the value of the Rights exceeds $0.01 per share of FSC Common Stock received by Bancorp Shareholders (even though the value is a question of fact) because the Rights are not separately tradeable from the FSC Common Stock and are redeemable at FSC's option for only $0.01 each, and it is very unlikely that such Rights will ever become separately tradeable or ever be redeemed.

      Bancorp Shareholders should also be aware that the IRS may examine transactions taking place before, contemporaneously with, or after a reorganization to determine whether reorganization treatment is appropriate, or in some cases to determine whether shareholders will be taxed on other economic benefits that are included as part of the overall transaction.
Thus, loan transactions between parties, compensation arrangements, non-compete agreements, consulting arrangements and other transactions could be reviewed by the IRS and determined to constitute taxable income to specific parties to the Mergers or could be a basis for assertion that reorganization treatment is not appropriate to the Mergers. Furthermore, if the IRS were to establish as to some Bancorp Shareholders that part of the FSC Common Stock received in the Mergers is severable from the Mergers, resulting in a proportionally increased equity interest being received in the Mergers by other Bancorp Shareholders, the Bancorp Shareholders whose equity interests were deemed to be constructively increased by the Mergers may be treated as having received a taxable stock dividend. Thus, notwithstanding the opinions of counsel,

Bancorp Shareholders should consult with their tax advisers as to the tax consequences of the Mergers.

      Under Section 3406 of the Code, Bancorp Shareholders may be subject to "backup withholding" at the rate of 31% on "reportable payments" to be received by them if they fail to furnish their correct taxpayer identification numbers or for certain other reasons. FSC will report to these persons and to the IRS for each calendar year the amount of any reportable payments during that year and the amount of tax withheld, if any, with respect to those reportable payments.

      Holders of stock options for shares of Bancorp Common Stock are required to exercise those options prior to the Effective Time, and will receive shares of FSC Common Stock in exchange for the shares of Bancorp Common Stock received through the exercise of the options. IF THE OPTIONS WERE "NONQUALIFIED" UNDER THE CODE, the exercise of the stock option will likely result in ordinary income to the extent of the difference between the exercise price and the fair market value of the underlying Bancorp Common Stock at the time of exercise. The basis of these optionee Bancorp Shareholders in their FSC Common Stock will be the fair market value of their Bancorp Common Stock received through the exercise of stock options determined at the time of exercise. IF THE OPTIONS WERE "INCENTIVE STOCK OPTIONS" UNDER THE CODE, the exercise of the option will not result in taxable income at that time, and the basis of such optionee Bancorp Shareholders in their FSC Common Stock will be the exercise price paid for their Bancorp Common Stock received upon exercise of their options.

      Holders of stock appreciation rights issued by Bancorp will be cashed out prior to the Effective Time based on the difference between the start price of each SAR and the fair market value of Bancorp Common Stock at the time of the cash out. Cash received in settlement of SARs will be ordinary income to such holders.

      The Code also imposes an alternative minimum tax and excise taxes on certain types of transactions. Applicability of such taxes is usually controlled, in whole or part, by other matters unrelated to the Mergers or by the unique characteristics of the particular taxpayer. Accordingly, Bancorp Shareholders are encouraged to consult their tax advisers if they are or might be subject to such taxes.


                        NO RIGHTS OF DISSENTING SHAREHOLDERS

      Because FSB is the surviving bank in the ABC-FSB Merger, neither federal nor state law provides dissenter's rights to FSB Shareholders who may object to the ABC-FSB Merger.

      If the Bancorp-FSC Merger is approved, the Nevada General Corporation Law, as amended (the "Nevada Statute"), provides no dissenter's rights to those Bancorp Shareholders who object to the Merger ("Dissenting Shareholder(s)"). The theory of the Nevada Statute is that such Dissenting Shareholders may sell their shares of Bancorp Common Stock into the public market immediately prior to the Effective Time of the Bancorp-FSC Merger and thereby obtain fair market value in cash for their Bancorp Common Stock.

                     RESALES OF FSC COMMON STOCK

     The shares of FSC Common Stock to be issued to Bancorp Shareholders in connection with the Merger Agreement will be registered with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 ("the Securities Act"). Based on recently enacted federal legislation preempting such requirements for NASDAQ National Market System securities, no registration or qualification of such shares will be pursued in any state in which any Bancorp Shareholder currently resides.

     Resales of the FSC Common Stock received in connection with the Merger Agreement will need to be in compliance with applicable state securities laws and regulations, and this compliance will be the responsibility of the selling or transferring Shareholder.

     FSC shares received by persons who are deemed to be "affiliates" of Bancorp for purposes of Rule 145 under the Securities Act, may be resold by them only in transactions permitted by such Rule, or as otherwise permitted under the Securities Act. Rule 145 applies certain of the requirements and provisions of Rule 144 (applicable to unregistered shares) to registered shares received by an affiliate of a party to a merger transaction. Rule 144, in turn, applies certain restrictions on method and amount of securities sales. As a condition to the Closing on the Merger Agreement, each person who is so identified is required to deliver to FSC at or prior to Closing a written agreement satisfactory to counsel for FSC that such person and his or her "associates" (as defined for purposes of Rule 145) shall not offer to sell or otherwise dispose of any shares of FSC Common Stock issued to such person or his or her associates pursuant to the Merger Agreement in violation of the Securities Act or the regulations thereunder.

                    CAPITALIZATION AND PRO FORMA CAPITALIZATION
                             OF FSC AND BANCORP


     What follows is a summary financial description of the current capitalization of both FSC and Bancorp as of March 31, 1997. The information presented is drawn from the unaudited financial statements of the companies. Also shown is the PRO FORMA capitalization of the combined companies as a result of the Mergers:

(IN THOUSANDS)            FSC              BANCORP           PRO FORMA
                          ---              -------           ---------
                                                             COMBINED
                                                             --------
COMMON EQUITY             1,119,635        31,908            1,151,543

PREFERRED EQUITY                532             0                  532

LONG-TERM DEBT              986,417             0              986,417

SHORT-TERM DEBT           2,562,778             0            2,562,778

                     SELECTED COMPARATIVE FINANCIAL DATA


     The following selected historical financial information on FSC and Bancorp is derived from audited year-end and unaudited quarter-end consolidated financial statements of FSC, certain of which are incorporated herein by reference, and from the audited 1996, 1995, 1994, 1993 and 1992 year-end and unaudited March 31, 1997 consolidated financial statements of Bancorp. Quarterly information is taken from the unaudited quarter-end Financial Statements of FSC and of Bancorp. (Bancorp financial statements at December 31, 1996 and 1995, and March 31, 1997, as to balance sheet items, and for the years ended December 31, 1996, 1995 and 1994, and for the quarters ended March 31, 1997 and 1996, are attached as Appendix B.) All FSC results have been restated to reflect FSC's pooling-of-interest acquisitions in 1993 and 1994, and to reflect in per share amounts the stock splits effected by means of 50% stock dividends on May 1, 1992, February 15, 1996 and March 15, 1997. In addition, FSC's results were restated to reflect adoption of SFAS No. 109, "Accounting for Income Taxes," retroactive to 1988.
 The average balance sheet data on Bancorp is presented on a yearly basis. This information should be read in conjunction with such financial statements and notes thereto, and the information hereinafter set forth under the captions "INFORMATION ABOUT FSC", and "INFORMATION ABOUT ABC AND BANCORP," below. (SEE "AVAILABLE INFORMATION," and "INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE," above.)

FSC

                              THREE MONTHS
                             ENDED MARCH 31,                                DECEMBER 31
                           ------------------                               -----------
                           1997         1996         1996         1995         1994         1993         1992
                           ----         ----         ----         ----         ----         ----         ----
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                             ------------------------------------------------

INCOME
 Interest Income.....      260,181      233,112      987,808      934,859      773,517      644,732      656,448
 Net Interest
  Income.............      134,219      119,776      516,576      474,991      458,102      403,938      375,949
Provision for
 Possible Loan
 Losses..............       13,899        8,738       40,300       21,082          825       11,684       30,277
Income
 Before Taxes........       74,381       56,747      277,595      190,196      221,177      173,267      150,252
Net Income...........       47,985       36,290      177,843      120,005      140,134      114,056      100,343

PER COMMON SHARE
 DATA
 Net Income..........         0.41         0.31         1.53         1.05         1.24         1.06         0.96
 Cash Dividends
  Declared...........         0.15         0.14         0.57         0.50         0.46         0.39         0.30
 Book Value..........         9.96         9.16        10.04         9.14         7.97         7.66         7.03


AVERAGE BALANCE
 SHEET DATA
 Earning Assets......   12,427,261   11,154,064   11,671,304   11,038,396   10,072,306   8,319,615    7,680,167
 Total Assets........   14,009,082   12,474,704   13,045,607   12,232,262   11,139,838   9,214,260    8,490,487
 Total Deposits......    9,159,371    8,647,026    8,884,443    8,391,856    7,699,627   6,956,114    6,567,776
 Long-Term Debt......                                746,885      728,788      368,096     204,129      103,659
 Total
  Stockholders' Equity   1,143,092    1,045,167     1,067,847      986,175      868,735     784,658      686,159

END OF PERIOD
 BALANCE SHEET
 DATA
 Earning Assets......   12,795,456   11,486,526   13,115,096   11,746,677   11,019,059   9,329,273    8,054,059
 Total Assets........   14,416,628   12,751,772   14,708,024   13,034,607   12,148,982  10,211,689    8,895,673
 Total Deposits......    9,309,882    8,857,233    9,439,263    8,773,642    8,053,344   7,503,707    6,868,453
 Long-Term Debt......      986,417      675,460      944,055      720,521      685,426     224,836      127,203
 Total
  Stockholders' Equity   1,120,167    1,036,780    1,140,648    1,030,263      889,474     835,731      722,447

BANCORP

                            THREE MONTHS
                               ENDED
                              MARCH 31,                        DECEMBER 31
                           --------------                      -----------
                           1997      1996      1996      1995      1994      1993      1992
                           ----      ----      ----      ----      ----      ----      ----
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ------------------------------------------------
INCOME
------
 Interest Income.....      5,761     4,774    20,273    19,408    14,416    11,299     9,872
 Net Interest
  Income.............      4,149     3,329    14,480    13,393    11,092     8,530     6,980
 Provision for
  Possible Loan
  Losses.............        200       -0-       375       570        20       130       150
 Income
  Before Taxes.......      1,083     1,699     6,715     5,478     4,344     2,872     2,272
 Net Income..........        758     1,222     4,877     4,107     3,314     2,307     1,831

PER COMMON SHARE
 DATA
 Net Income..........       0.20      0.32      1.28      1.10       .90       .65       .54
 Cash Dividends
  Declared...........        -0-       -0-       -0-       -0-       -0-       -0-       -0-
 Book Value..........       8.71      7.51      8.51      7.20      6.10      5.19      4.56


AVERAGE BALANCE
 SHEET DATA
 Earning Assets......    268,270   230,854   238,900   221,195   190,934   165,030   122,416
 Total Assets........    314,664   270,479   281,347   256,140   224,160   195,993   148,913
 Total Deposits......    232,198   202,022   212,005   206,068   188,972   167,678   127,179
 Total
  Stockholders' Equity    32,043    28,552    29,859    24,331    20,441    15,454    13,981


END OF PERIOD
 BALANCE SHEET
 DATA
 Earning Assets......    268,819   230,818   265,274   227,030   192,041   176,554   144,424
 Total Assets........    310,283   277,142   317,854   276,691   227,419   210,463   178,243
 Total Deposits......    236,670   216,166   248,596   211,524   192,811   173,664   154,909
 Total
  Stockholders' Equity    31,908    27,788    31,651    26,889    20,131    17,929    15,416

                         SELECTED HISTORICAL, PRO FORMA AND
                        EQUIVALENT PRO FORMA PER SHARE DATA

         The following table, which shows comparative historical per Common Share data for FSC and Bancorp (separately and PRO FORMA combined), and equivalent PRO FORMA per share data for Bancorp, should be read in conjunction with the financial information appearing elsewhere in this Prospectus / Proxy Statement or as incorporated herein by reference to other documents. The PRO FORMA data in the table, presented as of March 31, 1997 and 1996 and December 31, 1996, 1995 and 1994, are presented for comparative and illustrative purposes only and are not necessarily indicative of the combined financial position of FSC following the BANCORP-FSC Merger or FSC's results of operations in the future or what the combined financial position or results of operations would have been had the Merger Agreement been consummated during the periods or as of the dates for which the information in the table is presented:


                                    HISTORICAL                PRO FORMA
                                 ---------------      -------------------------
                                                       FSC AND
                                                       BANCORP        BANCORP
                                                      PRO-FORMA     EQUIVALENT
PER COMMON SHARE                 FSC     BANCORP      COMBINED     PRO-FORMA(4)
----------------                -----    -------      ---------    ------------

NET INCOME:(1,5)
  For the three months ended
    March 31, 1997              0.41      0.20           0.41          0.39
    March 31, 1996              0.31      0.32           0.31          0.29
  For the year ended
    December 31, 1996           1.53      1.28           1.53          1.44
    December 31, 1995           1.05      1.10           1.05          0.99
    December 31, 1994           1.24       .90           1.24          1.17

CASH DIVIDENDS:(2,5)
  For the three months ended
    March 31, 1997              0.15      0.00           0.15          0.14
    March 31, 1996              0.14      0.00           0.14          0.13
  For the year ended
    December 31, 1996           0.57      0.00           0.57          0.54
    December 31, 1995           0.50      0.00           0.50          0.47
    December 31, 1994           0.46      0.00           0.46          0.43

BOOK VALUE:(3)
  As of March 31, 1997(5)       9.96      8.71           9.94          9.39

__________________

Note (1) Fully-diluted Net Income per Common Share is based on weighted average Common Shares outstanding and assumes conversion of preferred shares and convertible debt.
Note (2)   PRO FORMA cash dividends represent historical cash dividends of FSC.
Note (3) Book value per Common Share is based on total period-end Shareholders' equity and, for FSC, less preferred equity of
           $532,000 (at March 31, 1997).  1996, 1995 and 1994 period-end data are not shown because the pro forma effect is immaterial.
Note (4) PRO FORMA equivalent amounts are computed by multiplying the PRO FORMA combined amounts by the estimated exchange ratio as of the dates shown. (See "PROPOSAL NUMBER 2: THE PROPOSED MERGER
           AGREEMENT -- Consideration to be Received by Bancorp Shareholders.")
Note (5)   Restated for stock dividends and stock splits.

                                 INFORMATION ABOUT FSC


GENERAL

         FSC is a regional bank holding company headquartered in Salt Lake
City, Utah.   FSC owns and operates five banks, with offices in the 6 Western
States of Idaho, New Mexico, Nevada, Oregon, Utah and Wyoming, and several other financial services companies, some having a national presence.
Through its subsidiaries, FSC provides commercial and agricultural finance, consumer banking, trust, capital markets, treasury management, investment
management, data processing, leasing and securities brokerage services.   At
March 31, 1997, FSC and its consolidated subsidiaries had consolidated assets of $14.4 billion, consolidated deposits of $9.3 billion and
shareholders' equity of $1.1 billion.   FSC has paid a regular dividend on
its Common Stock since its incorporation in 1928.

         FSC maintains its executive offices at 79 South Main Street, Salt Lake City, Utah 84111, telephone (801) 246-6000.

         The principal assets of FSC are the capital stock of First Security Bank, N.A. ("FSBNA") (approximately 99.9% owned), and First Security Bank of New Mexico ("FSBNM") (100% owned), all of which provide a broad range of banking, fiduciary, financial and other services. Based on deposits of approximately $7.3 billion at December 31, 1996, FSBNA was ranked the 74th largest commercial bank in the United States, and is the largest bank in the State of Utah and the second largest bank in the State of Idaho. Based on deposits of nearly $1.2 billion at December 31, 1996, FSBNM was ranked 287th largest commercial bank in the United States, and the 3rd largest bank in the State of New Mexico. It currently has 28 branches.

         FSC also owns 100% of the outstanding capital stock of FSB, 99.9% of the outstanding capital stock of First Security Bank of Wyoming, a Wyoming state bank, and 100% of the shares of First Security Bank of Oregon, an Oregon savings bank. (All of FSC's banking subsidiaries will be referred to hereafter as "the FSC Banks".) Along with these banking organizations, FSC also directly or indirectly owns the stock of various nonbank companies engaged in businesses related to banking and finance, including management and services, securities brokerage, equipment leasing, insurance and investment management subsidiaries and a small business investment company.

         In addition to its equity investment in subsidiaries, FSC directly or indirectly raises funds principally to finance the operations of its nonbank subsidiaries. A substantial portion of FSC's annual income is typically derived from dividends directly from its bank and nonbank subsidiaries, and from interest on loans to FSC's nonbank subsidiaries.

COMPETITION

         As indicated above, as of December 31, 1996, FSBNA was the largest bank in Utah, the second largest bank in Idaho and FSBNM was the third largest bank in New Mexico (second largest in Albuquerque). In Wyoming, Nevada and Oregon, FSC's banks are smaller, more localized competitors, with competition coming from a variety of larger banks and credit unions. First Security Bank of Oregon, at the last measurement date, was the 6th largest bank in Oregon. First Security Bank of Wyoming, at the most recent measurement date, was the 5th largest bank in Wyoming. FSB has a presence in the Clark County, Nevada, market of approximately 5% market share in deposits.

         The FSC Banks compete with other banking organizations in the states in which they operate on the basis of price, service and convenience. Other types of financial institutions, such as savings banks, savings and loan associations, and credit unions offer a wide range of deposit and loan services (including commercial loans) and, in some instances, fiduciary services. The FSC banks also compete with brokerage firms and mutual funds which provide the substantial equivalent of checking accounts, credit cards and similar devices which strongly resemble deposit products. Major retailers compete for loans by offering credit cards and retail installment contracts. It is anticipated that competition from nonbank organizations will continue to grow.

SUPERVISION AND REGULATION

         REFERENCES IN THIS SECTION TO APPLICABLE STATUTES AND REGULATIONS ARE BRIEF SUMMARIES ONLY, AND DO NOT PURPORT TO BE COMPLETE. THE READER SHOULD CONSULT SUCH STATUTES AND REGULATIONS THEMSELVES FOR A FULL UNDERSTANDING OF THE DETAILS OF THEIR OPERATION.

         FSC is a bank holding company registered under the BHC Act, and is subject to supervision and regulation by the Federal Reserve Board. Federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violation of laws and policies.

         The Nevada Revised Statutes provide that a holding company and its subsidiaries are subject to regular examination by and may be required to file reports with the Superintendent of Banks.

         - ACTIVITIES "CLOSELY RELATED" TO BANKING. The BHC Act prohibits a bank holding company, with certain limited exceptions, from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or from engaging in any activities other than those of banking, managing or controlling banks and certain other subsidiaries, or furnishing services to or performing services for its subsidiaries. One principal exception to these prohibitions allows the acquisition of interests in companies whose activities are found by the Federal Reserve Board, by order or regulation, to be so closely related to banking, managing, or controlling banks as to be a proper incident thereto. Some of the activities that have been determined by regulation to be closely related to banking are making or servicing loans, performing certain data processing services, acting as an investment or financial advisor to certain investment trusts and investment companies, and providing securities brokerage services. Other activities approved by the Federal Reserve Board include consumer financial counseling, tax planning and tax preparation, futures and options advisory services, check guaranty services, collection agency and credit bureau services, and personal property appraisals. In approving acquisitions by FSC of companies engaged in banking-related activities, the Federal Reserve Board considers a number of factors, including the expected benefits to the public, such as greater convenience and increased competition or gains in efficiency, which are weighed against the risks of possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced DE NOVO and activities commenced through acquisition of a going concern.

         - SECURITIES ACTIVITIES. The Federal Reserve Board has approved applications by bank holding companies to engage, through nonbank subsidiaries, in certain securities-related activities (underwriting of municipal revenue bonds, commercial paper, consumer-receivable-related securities and one-to-four family mortgage-backed securities), provided that the affiliates would not be "principally engaged" in such activities for purposes of Section 20 of the Glass-Steagall Act. In very limited situations, holding companies have been permitted to underwrite and deal in corporate debt and equity securities through such subsidiaries.

         - SAFE AND SOUND BANKING PRACTICES. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve Board may order a bank holding company to terminate an activity or control of a nonbank subsidiary if such activity or control constitutes a significant risk to the financial safety, soundness or stability of a subsidiary bank and is inconsistent with sound banking principles. Regulation Y also requires a holding company to give the Federal Reserve Board prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company's consolidated net worth.

         The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") expanded the Federal Reserve Board's authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. Notably, FIRREA increased the amount of civil money penalties which the Federal Reserve Board can assess for such practices or violations. The penalties can be as high as $1 million per day. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

         - ANTI-TYING RESTRICTIONS. Bank holding companies and their bank and nonbank affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.

         - ANNUAL REPORTING; EXAMINATIONS. FSC is required to file an annual report with the Federal Reserve Board, and such additional information as the Federal Reserve Board may require pursuant to the BHC Act. The Federal Reserve Board may examine a bank holding company or any of its subsidiaries, and charge the company for the cost of such an examination. FSC also will be subject to reporting and disclosure requirements under the state and federal securities laws subsequent to the offering contemplated by these materials.

         - BANK HOLDING COMPANY CAPITAL ADEQUACY REQUIREMENTS. The Federal Reserve Board monitors the capital adequacy of bank holding companies. The Federal Reserve Board uses a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy. The Federal Reserve Board has adopted a system using internationally consistent risk-based capital adequacy guidelines to evaluate the capital adequacy of bank holding companies. Under the risk-based capital guidelines, different categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. Certain off-balance sheet items, which previously were not expressly considered in capital adequacy computations, are added to the risk-weighted asset base by converting them to a balance sheet equivalent and assigning to them the appropriate risk weight. Total capital is defined as the sum of "Tier 1" and "Tier 2" capital elements, with "Tier 2" being limited to 100% of "Tier 1." For bank holding companies, "Tier 1" capital includes, with certain restrictions, common stockholders' equity, perpetual preferred stock and minority interests in consolidated subsidiaries less certain intangibles. "Tier 2" capital includes, with certain limitations, certain forms of perpetual preferred stock, as well as maturing capital instruments and the reserve for possible loan losses and specified levels of certain intangibles.

         In addition to the risk-based capital guidelines, the Federal Reserve Board has adopted the use of a leverage ratio as an additional tool to evaluate the capital adequacy of banks and bank holding companies. The leverage ratio is defined to be a company's "Tier 1" capital divided by its adjusted total assets. The leverage ratio adopted by the federal banking agencies requires a 3.0% "Tier 1" capital to adjusted total assets ratio for institutions with a CAMEL rating of 1. Institutions which are not CAMEL 1 rated will be expected to maintain a 100 to 200 basis point cushion; I.E., these institutions will be expected to maintain a leverage ratio of 4.0% to 5.0%, and institutions planning acquisitions are expected to maintain higher ratios.

         The following table sets forth the current regulatory requirements for capital ratios of bank holding companies as compared with FSC's capital ratios at March 31, 1997:

                                              TIER 1            TOTAL
                                            CAPITAL TO        CAPITAL TO
                            LEVERAGE       RISK-WEIGHTED     RISK-WEIGHTED
                             RATIO(1)         ASSETS(2)        ASSETS(3)
                            -----------    -------------     -------------
REGULATORY MINIMUM          4.00-5.00%         4.00%             8.00%

FSC AT MARCH 31, 1997          8.31%          11.45%            14.62%


(1) THE LEVERAGE RATIO IS DEFINED AS THE RATIO OF TIER 1 CAPITAL (USING FINAL 1992 RISK-BASED CAPITAL GUIDELINES TO DEFINE TIER 1 CAPITAL) TO AVERAGE ASSETS, NET OF GOODWILL. FEDERAL RESERVE BOARD GUIDELINES PROVIDE THAT ALL BANK HOLDING COMPANIES (OTHER THAN THOSE THAT MEET CERTAIN CRITERIA) MAINTAIN A MINIMUM LEVERAGE RATIO OF 3%, PLUS AN ADDITIONAL CUSHION OF 100 TO 200 BASIS POINTS. THE GUIDELINES ALSO STATE THAT BANKING ORGANIZATIONS EXPERIENCING INTERNAL GROWTH OR MAKING ACQUISITIONS WILL BE EXPECTED TO MAINTAIN "STRONG CAPITAL POSITIONS" SUBSTANTIALLY ABOVE THE MINIMUM SUPERVISORY LEVELS WITHOUT SIGNIFICANT RELIANCE ON INTANGIBLE ASSETS.

(2) SHAREHOLDERS' EQUITY LESS GOODWILL (TIER 1 CAPITAL) DIVIDED BY RISK-WEIGHTED ASSETS.

(3) TIER 1 CAPITAL PLUS RESERVE FOR POSSIBLE LOAN LOSSES (LIMITED TO 1.25% OF TOTAL RISK-WEIGHTED ASSETS) PLUS QUALIFIED SUBORDINATED AND CONVERTIBLE DEBT (TIER 2 CAPITAL) DIVIDED BY RISK-WEIGHTED ASSETS.

     Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However management is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels and on what schedule.

     - IMPOSITION OF LIABILITY FOR UNDERCAPITALIZED SUBSIDIARIES. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to revise its risk-based capital standards within eighteen months of enactment of FDICIA to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. The new law also requires each federal banking agency to specify within nine months after the date of the enactment of the statute, by regulation, the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized,"
"significantly undercapitalized" and "critically undercapitalized."
Under the regulations adopted by the banking agencies, all of FSC's subsidiary banks would be deemed to be "well capitalized."

     FDICIA requires bank regulators to take "prompt corrective action" to resolve problems associated with insured depository institutions. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. If an institution becomes "significantly undercapitalized" or "critically undercapitalized," additional and significant limitations are placed on the institution. The capital restoration plan of an undercapitalized institution will not be accepted by the regulators unless each company "having control of" the undercapitalized institution "guarantees" the subsidiary's compliance with the capital restoration plan until it becomes "adequately capitalized." FSC has control of all of its subsidiaries for purposes of this statute.

     Under FDICIA, the aggregate liability of all companies controlling a particular institution is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to bring the institution into compliance with applicable capital standards. FDICIA grants greater powers to the bank regulators in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve Board approval of proposed dividends, or might be required to consent to a merger or to divest the troubled institution or other affiliates.

     Additionally, Federal Reserve Board policy discourages the payment of dividends by a bank holding company from borrowed funds as well as payments that would adversely affect capital adequacy. Failure to meet the capital guidelines may result in institution by the Federal Reserve Board of appropriate supervisory or enforcement actions.

     The "PROMPT CORRECTIVE ACTION" provisions of FDICIA reflect the same concerns which gave rise to a position adopted by the Federal Reserve Board known as the "source of strength doctrine," which is based on the Federal Reserve Board's Regulation Y. Regulation Y directs bank holding companies to "serve as a source of financial and managerial strength" to their subsidiary banks, and bars them from engaging in unsafe and unsound practices.

     - AUDIT REPORTS. Beginning January 1, 1994, FDICIA requires insured institutions with $500 million or more in total assets to submit annual audit reports prepared by independent auditors to federal and state regulators. In most cases, the audit report of the institution's holding company can be used to satisfy this requirement. The annual audit report shall include financial statements prepared in accordance with generally accepted accounting principles, statements concerning management's responsibility for the financial statements, internal controls and compliance with legal requirements designated by the FDIC, and an attestation by the auditor regarding the statements of management. FDICIA requires that independent audit committees be formed, consisting of outside directors only. The committees of institutions with assets of $3 billion or more must include members with experience in banking or financial management, must have access to outside counsel, and must not include representatives of large customers.

     - ACQUISITIONS BY BANK HOLDING COMPANIES. The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors. The Attorney General of the United States may, within 30 days after approval of an acquisition by the Federal Reserve Board, bring an action challenging such acquisition under the federal antitrust laws, in which case the effectiveness of such approval is stayed pending a final ruling by the courts.

     - INTERSTATE ACQUISITIONS. Under the federally enacted Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA"), individual states could "opt-out" of the federal law that would allow banks on an interstate basis to engage in interstate branching by merging out-of-state banks with host state banks after June 1, 1997. In addition under IBBEA, individual states could also "opt-in" and allow out-of-state banks to merge with host state banks prior to June 1, 1997. The host state is allowed under IBBEA to impose certain nondiscriminatory conditions on the resulting depository institution until June 1, 1997. Nevada, in enacting NRS 666.400 ET SEQ., provides for the "opt-in" under IBBEA allowing interstate bank merger transactions prior to July 1, 1997, of an out-of-state bank with a Nevada Bank.

     On September 29, 1994, IBBEA was enacted which has eliminated many of the current restrictions to interstate banking and branching. The IBBEA permits full nationwide interstate banking to adequately capitalized and adequately managed bank holding companies beginning September 29, 1995, without regard to whether such transaction is expressly prohibited under the laws of any state. The IBBEA's branching provisions permit full nationwide interstate bank merger transactions to adequately capitalized and adequately managed banks beginning June 1, 1997. However, states retain the right to completely "opt out" of interstate bank mergers and to continue to require that out-of-state banks comply with the states' rules governing entry.

     The states that opt out must enact a law after September 29, 1994, and before June 1, 1997, that (i) applies equally to all out-of-state banks and
(ii) expressly prohibits merger transactions with out-of-state banks. States which opt out of allowing interstate bank merger transactions will preclude the mergers of banks in the opting out state with banks located in other states. In addition, banks located in states that opt out are not permitted to have interstate branches. States can also "opt in" which means states can permit interstate branching earlier than June 1, 1997.

     The laws governing interstate banking and interstate bank mergers provide that transactions, which result in the bank holding company or bank controlling or holding in excess of ten percent of the total deposits nationwide or thirty percent of the total deposits statewide, will not be permitted except under certain specified conditions. However, any state may waive the thirty percent provision for such state. In addition, a state may impose a cap of less than thirty percent of the total amount of deposits held by a bank holding company or bank provided such cap is not discriminatory to out-of-state bank holding companies or banks.

- DEPOSIT INSURANCE ASSESSMENTS. FDICIA required the FDIC to make effective, no later than January 1, 1994, regulations setting up a risk-based deposit insurance system. In addition, the FDIC can impose special assessments to cover the cost of borrowings from the U.S. Treasury, the Federal Financing Bank, and BIF member banks. The semiannual assessment must be based on: (1) the probability of a loss to the BIF; (2) the potential magnitude of the loss; and (3) the revenue and reserve needs of the fund.

The Economic Growth and Regulatory Paperwork Reduction Act (the "1996 Act") as part of the Omnibus Appropriations Bill was enacted on September 30, 1996 and includes many banking related provisions. The most important banking provision is the recapitalization of the Savings Association Insurance Fund ("SAIF"). The 1996 Act provides for a one time assessment of approximately 65 basis points per $100 of deposits of SAIF insured deposits including Oakar deposits payable on November 30, 1996. For the years 1997 through 1999, the banking industry will assist in the payment of interest on FICO bonds that were issued to help pay for the cleanup of the savings and loan industry. Banks will pay approximately 1.3 cents per $100 of deposits for this special assessment, and after the year 2000, banks will pay approximately 2.4 cents per $100 of deposits until the FICO bonds mature in 2017. There is a three-year moratorium on conversions of SAIF deposits to Bank Insurance Fund ("BIF") deposits.

     - MERGERS OF BANKS AND THRIFTS. FDICIA has eased restrictions on cross-industry mergers. Members of the BIF and the Savings Association Insurance Fund are generally allowed to merge, assume each other's deposits, and transfer assets in exchange for an assumption of deposit liabilities. A formula applies to treat insurance assessments relating to acquired deposits as if they were still insured through the acquired institution's insurance fund. The transaction must be approved by the appropriate federal banking regulator. In considering such approval, the regulators take into account applicable capital requirements, certain interstate banking restrictions, and other factors.

     - BANK REGULATION. Two of FSC's bank subsidiaries are national banks, which are subject to regulation and supervision by the Comptroller. The other banks are a state-chartered bank in Wyoming, subject to regulation and supervision by the State of Wyoming and by the FDIC; a state-chartered savings bank in Oregon, which is regulated by the State of Oregon and by the FDIC; and FSB, a state-chartered bank in Nevada, subject to regulation and supervision by the State of Nevada and by the FDIC. Bank regulations on both the federal and state levels are broad in their scope and materially affect the business of FSC and its banks.

     All of FSC's subsidiary banks are subject to the requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the banks. In addition to the impact of regulation, commercial banks are affected significantly by actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

     - PERMISSIBLE ACTIVITIES FOR STATE-CHARTERED INSTITUTIONS/EQUIVALENCE TO NATIONAL BANK POWERS. FDICIA provides that, effective December 19, 1992, no state bank or subsidiary thereof may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions. Many of the statutory restrictions limit the participation of such institutions in the securities and insurance product markets. Each of the state-chartered banking subsidiaries of FSC are in compliance with the restrictions imposed by FDICIA.

     - EQUITY INVESTMENTS. In general, FDICIA prohibits state banks from directly or indirectly acquiring or retaining any equity investment of a type, or in an amount, not permitted for national banks. This prohibition does not apply to (1) investments in majority-owned subsidiaries; (2) qualified lower-income housing projects; (3) certain investments in shares listed on a national exchange or shares of a registered investment company; (4) investments in providers of directors' and officers' liability insurance; and (5) shares of state-examined institutions engaging only in activities permissible for a national bank. Other restrictions may apply to such investments. FDICIA requires the divestiture of impermissible equity investments held prior to December 19, 1991, as quickly as is prudent, but not later than December 19, 1996. In addition, during each of the three years following the enactment of FDICIA, each state bank must reduce by at least one-third the amount of impermissible publicly traded shares owned as of December 19, 1991, that exceeds the amount of the bank's capital. Each of FSC's state-chartered subsidiary banks has implemented a plan for aligning its investment portfolio with the requirements of FDICIA, and is presently in compliance with FDICIA's equity divestiture requirements.

     - RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. One set of restrictions is found in Section 23A of the Federal Reserve Act, which affects loans to and investments in FSC and any of its subsidiaries.
     Section 23A imposes quantitative and
     qualitative limits on transactions between a bank and any affiliate, and also requires certain levels of collateral for such loans. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of FSC or its subsidiaries.

     Another set of restrictions is found in Section 23B of the Federal Reserve Act. Among other things, Section 23B requires that certain transactions between FSC's subsidiary banks and their affiliates must be on terms substantially the same, or at least as favorable to FSC or its subsidiaries, as those prevailing at the time for comparable transactions with or involving other nonaffiliated companies. In the absence of such comparable transactions, any transaction between FSC and its affiliates must be on terms and under circumstances, including credit standards, that in good faith would be offered to or would apply to nonaffiliated companies. FSC is also subject to certain prohibitions against advertising which suggests that FSC is responsible for the obligations of its affiliates.

     The restrictions on loans to insiders contained in the Federal Reserve Act and Regulation O now apply to all insured institutions and their subsidiaries and holding companies. The aggregate amount of an institution's loans to insiders is limited to the amount of its unimpaired capital and surplus, unless the FDIC determines that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions. Loans made prior to the enactment of FDICIA are not subject to the restrictions.

     - RESTRICTIONS ON SUBSIDIARY BANK DIVIDENDS. The Federal Reserve Board, the Comptroller and the FDIC have each issued policy statements to the effect that bank holding companies and member banks, national banks and state banks should generally only pay dividends out of current operating earnings. The prior approval of the Comptroller is required if the total of all dividends declared by the board of directors of a national bank in any calendar year will exceed the aggregate of the bank's net profits (as defined by regulatory authorities) for that year and its retained net profits for the preceding two years. Similar restrictions govern the other banking subsidiaries of FSC. In addition, national banks can pay dividends only to the extent that retained net profits exceed "bad debts", which are generally defined to include the principal amount of loans that are in arrears as to interest by nine months or more and that are not secured and that are not in the process of collection. As of December 31, 1996, FSC's subsidiary banks could have declared additional dividends to FSC totalling approximately $259.11 million without regulatory approval or restriction. Federal banking regulators also may prohibit federally insured banks from paying dividends if the payment of such dividend would leave the bank "undercapitalized" as defined in FDICIA and the implementing regulations, or the payment of dividends would, in light of the financial condition of such bank, constitute an unsafe or unsound practice. Applicable Nevada, Wyoming and Oregon law place similar restrictions on the payment of dividends by banks organized under the laws of those states.

     - BRANCH CLOSING REQUIREMENTS. FDICIA requires FSC 's banks to notify the FDIC and branch customers 90 days prior to a branch closing, including a detailed statement regarding the reasons for the closing. Notice of the closing must be posted at the facility 30 days prior to the closing.

     - TRUTH IN SAVINGS DISCLOSURES. FDICIA subjects FSC's banks to information requirements concerning advertisements and solicitations for deposits. The FDIC requires such advertisements and solicitations to disclose the following: (1) annual percentage yield and the period for which it is in effect; (2) minimum balance and initial deposit requirements; (3) a statement that fees could reduce the yield; and
     (4) interest penalty for early withdrawal. Misleading advertisements are prohibited. Schedules of rates, fees, and other terms must be distributed to customers, and notice of any changes must be mailed 30 days before they go into effect. Violations of these restrictions are subject to enforcement actions by regulators, civil suits by depositors, and could result in the payment of penalties and attorneys' fees. FDICIA requires depository institutions to disclose fees, interest rates and other terms concerning deposit accounts to consumers before they open accounts. FDICIA requires depository institutions that provide periodic statements to consumers to include information about fees imposed, interest earned and the annual percentage yield on those statements. FDICIA imposes substantive limitations on the methods by which institutions determine the balance on which interest is calculated. Rules dealing with advertisements for deposit accounts are also included in the law.

     - EXAMINATIONS.   The FDIC periodically examines and evaluates insured
     banks. Based upon such an evaluation, the FDIC may revalue the assets of an insured institution and require that it establish specific reserves to compensate for the difference between the FDIC-determined value and the book value of such assets. FDICIA requires that these on-site examinations be conducted every 12 months, except that certain well capitalized banks may be examined every 18 months. FDICIA authorizes the FDIC to assess the institution for its costs of conducting the examinations. The rules and regulations of the Comptroller, which regulates FSC's national banks, and the various state banking authorities regulating FSC's state-chartered banks, also provide for periodic examinations by those agencies.

     - STANDARDS FOR SAFETY AND SOUNDNESS. As part of FDICIA's efforts to promote the safety and soundness of depository institutions and their holding companies, the appropriate federal banking regulators were required to promulgate by December 1, 1993 regulations specifying operational and management standards (addressing internal controls, loan documentation, credit underwriting and interest rate risk) and asset quality, earnings and stock valuation standards (including a minimum ratio of market value to book value of the publicly traded shares of such depository institutions and holding companies). The Federal Reserve Board issued on April 19, 1993 proposed regulations on standards for safety and soundness, and revised guidelines were issued in 1995.

- REAL ESTATE LENDING EVALUATIONS. FDICIA requires uniform standards for evaluations by the regulators of loans secured by real estate or made to finance improvements to real estate that take into consideration the risk posed to the insurance funds by real estate loans, the availability of credit, and the need for safe and sound operation of insured depository institutions. FDICIA also prohibits the regulators from adversely evaluating a real estate loan or investment solely on the grounds that the investment involves commercial, residential or industrial property, unless the safety and soundness of an institution may be affected.

In order to implement these provisions, on December 31, 1992, the agencies adopted regulations establishing loan-to-value (LTV) ratio limitations on real estate lending by insured depository institutions. The Federal Reserve Board also established loan-to-value ratio limitations on real estate lending by bank holding companies and their nonbank subsidiaries. Certain transactions are excluded from the LTV ratio limitations. Specifically, these limits do not apply to: loans guaranteed or insured by the U.S. Government or an agency thereof, or backed by the full faith and credit of a state government; loans facilitating the sale of real estate acquired by the lending institution in the ordinary course of collecting a debt previously contracted; loans where real estate is taken as additional collateral solely through an abundance of caution by the lender; loans renewed, refinanced, or restructured by the original lender(s) to the same borrower(s), without the advancement of new funds; or loans originated prior to the effective date of the regulation.

- BROKERED DEPOSIT RESTRICTIONS. FIRREA and FDICIA generally bar institutions which are not well capitalized from accepting brokered deposits. The FDIC has issued rules which prohibit undercapitalized institutions from soliciting or accepting such deposits. Adequately capitalized institutions would be allowed to solicit such deposits, but could only accept them if a waiver is obtained from the FDIC.

- REAL ESTATE APPRAISAL REQUIREMENTS. The federal banking agencies have issued final regulations requiring, after December 31, 1992, insured institutions to obtain appraisals by certified or licensed appraisers for transactions having a value over $100,000.

- FIRREA'S IMPACT. FIRREA's primary purpose was to restructure the statutory and regulatory framework applicable to savings associations, and establish a mechanism for resolving insolvent thrift institution cases. Certain provisions of FIRREA, however, affect the bank subsidiaries of holding companies, including FSC. Among the most significant of these provisions are those which: (1) clarify the powers and duties of the FDIC as receiver or conservator of a bank; (2) enhance the enforcement powers of the federal banking regulators; (3) establish new reporting requirements under the Home Mortgage Disclosure Act designed to prevent discriminatory lending practices;
(4) require the federal banking agencies to make public a rating of a bank's performance under the Community Reinvestment Act; and (5) prohibit banks from entering into contracts with persons providing goods, products or services if the performance of such contracts would adversely affect the bank's safety and soundness. FIRREA's primary impact on commercial banks has been to increase the enforcement authority of federal regulators and to expand the scope of potential targets of enforcement actions.

         FIRREA also contains a "cross-guarantee" provision which makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of an affiliated insured depository institution.


         - EXPANDING ENFORCEMENT AUTHORITY. One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve Board, Comptroller and FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties of up to $1 million per day, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

         - INSTABILITY OF REGULATORY STRUCTURE. The laws and regulations affecting banks and bank holding companies are in a state of flux. The rules and the regulatory agencies in this area have changed significantly over recent years, and there is reason to expect that similar changes will continue in the future. It is difficult to predict the outcome of these changes.

                                CAPITALIZATION

         The following table sets forth the unaudited historical capitalization of FSC as of March 31, 1997 (dollars in thousands):

                                                                      ($'s in Thousands)
LONG-TERM DEBT
Parent Company:
  Medium Term Notes due 1998-2003 . . . . . . . . . . . . . . . . . . .       32,750
  7.875% Senior Notes due 1999. . . . . . . . . . . . . . . . . . . . .       98,962
  6.875% Senior Notes due 2006. . . . . . . . . . . . . . . . . . . . .      150,000
  7.5% Subordinated Notes due 2002. . . . . . . . . . . . . . . . . . .       75,000
  7.0% Subordinated Notes due 2005. . . . . . . . . . . . . . . . . . .      125,000
  8.41% Junior Subordinated Debentures due 2026 . . . . . . . . . . . .      150,000
Subsidiaries:
  Bank Notes & FHLB Borrowings(1,2) . . . . . . . . . . . . . . . . . .      354,348
  Non-Bank. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          357
                                                                          ----------
       Total long-term debt . . . . . . . . . . . . . . . . . . . . . .      986,417
                                                                          ----------
STOCKHOLDERS' EQUITY
Series A, $3.15 Cumulative Convertible Preferred Stock:
  (10,140 shares outstanding) . . . . . . . . . . . . . . . . . . . . .          532
Common Stock (par value $1.25, authorized 300,000,000 shares, issued
  and outstanding 114,405,384 shares)(3)(4). . . . . . . . . . . . . . .     143,483
     Paid-in surplus(4). . . . . . . . . . . . . . . . . . . . . . . . .      84,988
     Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . .      954,098
     Net unrealized loss on securities available for sale . . . . . . .      (18,358)
                                                                          ----------
  Subtotal. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,164,211
  Less: common treasury stock at cost (846,276 shares). . . . . . . . .      (44,576)
                                                                          ----------
  Total common stockholders' equity . . . . . . . . . . . . . . . . . .    1,119,635
                                                                          ----------
     Total stockholders' equity . . . . . . . . . . . . . . . . . . . .    1,120,167
                                                                          ----------
     Total long-term debt and stockholders' equity. . . . . . . . . . .   $2,106,584
                                                                          ----------

-------------------

  (1)These obligations are direct obligations of subsidiaries of FSC, and as such, constitute claims against such subsidiaries ranking prior to FSC's equity therein.

  (2)Federal Home Loan Bank borrowings almost all mature in 1996-2000.

  (3)Shares issued and outstanding and as adjusted exclude 5,689,741 shares reserved for issuance upon exercise of outstanding employee stock options, 280,500 shares reserved for issuance upon exercise of conversion rights of preferred stock, 1,720,500 shares reserved for issuance under the dividend reinvestment and stock purchase plan, 4,304,171 shares reserved for issuance under FSC's Comprehensive Management Incentive Plan, 1,855,500 shares reserved for issuance under the 1994 Employee Stock Purchase Plan, and 1,003,500 shares reserved for issuance under FSC's Non-Employee Director Stock Option Plan.

  (4)Restated for 50% stock dividend paid May 15, 1997 to stockholders of record May 12, 1997.

DESCRIPTION OF FSC'S CAPITAL STOCK

    The following statements are brief summaries of the material provisions relating to FSC's Preferred Stock and FSC Common Stock and are qualified in their entirety by the provisions of FSC's Certificate of Incorporation, which has been filed with the Commission.

    - PREFERRED STOCK. The Certificate of Incorporation authorizes the issuance of 400,000 shares of preferred stock with no par value. On March 31, 1997, there were 10,140 shares of $3.15 Cumulative Convertible Preferred Stock, Series "A" (the "Series A Preferred Stock") outstanding. Holders of Series A Preferred Stock have the right to receive semi-annual dividends at the annual rate of $3.15 per share. Such right is cumulative and such dividends are payable before dividends may be paid on the FSC Common Stock. The Series A Preferred Stock is convertible into the FSC Common Stock at a ratio of 27.3375 shares of FSC Common Stock for each share of Series A Preferred Stock. This conversion right is subject to adjustment in certain events to protect against dilution of the conversion rights attached to the Series A Preferred Stock. In the event of a liquidation, dissolution or winding up of FSC, the holders of Series A Preferred Stock are entitled to receive cash value of $52.50 per share plus unpaid accumulated preferred dividends before any distribution is made to holders of the FSC Common Stock. FSC may, at the option of the Board of Directors, redeem the whole or any part of the outstanding Series A Preferred Stock at the redemption price of $52.50 per share plus unpaid accumulated preferred dividends.

    Holders of FSC's Series A Preferred Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Voting for the election of directors is not cumulative. If at any time four or more semi-annual dividends on the Series A Preferred Stock are in default, in whole or in part, the holders of the Series A Preferred Stock as a class will be entitled to elect four directors and the holders of the FSC Common Stock will be entitled to elect the remaining directors. Holders of any additional Preferred Stock hereafter issued may have such full or limited voting rights as are provided by the Board of Directors.

    The Board of Directors of FSC is authorized by the Certificate of Incorporation to provide, without further shareholder action, for the issuance of one or more series of preferred stock. The Board of Directors has the power to fix various terms with respect to each series, including voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations, restrictions and redemption, conversion or exchangeability provisions. Holders of preferred stock have no pre-emptive rights. The Series A Preferred Stock is not publicly traded.

    - FSC COMMON STOCK. FSC is authorized to issue 300,000,000 shares of FSC Common Stock with a par value of $1.25 per share. As of March 31, 1997, there were outstanding 112,396,926 (net of Treasury Stock) shares of FSC Common Stock. At such date, there were 4,304,171 shares reserved for issuance under FSC's Comprehensive Management Incentive Plan as stock bonuses and other awards; 1,720,500 shares reserved for issuance under FSC's Dividend Reinvestment Plan; 280,947 shares reserved for issuance upon the conversion of FSC's Series A Preferred Stock, and 5,749,991 shares reserved for issuance upon exercise of outstanding stock options. Payment of dividends on the FSC Common Stock is also subject to the prior rights of FSC's outstanding Preferred Stock.

    The holders of FSC Common Stock are entitled to voting rights for the election of directors and for other purposes, subject to the voting rights of the holders of Preferred Stock conferred by law and to the specific voting rights granted to each series of Preferred Stock and to voting rights which may in the future be granted to subsequently created series of Preferred Stock.

    Holders of FSC Common Stock are entitled to receive dividends when and if declared by the Board of Directors of FSC out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of FSC's Preferred Stock and any other series of Preferred Stock hereafter authorized, to receive PRO RATA the net assets of FSC. FSC Common Stock has no pre-emptive or conversion rights.

    As of August 28, 1989, FSC adopted a Shareholder Rights Agreement (the "Plan") and the Board of Directors of FSC on that date (a) declared a dividend of one "Right" for each share of FSC Common Stock held of record as of the close of business on September 8, 1989, and (b) authorized the issuance of one Right in respect of each share of FSC Common Stock issued after September 8, 1989 and prior to the occurrence of certain events described in the Plan, primarily involving the acquisition of target levels of FSC shares by persons not then holding such amounts. Each Right entitles the registered holder to purchase from FSC a unit consisting of one one-thousandth of a share of Junior Series B Preferred Stock at a purchase price of $19.75 per unit. The Rights are attached to all shares of FSC Common Stock that were outstanding on September 8, 1989 or have been issued since that date, and no separate Rights Certificates have been or will be distributed until the occurrence of certain events described in the Rights Agreement. Until the occurrence of such events, no Right may be exercised or traded separately from the FSC Common Stock. Following separation, the Rights may, depending upon the occurrence of certain events described in the Rights Agreement, entitle the holders thereof to either purchase or receive additional shares of FSC Common Stock. The Rights will expire at the close of business on August 28, 1999, unless earlier redeemed by FSC, which may be done at $0.01 per Right, in accordance with the terms of the Plan.

    The Plan is designed to protect FSC's stockholders' interests in the event of an unsolicited attempt to acquire FSC, including a gradual accumulation of shares in the open market. FSC believes that the Plan provides protection against a partial or two-tier tender offer that does not treat all stockholders equally and against other coercive takeover tactics which could impair FSC's Board of Directors' ability to represent FSC's stockholders fully. Management believes that the Rights should also deter any attempt by a controlling stockholder to take advantage of FSC through self-dealing transactions. The Plan is not intended to prevent a takeover of FSC. Issuing the Rights has no dilutive effect, does not affect reported earnings per share, and does not change the way in which FSC's shares are traded. However, the exercise of Rights by some but not all of FSC's stockholders would have a dilutive effect on nonexercising stockholders. Moreover, some may argue that the Plan has the potential for "entrenching" current management by allowing current voting stockholders to increase their voting shares, thus making a tender offer more difficult and costly. Shares of FSC Common Stock do not have cumulative voting rights.

    FSC Common Stock is not subject to redemption by either FSC or a stockholder, and there is no restriction on the repurchase by FSC of shares of FSC Common Stock except for certain regulatory limits.

    FSC's Certificate of Incorporation provides that, in general, an affirmative vote of not less than 80% of the outstanding shares of FSC Common Stock is required to approve or authorize certain major corporate transactions involving FSC and holders of more than 15% of the FSC Common Stock (including certain mergers, substantial dispositions of assets, liquidation or dissolution, or recapitalization). The 80% vote is not required in some such circumstances, including certain transactions which have been approved in advance by a majority of the Board of Directors, or where holders of FSC Common Stock receive a price per share that satisfies the fairness criteria set forth in the Certificate of Incorporation.

HISTORICAL PRICES AND DIVIDENDS OF FSC COMMON STOCK

    FSC Common Stock is quoted on the NASDAQ National Market System under the symbol "FSCO."

    Future dividends will be determined by FSC's Board of Directors in light of circumstances existing at the time, including the earnings and financial condition of FSC, and there is no assurance that dividends will continue to be paid at current levels. No material restrictions have been imposed on FSC's ability to pay dividends from its earned surplus by bank regulations or applicable law.

    Payment of dividends on the FSC Common Stock is also subject to the prior rights of FSC's outstanding Preferred Stock.

    The following table sets forth by quarter the high and low sales price of FSC Common Stock as reported on the NASDAQ National Market System, and the cash dividends declared per share for the calendar periods indicated. The information presented below was obtained from the National Association of Securities Dealers, Inc. and reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions. All stock prices and dividends per share reported below have been adjusted for 50% stock dividends effected by FSC on May 15, 1997, February 15, 1996, May 18, 1992 and on June 3, 1991, which had the effect of 3-for-2 stock splits.

                                                  CASH DIVIDENDS
                                                   DECLARED PER
                            HIGH         LOW         SHARE
                            ----         ---     ----------------
1997
  Second Quarter
   (thru May 2, 1997)     $25.92       $21.17        $.17
  First Quarter            25.00        21.17         .15
1996
  Fourth Quarter          $22.75       $18.75        $.15
  Third Quarter            18.75        15.83         .14
  Second Quarter           18.42        15.25         .14
  First Quarter            18.50        15.44         .14

1995
  Fourth Quarter          $16.89       $13.55        $.12
  Third Quarter            14.78        12.22         .12
  Second Quarter           12.72        10.22         .12
  First Quarter            11.39         9.78         .12

1994
  Fourth Quarter          $12.67       $ 9.55        $.12
  Third Quarter            14.22        12.33         .12
  Second Quarter           13.78        12.11         .12
  First Quarter            12.89        11.44         .12

1993
  Fourth Quarter          $13.33       $10.67        $.10
  Third Quarter            12.67        11.78         .10
  Second Quarter           13.33        11.33         .10
  First Quarter            13.44        11.33         .08

1992
  Fourth Quarter          $12.22       $ 9.78        $.08
  Third Quarter            11.67         9.56         .08
  Second Quarter           11.22         8.96         .05
  First Quarter            10.37         8.07         .07


    The closing price of FSC Common Stock as reported on the NASDAQ National Market System on March 4, 1997, the last trading day prior to the public announcement of the Merger Agreement was $23.08 per share. On May___, 1997, the closing price for FSC Common Stock was $_____ per share.

    FSC has paid cash dividends on its common and preferred stock without reduction in amount for over 60 consecutive years. Since 1983, these dividends have been paid quarterly. Dividends on FSC's $3.15 Cumulative Preferred Stock are paid semi-annually and are current.

    The Bancorp Shareholders are advised to obtain current market quotations for FSC Common Stock. No assurances can be given concerning the market price of the FSC Common Stock before or after the date on which the Mergers are consummated. The market price of the FSC Common Stock will fluctuate between the date of this Prospectus/Proxy Statement and the Closing Date and thereafter. Because the Conversion Ratio is subject to the adjustment mechanisms described earlier in this Prospectus / Proxy Statement, and because the market price of the FSC Common Stock is subject to fluctuation, the value of the shares of FSC Common Stock that holders of Bancorp Common Stock will receive under the Merger Agreement may increase or decrease prior to and following the Closing.

                   INFORMATION ABOUT ABC AND BANCORP

GENERAL

    Bancorp was organized and incorporated under the laws of the State of Nevada on January 12, 1982, for the purpose of becoming a bank holding company by acquiring all of the outstanding capital stock of ABC. The reorganization of ABC and Bancorp was completed on August 5, 1982. Bancorp has three subsidiaries: ABC, a Nevada state-chartered bank headquartered in Las Vegas, Nevada; and AmBank Financial, Inc. ("Financing Company") and AmBank Mortgage Company ("Mortgage Company", and collectively with
Financing Company, the "Other Bancorp Subsidiaries"). The operations of the Other Bancorp Subsidiaries have been substantially curtailed since 1985 and these entities are essentially inactive. The Other Bancorp Subsidiaries will be combined with Bancorp prior to the Effective Time and cease their separate existence.

    ABC was incorporated under the laws of the State of Nevada on June 8, 1979, and was licensed by the Nevada State Banking Department and commenced operations as a Nevada state-chartered bank on November 26, 1979. ABC is an insured bank under the Federal Deposit Insurance Act, with deposits insured up to the applicable limits thereof, but, like many state-chartered banks of its size, it is not a member of the Federal Reserve System.

    The primary services provided by ABC include commercial, construction, and real estate financing, and business loans to customers who are predominantly small- and middle-market businesses. The bank also grants consumer loans to individuals, offers a full array of depository accounts and provides full trust and estate administration services.

    Bancorp's business is concentrated in Southern Nevada, in and around Clark, County, and is subject to the general economic conditions of this area. Bancorp has no industry segments other than banking related operations.

    ABC currently operates out of its head office at 4425 Spring Mountain Road, Las Vegas, Nevada, 89102. It also operates four branch offices, all located in Las Vegas, Nevada. A new branch in Las Vegas has been approved by the Division, but not yet opened.

REGULATION AND SUPERVISION OF BANCORP

     Upon the reorganization of ABC on August 15, 1982, Bancorp became a bank holding company within the meaning of the BHC Act, and is subject to the supervision and regulation of the Federal Reserve Board. ABC is currently subject to regulation by the Superintendent of Banks of Nevada and by the FDIC. FSB is also under the supervision of these regulatory authorities.

     As a bank holding company, Bancorp is subject to the same regulation and requirements that are described earlier with respect to FSC. (SEE "INFORMATION ABOUT FSC -- Supervision and Regulation.")

     The Nevada Revised Statutes provide that a holding company and its subsidiaries are subject to regular examination by and may be required to file reports with the Superintendent of Banks.

REGULATION AND SUPERVISION OF ABC

     ABC is a Nevada state-chartered bank with commercial banking powers, and its deposits are insured up to the maximum legal limit by the FDIC. ABC is subject to supervision, regulation and regular examination by the State of Nevada Financial Institutions Division and the FDIC. Although ABC is not a member of the Federal Reserve System, it is nevertheless, subject to certain regulations of the Federal Reserve Board. The statutes and rules administered by these agencies regulate the investment activities of ABC, loans, certain of its check-clearing activities, payments of dividends, the establishment of new branches, as well as numerous other aspects of the banking business.

COMPETITION

     ABC's operations include the acceptance of checking and savings deposits, and the making of commercial, real estate, home improvement, construction, automobile and other vehicle loans, and other consumer loans. ABC also offers many customary services, including, but not limited to, cashier's checks, bank-by-mail, automatic check deposit and traveler's checks.

     In July of 1985, ABC began operation of the Financial Services department. This department has full trust powers, but has specialized in pension and profit sharing plan administration. To date, the business development efforts in obtaining accounts has been successful and ABC anticipates future growth and profitability from this operation.

     The banking business in Nevada, and in the market served by ABC, is highly competitive. ABC competes for loans and deposits with other commercial banks, savings banks, finance companies, credit unions, and other financial institutions. In addition, other entities (both governmental and private industry) seeking to raise capital through the issuance and sale of debt or equity securities, mutual funds, or tax deferred annuities also provide competition for ABC in the acquisition of deposits. Larger commercial banks have greater lending limits than ABC and may perform certain other functions which ABC does not currently offer.

     In order to compete with other financial institutions in its primary service area, ABC relies principally upon local promotional activities, customer referrals, personal contact by its officers, directors, employees and shareholders, extended hours and specialized services. From 1994 through 1996, a total of five new banks opened in Las Vegas which are targeting ABC's customer market.

     While there are twelve commercial banks in the service area, ABC believes its emphasis on customer service and personal contact set it apart from its competitors. Concentrating on the small to medium size business accounts effectively limits ABC's direct competition to six other banks.

RECENT LEGISLATION AND OTHER CHANGES

     From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the Nevada legislature and before various bank regulatory agencies. The likelihood of any major changes and the impact such changes might have on Bancorp and ABC are impossible to predict. Certain of the potentially significant changes which have been enacted recently by Congress or various regulatory or professional agencies are discussed below and in the earlier Section entitled "INFORMATION ABOUT FSC--Supervision and Regulation."

     Effective September 28, 1995, Nevada allows for early interstate banking and authorizes out-of-state banks to enter Nevada by the acquisition of or merger with a Nevada bank that was in existence at September 28, 1995, or has been in existence for at least five years.

     The banking regulators will have broad powers to regulate undercapitalized institutions. Undercapitalized institutions must file capital restoration plans and are automatically subject to restrictions on dividends, management fees and asset growth. In addition, the institution is prohibited from opening new branches, making acquisitions or engaging in new lines of business without the approval of its appropriate banking regulator. Holding companies with undercapitalized institutions will be prohibited from capital distributions without the prior approval of the Federal Reserve Board.

     It is likely that other bills affecting the business of banks may be introduced in the future by the United States Congress or Nevada legislature.

     A discussion of accounting changes is included under Management's Discussion and Analysis.

GOVERNMENT MONETARY POLICIES

     The commercial banking business is affected not only by general economic conditions, but also by the monetary policies of regulatory authorities, including the Federal Reserve Board and the FDIC. These government monetary policies have had a significant effect on the operating results of commercial banks in general, and are expected to continue to do so in the future.

     The Federal Reserve Board regulates the national supply of bank credit by open market dealings in United States government securities and changes in the discount rate on member bank borrowings. The monetary policies of these agencies are influenced by various factors, including inflation, unemployment, short-term and long-term changes in the international trade balance, and the fiscal policies of the United States government. Future monetary policies, and the effect of such policies on the future business and earnings of Bancorp and ABC, cannot be predicted.

LENDING ACTIVITIES

     The following represents the significant categories of loans originated at ABC and the related risks associated with each type of lending activity:

          Construction Lending: Target market is the small and medium size local builder developing entry-level or first move up type single family residence tracts. ABC will typically finance in appropriately sized phases and have pre-sale requirements. ABC will finance owner-builder single family residence properties for qualified borrowers. Financing is available on a limited basis for speculative properties to financially sound borrowers. Voucher control is required. Risks include over-advance on collateral, environmental hazards, misuse of construction funds, project location and quality, and general real estate market conditions.

          Commercial Mortgages: Such loans are used to fund the refinance or acquisition of commercial property, which is typically owner occupied, or where the owner occupies a significant portion of the property.
     These properties are usually of the office-warehouse configuration. Funding of speculative or income properties is very limited. Risks include, but not limited, over-advance on collateral, single-purpose structure, environmental hazards, and commercial real estate market conditions.

          Business Term: Used to fund equipment purchases and plant expansions. These loans are usually structured on a fully amortizing basis for term of 3-5 years and are generally secured by equipment financed. Risks include over-advance on equipment purchased, insufficient debt service coverage, unique or single-purpose equipment with a limited resale market.

          Revolving Lines of Credit: Lines are used to fund short-term working capital needs, finance accounts receivable and inventory purchases. Lines can be secured or unsecured. Risks include normal credit risks, improper usage, diversion of funds and the risk of the lines not revolving properly.

INVESTMENT POLICY

     At December 31, 1996, Bancorp had approximately $121,876,000 in its investment portfolio. As part of ABC's normal operation, deposits not used to fund loans are invested in a variety of securities offered by the federal government and certain of its agencies, as well as municipalities. The general philosophy of ABC is to invest for relatively short periods of time and not try to outguess the market. The stated policy of ABC is that 70% of the portfolio must mature within three years. The policy also stipulates allowable levels of investments and, in the case of municipal bonds, the acceptable ratings required. While there is interest rate risk involved with any investment, the short-term nature of the portfolio minimizes ABC's exposure to substantial fluctuations in interest rates. Additionally, management maintains the majority of the investment portfolio on a fixed rate basis. When purchasing municipal bonds, ABC attempts to offset the credit risk by demanding sufficient spreads to government bonds to compensate for the risk of default. At December 31, 1996, the portfolio is comprised of approximately 56% Treasuries and Agencies, 23% Collateralized Mortgage Obligations issued by Government Agencies and 18% Municipal Bonds.

INTEREST RATE RISK

     Management attempts to protect earnings from wide shifts in interest rates by employing the following strategies:

          Loans: Approximately 95% of ABC's loan portfolio is written on an adjustable basis that floats with ABC's base rate. Thus, approximately $120,401,000 reprices immediately upon a change in the base rate.

          Investments: Total investments represent approximately 38% of total assets at December 31, 1996. In administering the investment portfolio, management adheres to Bancorp's "Investment Portfolio Policy and Guidelines", "Asset/Liability Policy" and "Interest Rate Risk Policy." These internal policy guidelines dictate the maturity of at least 70% of the investment portfolio to be no greater than three years. The actual average life of the portfolio at December 31, 1996 was approximately 1.92 years. This strategy of maintaining short maturities provides maximum flexibility in managing fluctuating interest rates. Additionally, the majority of the investment portfolio is of a fixed rate nature. This enables management to provide an underlying level of income, irrespective of changes in interest rates. Diversification for all areas of investments is a key element in interest rate risk. Management monitors the investment portfolio to ensure that an appropriate balance is maintained in terms of both maturity and type of investment instrument. Monitoring is aided by the use of a computer program, specializing in Asset/Liability Management and Interest Rate Risk.

          Deposits: Management discourages use of long-term Certificates of Deposit by consistently paying at or below market rates and not offering greater than one-year maturities, with the exception of 18 month IRAs and SEPs. At

     December 31, 1996, approximately 61% of time deposits had a maturity of three months or less. Due to the large concentration of business accounts, approximately 44% of all deposits at December 31, 1996 are noninterest bearing.

     The above factors provide management the opportunity to maintain favorable net interest margins under most normal interest rate scenarios.

EMPLOYEES

     Bancorp, together with its subsidiaries, had 116 full-time equivalent employees as of January 1, 1997.

PROPERTIES

     Bancorp operates out of ABC's head office located at 4425 Spring Mountain Road, Las Vegas, Nevada 89102. ABC also operates branch offices located at 727 South 9th Street, Las Vegas, Nevada 89104, 1690 East Flamingo, Las Vegas, Nevada 89119, 2980 West Sahara Avenue, Las Vegas, Nevada 89102 and at 4050 Losee Road, North Las Vegas, Nevada 89030. The Spring Mountain, West Sahara and Losee Road properties are owned by ABC, the construction of which was provided by internal available funds. The premises for the South 9th and East Flamingo branches are leased. The rental payments for 1996 made for all premises total $206,456. Leases for the South 9th Street and East Flamingo offices terminate August 31, 2001, and November 30, 2006, respectively.

     During the third quarter of 1996, Bancorp completed construction on a two-story 16,000 square foot office complex located adjacent to its corporate headquarters site which now houses its Financial Services department. The building also offers additional leasing opportunities with approximately 13,000 rentable square feet of class "A" office space. As of December 31, 1996, Bancorp had finalized lease agreements with tenants for approximately 10,600 square feet. Negotiations to rent the remainder are ongoing. Management anticipates having the building fully occupied by the second quarter of 1997. Plans are underway for a third building at Bancorp's corporate headquarters site. The building will be designed to accommodate the Check Processing and Data Processing departments as well as drive-up windows.

     ABC's newest branch facility located in the industrial area of North Las Vegas was officially open as of August 7, 1996, and is now serving customers located within that area. This newest branch consists of approximately 5,000 square feet with two drive-up windows. ABC now has a total of five branches throughout the Las Vegas area. Construction of both facilities was funded by cash flows from operations and had no significant impact on capital. During the fourth quarter of 1996, Bancorp purchased approximately 2.22 acres of raw land in the southwest area of Las Vegas and anticipates opening another branch office during 1997. This would make a total of six branches in the Las Vegas Valley area. Construction of the new processing center and branch will be funded through cash flows from operations. The impact on capital is not expected to be significant.

LEGAL PROCEEDINGS

     No material legal proceedings are pending against Bancorp or its subsidiaries other than ordinary, routine litigation incidental to the business of Bancorp and its subsidiaries.

MARKET INFORMATION

     Bancorp's common stock trades on the NASDAQ National Market tier of the NASDAQ stock market under the symbol: ABCN.

     The following table sets forth certain stock quotations for each quarterly period since January 1, 1995. Stock prices represent the range of high and low quotations from the National Association of Securities Dealers, Inc. Such market quotations may not represent actual transactions. Amounts have been adjusted to reflect stock splits and stock dividends.

                                            Stock Price
     Quarter End                       High Bid       Low Bid
     -----------                       --------       -------
     June, 1997 (thru May 15, 1997)     $22.25         $18.00
     March, 1997                         22.87          15.00

     December, 1996                      17.50          15.00
     September, 1996                     18.25          13.00
     June, 1996                          24.00          16.50
     March, 1996                         20.00          15.00

     December, 1995                      16.00          12.75
     September, 1995                     13.00          12.25
     June, 1995                          13.00          12.00
     March, 1995                         14.50          12.25

DIVIDENDS

     On March 18, 1996, Bancorp's Board of Directors declared a 15% stock dividend on the outstanding shares of Bancorp Common Stock, effective on April 9, 1996 to Bancorp Shareholders of record on April 2, 1996. On March 20, 1995, the Bancorp Board of Directors of Bancorp declared a four-for-three stock split on the outstanding shares of common stock of Bancorp, effective on April 11, 1995 to Bancorp Shareholders of record on April 4, 1995. On March 21, 1994, the Bancorp Board of Directors declared a 15% stock dividend on the outstanding shares of common stock of Bancorp, effective on April 12, 1994 to Bancorp Shareholders of record on April 5, 1994.

     It is the policy of Bancorp to pay cash dividends to shareholders only when it is prudent to do so and Bancorp's performance justifies such action.

Accordingly, no assurance can be given that cash dividends will ever be declared by Bancorp. At this time, it is not the intention of Bancorp to declare cash dividends for the foreseeable future.

     State of Nevada banking regulations restrict distribution of the net assets of ABC because such regulations require the sum of ABC's stockholders' equity and allowance for loan losses to be at least 6% of the average of ABC's total daily deposit liabilities for the preceding 60 days. As a result of these regulations, approximately $14,175,000 and $12,367,500 of ABC's stockholders' equity was restricted at December 31, 1996 and 1995, respectively.

EXECUTIVE OFFICERS

     The following table sets forth certain information concerning Bancorp's Executive Officers and certain executive officers of ABC as of April 30, 1997:

                                         Position and Principal Occupation
       Name            Age                    For the Past Five Years
--------------------   ---          ------------------------------------------
Claudine B. Williams   76           Chairman of the Board of Bancorp and
                                    of ABC.  Chairman of the Board of
                                    Harrah's Las Vegas and member of the
                                    Board of Directors of International Game
                                    Technology.

James V. Bradham       56           Vice Chairman and Chief Executive Officer
                                    of Bancorp and of ABC since October
                                    1996 and former President and Chief
                                    Executive Officer of the Company and the Bank.

Bruce E. Hendricks     46           President and Chief Operating Officer of
                                    Bancorp and of ABC since October 1996 and former Senior Executive Vice President and Chief Operating Officer of Bancorp and of ABC from June 1996 through October
                                    1996.  Prior to that time, President of
                                    Sheridan State Bank, a Wyoming State
                                    Bank.

Robert E. Olson        56           Treasurer of Bancorp and Executive Vice
                                    President and Chief Financial Officer of
                                    ABC.

Edward D. Smith        59           Secretary of Bancorp and of ABC.  Member
                                    of the Board of Directors of Sun Pacific
                                    Farming & Shippers, Secretary of Nevada
                                    Recycling Corporation, Director of
                                    Quality Towing, Inc. and President of
                                    Southwest Consultants Ltd.

Patricia L. Kirkwood   43           Executive Vice President and Cashier of
                                    ABC.  Previously served as Senior Vice
                                    President and Cashier of ABC.

Robert J. Sistek       56           Executive Vice President and Senior Loan
                                    Officer of ABC.

EXECUTIVE COMPENSATION

     During 1996, Bancorp did not pay any cash compensation to its executive officers and no such cash compensation is expected to be paid during 1997. However, certain of the persons serving as the executive officers of Bancorp are also employees of ABC, and they received during 1996, and are expected to receive in 1997, cash compensation in their capacities as executive officers of ABC.

     Information relating to Bancorp Directors is set forth earlier in this Prospectus / Proxy Statement under "THE SHAREHOLDERS' MEETING".

     The following table shows the total salary, bonus and fee compensation with respect to the President, CEO and the four (4) other highest paid Executive Officers for the years shown:

                          SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                           --------------------------------------
                                           ANNUAL COMPENSATION                      AWARDS              PAYOUTS
                                      ---------------------------------    --------------------------------------
     NAME AND                YEAR     SALARY       BONUS   OTHER ANNUAL    RESTRICTED  OPTIONS/SARS    LTIP PAY-      ALL OTHER
 PRINCIPAL POSITION                     ($)         ($)    COMPENSATION      STOCK         (#)           OUTS       COMPENSATION(1)
                                                               ($)          AWARD(S)                      ($)             ($)
                                                                              ($)
------------------------------------------------------------------------------------------------------------------------------------
JAMES V. BRADHAM, Vice       1996     179,400     107,640          0           0            0/0            0             13,355
Chairman/CEO, Director       1995     179,400      62,790          0           0        8,000/8,000(4)     0             12,025
                             1994     179,400      62,790          0           0            0/0            0             11,209

BRUCE E. HENDRICKS(2),       1996     125,000      67,390          0           0        5,000/5,000(4)     0                518
President/COO, Director

ROBERT E. OLSON, Executive   1996      94,200      42,390          0           0            0/0            0             10,000
Vice President               1995      94,200      42,390          0           0        6,000/6,000(4)     0              8,709
                             1994      94,200      32,970          0           0            0/0            0              7,710

ROBERT J. SISTEK, Executive  1996      84,200      37,890          0           0            0/0            0              7,381
Vice President               1995      84,200      37,890          0           0        6,000/6,000(4)     0              6,824
                             1994      84,200      29,470          0           0            0/0            0              6,707

JAMES E. ZURBRIGGEN(3),      1996      94,200      42,390          0           0            0/0            0              6,813
Executive Vice President     1995      94,200      42,390          0           0        6,000/6,000(4)     0              6,040
                             1994      94,200      32,970          0           0            0/0            0              5,332

(1) This amount represents ABC's contribution under Bancorp's Profit Sharing/401(k) Plan and the cost of premiums for life insurance.

(2) Mr. Hendricks became employed by Bancorp and ABC on June 18, 1996.

(3) Mr. Zurbriggen terminated his employment with Bancorp and ABC on February 14, 1997.

(4) The numbers of shares are as of the date of grant and do not reflect adjustments for stock dividends or stock splits.

    Salary levels of Senior Officers are determined by the Board of Directors. There are no salary continuation agreements with any officers of Bancorp or ABC.

STOCK OPTIONS AND SIMILAR AWARDS TO MANAGEMENT.

     The following two tables provide information concerning the stock options and similar awards provided to the Executive Officers listed in The Summary Compensation Table during 1996 and exercises of Options and similar awards by these listed Executive Officers during 1996:

                                         OPTION/SAR GRANTS TO CERTAIN EXECUTIVE OFFICERS DURING 1996
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                        Individual Grants
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
               Name                Options/SARs      % of Total Options/SARs      Exercise or          Expiration
                                     Granted        Granted to All Employees       Base Price             Date
                                       (#)               in Fiscal Year              ($/Sh)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
      Bruce E. Hendricks          5,000 Options          31.75% Options               17.00             June 2001
                                -----------------------------------------------------------------------------------
                                    5,000 SARs             62.5% SARs                 17.00             June 2001
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

                                OPTION/SAR EXERCISES BY CERTAIN EXECUTIVE OFFICERS DURING 1996
                                                AND YEAR-END OPTION VALUES
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                      UNEXERCISED OPTIONS/SARs (#)                 VALUE OF UNEXERCISED
                                                                                                IN-THE-MONEY OPTIONS/SARs ($)
------------------------------------------------------------------------------------------------------------------------------------
                           SHARES
                          ACQUIRED
                             ON          VALUE
      NAME                EXERCISE      REALIZED     EXERCISABLE      UNEXERCISABLE          EXERCISABLE           UNEXERCISABLE
                            (#)           ($)
------------------------------------------------------------------------------------------------------------------------------------
 James V. Bradham            0             0        4,433 Options      7,434 Options        $27,990 Options        $33,063 Options
                                                    2,683 SARs         8,050 SARs           $15,511 SARs           $46,541 SARs
------------------------------------------------------------------------------------------------------------------------------------
 Bruce E. Hendricks          0             0        0 Options          5,000 Options        N/A Options            N/A Options
                                                    0 SARs             5,000 SARs           N/A SARs               N/A SARs
------------------------------------------------------------------------------------------------------------------------------------
 Robert E. Olson             0             0        3,857 Options      5,710 Options        $ 25,617 Options       $25,960 Options
                                                    2,012 SARs         6,038 SARs           $ 11,633 SARs          $34,907 SARs
------------------------------------------------------------------------------------------------------------------------------------
 Robert J. Sistek            0             0        10,524 Options     5,710 Options        $105,128 Options       $25,960 Options
                                                     2,012 SARs        6,038 SARs           $ 11,633 SARs          $34,907 SARs
------------------------------------------------------------------------------------------------------------------------------------
 James E. Zurbriggen         0           9,614      3,857 Options      5,710 Options        $25,617 Options        $25,960 Options
                                                      862 SARs         6,038 SARs           $ 3,457 SARs           $34,907 SARs
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

TRANSACTIONS WITH MANAGEMENT

    Some of the Directors and Executive Officers of Bancorp, ABC and companies with which they are associated, are customers of, and have had banking transactions with, ABC. As of December 31, 1996 there were no loans outstanding to any executive officer or Director of Bancorp.

SELECTED BANCORP FINANCIAL DATA

                                    For the Quarter
                                     Ended March 31,                      For the Year Ending December 31,
                                   ------------------  --------------------------------------------------------------------
                                     1997      1996        1996          1995          1994            1993         1992
                                   --------  --------  ------------  ------------  ------------  ------------  ------------
                                      (in thousands)                                (in dollars)
Total Interest Income ...........  $  5,761  $  4,774  $ 20,272,630  $ 19,408,247  $ 14,416,296  $ 11,298,826  $  9,872,039
Total Interest Expense ..........     1,612     1,445     5,792,329     6,015,423     3,323,811     2,768,571     2,891,802
Net Interest Income .............     4,149     3,329    14,480,301    13,392,824    11,092,485     8,530,255     6,980,237
Provision for Loan Loss .........       200         0       375,000       570,000        20,000       130,000       150,000
Securities Gain/(Loss) ..........        16       204       307,258       (19,922)     (246,245)      349,066       399,772
Income before cumulative
  effect of change in
  accounting principle (1) ......       758     1,222     4,877,378     4,107,091     3,314,281     2,222,168     1,831,252
Net Income ......................       758     1,222     4,877,378     4,107,091     3,314,281     2,307,168     1,831,252

At Year-End

Total Securities (2) ............  $129,310  $117,899  $121,875,695  $120,589,071  $115,800,375  $111,322,628  $ 83,301,300
Total Net Loans .................   134,193    97,726   125,426,641    93,244,167    75,378,085    65,057,540    56,123,073
Total Assets ....................   310,283   277,142   317,854,123   276,690,628   227,419,250   210,463,073   178,243,042

Total Deposits ..................   236,670   216,166   248,595,953   211,523,839   192,811,233   173,664,075   154,909,321

Total Stockholders' Equity (2) ..    31,908    27,788    31,651,410    26,888,923    20,131,146    17,928,913    15,415,916

Per Share Data (in dollars per share)(4)

Income before cumulative
  effect of change in
  accounting principle (1) ......  $   0.20  $   0.32  $       1.28  $       1.10  $        .90  $        .63  $        .54
Net Income ......................      0.20      0.32          1.28          1.10           .90           .65           .54
Cash Dividends (none paid)
Book value per share (2) (3) ....      8.71      7.51          8.51          7.20          6.10          5.19          4.56

-------------------

(1) Effective January 1, 1993, Bancorp adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. The adoption of SFAS 109 changed Bancorp's method of accounting for income taxes to an asset and liability approach. Prior to 1993, Bancorp accounted for income taxes under Statement of Financial Accounting Standards No. 96 (SFAS96).

(2) Book value for 1996, 1995 and 1994 is calculated exclusive of an adjustment to total capital of $16,000, $284,000 and ($1,987,500) respectively, net of tax effect, as a result of FAS 115, which requires banks to "Mark to Market" those investment securities it has designated as "available-for-sale". All securities within Bancorp's investment portfolio were classified as "available-for-sale" at December 31, 1996 and 1995.

(3) Book value per share is based on the actual number of outstanding shares at December 31.

(4) Amounts have been adjusted to reflect the effect of stock splits and stock dividends.

BANCORP STATISTICAL INFORMATION

ASSETS                                                         1996
                                             --------------------------------------
                                              Average
                                              Balance     Interest  % Yield/Rate(1)
                                             ---------   ---------- ---------------
Loans (2)(3) .............................   $ 106,221   $   12,592      11.85
Securities: (4)
     Taxable - AFS (5) ...................     100,642        6,113       6.07
     Non-taxable - AFS ...................      24,697        1,180       4.78
Federal Funds Sold .......................       7,340          388       5.29
                                             ----------------------

Total Interest Earning Assets ............     238,900       20,273       8.49
                                             ----------------------

Cash & Due From Banks ....................      27,105
Premises and Equipment, net ..............      11,516
Other ....................................       3,826
                                             ---------

Total Non-Interest Earning ...............      42,447
                                             ---------
Total Assets .............................     281,347
                                             ---------
                                             ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Demand Deposit ..........   $  94,637    $   3,429       3.62
Savings Deposits .........................      15,462          530       3.43
Time Deposits ............................       9,718          417       4.29
Repurchase Agreements ....................      37,627        1,416       3.76
                                             ----------------------

Total Interest Bearing Liabilities .......     157,444        5,792       3.68
                                             ----------------------
Non-Interest Bearing Deposits ............      92,188
Other ....................................       1,856
                                             ---------
Total Non-Interest Bearing Liabilities ...      94,044
Stockholders' Equity .....................      29,859
                                             ---------
Total Liabilities and Stockholders' Equity     281,347
                                             ---------
                                             ---------

Net Interest Earned                                          14,481
                                                             ------
                                                             ------

Net Yield On Interest Earning Assets                                      6.06

(1) The yield/rate is calculated by dividing interest earned/paid by the average balance. The presentation is not on a tax equivalent basis.

(2) Loan fees are included in the interest yield calculation. Loan fees for the year ended December 31, 1996 are $1,715,000. The interest yield excluding fees is 10.24%.

(3) Non-accrual loans are included in the interest yield calculation. The daily average of non-accrual loans for 1996 is $209,242.

(4) Yield is calculated by dividing the interest earned by the average historical cost (not market value) of the securities.

(5) Other interest bearing accounts having an average balance of $5,500,000 are included in taxable securities.

ASSETS                                                          1995
                                                -----------------------------------
                                                Average
                                                Balance   Interest  % Yield/Rate(1)
                                               ---------  --------- ---------------
Loans (2)(3)...........................        $   89,663  $ 11,564      12.90
Securities: (4)
     Taxable - AFS (5) ................            95,234     6,043       6.35
     Taxable - HTM ....................               655        48       7.33
     Non-taxable - AFS ................             6,170       291       4.72

     Non-taxable - HTM ................            22,738     1,071       4.71

Federal Funds Sold ....................             6,735       391       5.81
                                               --------------------
Total Interest Earning Assets .........           221,195    19,408       8.77
                                               --------------------

Cash & Due From Banks .................            22,094
Premises and Equipment, net ...........             9,738
Other .................................             3,113
                                               ----------
Total Non-Interest Earning ............            34,945
                                               ----------
Total Assets ..........................           256,140
                                               ----------
                                               ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Demand Deposit .......         $  98,210  $  3,889       3.96
Savings Deposits ......................            17,709       632       3.57
Time Deposits .........................            11,618       476       4.10
Repurchase Agreements .................            24,217     1,018       4.20
                                                -------------------
Total Interest Bearing Liabilities ....           151,754     6,015       3.96
                                                -------------------
Non-Interest Bearing Deposits .........            78,531
Other .................................             1,524
                                                ---------
Total Non-Interest Bearing Liabilities.            80,055
Stockholders' Equity ..................            24,331
                                                ---------
Total Liabilities and Stockholders'
  Equity ..............................           256,140
                                                ---------
                                                ---------

Net Interest Earned                                          13,393
                                                             ------
                                                             ------
Net Yield On Interest Earning Assets                                      6.05

(1) The yield/rate is calculated by dividing interest earned/paid by the average balance. The presentation is not on a tax equivalent basis.

(2) Loan fees are included in the interest yield calculation. Loan fees for the year ended December 31, 1995 are $1,623,146. The interest yield excluding fees is 11.09%.

(3) Non-accrual loans are included in the interest yield calculation. The daily average of non-accrual loans for 1995 is $158,846.

(4) Yield is calculated by dividing the interest earned by the average historical cost (not market value) of the securities.

(5) Other interest bearing accounts having an average balance of $6,400,000 are included in taxable securities.

ASSETS                                                         1994
                                              -------------------------------------
                                              Average
                                              Balance    Interest   % Yield/Rate(1)
                                             ---------   ---------  ---------------

Loans (2)(3) .............................   $  69,084   $   8,307      12.02
Securities: (4)
     Taxable - AFS (5) ...................      79,328       4,270       5.38
     Taxable - HTM .......................         807          60       7.43
     Non-taxable - AFS ...................       4,628         211       4.56
     Non-taxable - HTM ...................      32,211       1,376       4.27
Federal Funds Sold .......................       4,876         192       3.94
                                             ---------------------
Total Interest Earning Assets ............   $ 190,934   $  14,416       7.55
                                             ---------------------

Cash & Due From Banks ....................      21,318
Premises and Equipment, net ..............       9,303
Other ....................................       2,605
                                             ---------
Total Non-Interest Earning ...............      33,226
                                             ---------
Total Assets .............................   $ 224,160
                                             ---------
                                             ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Demand Deposits .........   $  83,469   $   2,107       2.52
Savings Deposits .........................      18,095         502       2.77
Time Deposits ............................      10,814         331       3.06
Repurchase Agreements ....................      13,785         384       2.79
                                             ---------------------
Total Interest Bearing Liabilities .......   $ 126,163   $   3,324       2.63
                                             ---------------------

Non-Interest Bearing Deposits ............      76,594
Other ....................................         962
                                             ---------
Total Non-Interest Bearing Liabilities ...      77,556
                                             ---------
Stockholders' Equity .....................      20,441
                                             ---------
Total Liabilities and Stockholders' Equity   $ 224,160
                                             ---------
                                             ---------
Net Interest Earned ......................               $  11,092
                                                         ---------
                                                         ---------
Net Yield On Interest Earning Assets .....                               5.81

(1) The yield/rate is calculated by dividing interest earned/paid by the average balance. The presentation is not on a tax equivalent basis.

(2) Loan fees are included in the interest yield calculation. Loan fees for the year ended December 31, 1994 are $1,613,131. The interest yield excluding fees is 9.69%.

(3) Non-accrual loans are included in the interest yield calculation. The daily average of non-accrual loans for 1994 is $96,073.

(4) Yield is calculated by dividing the interest earned by the average historical cost (not market value) of the securities.

(5) Other interest bearing accounts having an average balance of $3,300,00 are included in taxable securities.

ASSETS (Interest Differential, in $000's)   1996 Compared to 1995
------------------------------------------------------------------------

                                       Total       Volume   Yield/Rate
                                       Change     Variance   Variance(2)
                                       -------    --------  ------------


Loans (1) ..........................   $ 1,028    $ 2,136    $(1,108)
Securities:
     Taxable .......................        22        302       (280)
     Non-taxable ...................      (182)      (198)        16
Federal Funds Sold .................        (3)        35        (38)
                                       -------    -------    -------

Total Interest Earning Assets ......   $   865    $ 2,275    $(1,410)
                                       -------    -------    -------
                                       -------    -------    -------

LIABILITIES

Interest Bearing Demand Deposits ...   $  (460)   $  (141)   $  (319)
Savings Deposits ...................      (102)       (80)       (22)
Time Deposits ......................       (59)       (78)        19
Repurchase Agreements ..............       398        564       (166)
                                       -------    -------    -------
Total Interest Bearing Liabilities .   $  (223)   $   265    $  (488)
                                       -------    -------    -------
                                       -------    -------    -------

(1) Interest accrued on all non-accruing loans has been reversed for the current year and the income accounts adjusted accordingly.

(2)  The rate/volume variance is included in the rate variance.


ASSETS                                      1995 Compared to 1994
-------------------------------------------------------------------------
                                        Total       Volume   Yield/Rate
                                        Change     Variance   Variance(2)
                                        -------    --------  ------------

Loans (1) ...........................   $ 3,257    $ 2,475    $   782
Securities:
     Taxable - AFS ..................     1,773        856        917
     Taxable - HTM ..................       (12)       (11)        (1)
     Non-taxable - AFS ..............        80         70         10
     Non-taxable - HTM ..............      (305)      (405)       100
Federal Funds Sold and ..............       199         73        126
                                        -------    -------    -------

Total Interest Earning Assets .......   $ 4,992    $ 3,058    $ 1,934
                                        -------    -------    -------
                                        -------    -------    -------


LIABILITIES

Interest Bearing Demand Deposits ....   $ 1,782    $   372    $ 1,410
Savings Deposits ....................       130        (11)       141
Time Deposits .......................       145         25        120
Repurchase Agreements ...............       634        291        343
                                        -------    -------    -------

Total Interest Bearing Liabilities ..   $ 2,691    $   677    $ 2,014
                                        -------    -------    -------
                                        -------    -------    -------

(1) Interest accrued on all non-accruing loans has been reversed for the current year and the income accounts adjusted accordingly.

(2)  The rate/volume variance is included in the rate variance.

INVESTMENT PORTFOLIO

The following table shows the contractual maturity distribution by carrying amount and weighted average yield to maturity of Bancorp's investment portfolio at December 31, 1996.

Available for Sale

                             Less than One Year   One through Five Years   Five through Ten Years     Over Ten Years     Total
                            Amount       %Yield   Amount         %Yield    Amount          %Yield    Amount    %Yield    Amount
                         --------------------------------------------------------------------------------------------------------
Equity securities (2)    $ 3,000,000      4.98                                                                        3,000,000

U.S. Treasury and
 other U.S. govt.
 agencies and
 corporations (1)         34,286,270      6.00   33,090,389      6.19       405,510        9.73        0        0    67,782,169

Obligations of states
 and political
 subdivisions              6,317,090      4.62   13,345,882      4.87     2,843,098        5.05        0        0    22,506,070

Collateralized Mortgage
 obligations               6,890,540      6.29   20,778,786      6.21       416,730        5.16        0        0    28,086,056

Other securities             501,400      5.87            0         0             0           0        0        0       501,400
                         -----------            -----------              ----------                -----           ------------
Total                    $50,995,300            $67,215,057              $3,665,338                $   0           $121,875,695
                         -----------            -----------              ----------                -----           ------------
                         -----------            -----------              ----------                -----           ------------

Maturities may differ from contractual maturities in collateralized mortgage obligations because the mortgages underlying the securities may be called or repaid without penalties. Yields on tax exempt securities are not calculated on a tax equivalent basis.

(1) Structured notes with a balance of $8,279,949 at December 31, 1996 are included in U.S. Treasury and other U.S. government agencies and corporations.

(2) Equity securities consist of Dutch Auction rate preferred stocks which bear interest and generally have an average maturity of 49 days from the date of issuance.

The following table shows the carrying amount of Bancorp's investment portfolio at December 31, 1995 and 1994.

                                                   1995                  1994
                                                   Total                 Total
                                                  Amount                Amount
                                               ------------         ------------
                                                      Available for Sale
                                               ---------------------------------
Equity securities ....................         $  5,479,711         $  8,000,000

U.S. Treasury and other U.S. govt
  agencies and corporations ..........           69,587,402           65,392,565

Obligations of states and political
  subdivisions .......................           25,909,258            4,692,411

Collateralized mortgage obligations ..           18,881,783            9,917,073

Other securities .....................              730,917            1,195,121
                                               ------------         ------------
Total ................................         $120,589,071         $ 89,197,170
                                               ------------         ------------
                                               ------------         ------------

                                                                Held to Maturity
                                                                ----------------
Obligations of states and political
  subdivisions ........................................            $26,603,205
                                                                   -----------
Total .................................................            $26,603,205
                                                                   -----------
                                                                   -----------

A. The composition of Bancorp's loan portfolio, at year-end for the periods indicated, is as follows:

                                                            1996            1995           1994            1993            1992
                                                       ----------------------------------------------------------------------------
Real estate loans:
     Construction ..................................   $ 24,105,582    $ 15,113,573    $ 19,675,572    $ 12,391,794    $ 13,053,544
     Residential ...................................     11,594,713      10,643,190       6,907,000       8,983,865       5,972,420
     Commercial ....................................     48,274,044      34,627,184      28,164,512      24,716,731      17,175,380
                                                       ----------------------------------------------------------------------------
Total Real Estate Loans ............................     83,974,339      60,383,947      54,747,084      46,092,390      36,201,344
                                                       ----------------------------------------------------------------------------

Commercial, financial and industrial loans .........     35,428,680      24,875,838      17,875,351      16,742,024      18,134,842
Commercial receivables financing ...................      3,329,322       2,396,952               0               0               0
Loans to individuals ...............................      4,977,794       7,340,220       4,156,000       3,447,244       2,824,022
                                                       ----------------------------------------------------------------------------
                                                        127,710,135      94,996,957      76,778,435      66,281,658      57,160,208

Less unearned net loans fees .......................        972,058         510,170         673,451         574,866         512,693
                                                       ----------------------------------------------------------------------------
Total Loans ........................................   $126,738,077    $ 94,486,787    $ 76,104,984    $ 65,706,792    $ 56,647,515
                                                       ----------------------------------------------------------------------------
                                                       ----------------------------------------------------------------------------

B.   Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table shows the balances of commercial, financial and industrial loans and real estate - construction loans outstanding as of December 31, 1996 by maturities, based on remaining scheduled repayments of principal. Also shown are the balance of loans due after one year, classified according to sensitivity to changes in interest rates.

                                    MATURITY

                                                    One Year or Less  One Through Five Years   After Five Years      Total
                                                    ----------------  ----------------------   ----------------   ----------
1996
----

Commercial, Financial and Industrial .......          $24,724,507           $10,092,199           $   611,974    $35,428,680

Real Estate - Construction .................           23,564,996               540,586                     0     24,105,582
                                                      -----------           -----------           -----------    -----------
Total ......................................          $48,289,503           $10,632,785           $   611,974    $59,534,262
                                                      -----------           -----------           -----------    -----------
                                                      -----------           -----------           -----------    -----------

The maturity of certain loans may vary due to the ABC's rollover policy. ABC will consider extending the maturity of a loan upon receipt of current financial information and evaluation of the loan performance, the financial performance of the business, and overall economic conditions. Loans with maturities so affected have been revised as appropriate in the above table.

                            INTEREST SENSITIVITY

   The following table represents the total amount of commercial, financial and industrial loans and real estate construction loans due after one year which
(a) have predetermined interest rates and (b) have floating or adjustable interest rates.

                                               At December 31,
Loans Due After One Year                             1996
---------------------------                      -----------

Fixed or Predetermined Rate                      $ 1,257,948

Floating or Adjustable Rate                        9,986,811
                                                 -----------
Total                                            $11,244,759
                                                 -----------
                                                 -----------

C.   Risk Elements

1. The table below shows the aggregate amount of loans accounted for on a non-accrual basis, accruing loans which are contractually past due 90 days or more as to principal or interest and loans which are "troubled debt restructurings" as defined in statement of Financial Accounting Standard No. 15, "Accounting for Debtors and Creditors for Troubled Debt Restructurings" as of year end for the past five years.

                                  Non-Accrual  Past Due 90   Troubled Debt
            December 31             Amount     Days or More  Restructuring
            -----------           ----------------------------------------

            1996                   $700,171     $      0     $      0
            1995                    765,961            0            0
            1994                          0        5,000            0
            1993                     56,000            0            0
            1992                    705,000      525,174            0

Loans are placed on non-accrual status when they go over 90 days delinquent, or when circumstances indicate that timely collection of interest is doubtful. Loans over 90 days delinquent may be left on accrual status if a repayment plan has been negotiated and it appears likely that all interest will be paid.

The gross interest income that would have been recorded on non-accrual loans for the year ended December 31, 1996 if the loans had been current in accordance with their original terms is $23,545. The amount of interest income on those loans that was included in net income for the year ended December 31, 1996 is $96,447.

2.   Potential Problem Loans

     As of December 31, 1996 there are no loans outstanding (excluding those discussed in the preceding section) which cause management to have serious doubts as to the ability of the borrower to comply with the loan repayment terms.

3.   Foreign Outstandings

     The Bancorp did not have any foreign loans outstanding for the years ended December 31, 1996, 1995, or 1994.

4.   Loan Concentrations

     The loan portfolio is concentrated in the Southern Nevada area. Within the portfolio there is a concentration in real estate lending, with commercial real estate lending representing approximately 38% of total loans and construction lending at 19%. All real estate loans are secured with 1st trust deeds with conservative loan-to-value ratios supported by current appraisals. Commercial real estate loans are on predominantly owner-occupied properties, or where the owner occupies a significant portion of the property. Land values in the Las Vegas area continue to increase as the population of the area reflects strong growth. Construction loans are primarily for small to medium tracts of SFRs in the $100M-$135M range. Concentrations are reviewed quarterly to control lending on speculative projects. Land loans represent a small portion of real estate lending, are conservatively underwritten, and are often made in connection with project development.

D.   Other Interest Bearing Assets

     As of December 31, 1996, Bancorp had no other interest bearing assets that would be required to be disclosed if such assets were loans.

SUMMARY OF LOAN LOSS EXPERIENCE

A.   Analysis of the Allowance for Loan Losses

The following table details the amount of loans charged to reserve and the additions to the allowance for loan losses for the past five years.

Each month, ABC's allowance for loan losses is reviewed to determine the adequacy of reserve balances. All loans whose principal balance is greater than or equal to $10,000 and which are delinquent for 30 days or more for principal or interest are selected for detailed study. The appropriate account officers are notified, and each submits reports of borrowers' financial condition, adequacy of collateral, and recommended reserves. Senior management then reviews and determines the necessary adjustment to the allowance for loan loss.

                                                            1996           1995            1994            1993            1992
                                                        -----------    -----------     -----------     -----------     -----------
Allowance for Loan Losses, January 1 ................   $ 1,242,620    $   726,899     $   649,252     $   524,442     $   452,923

Deduct:
     Loans Charged Off During the Year ..............      (315,889)       (86,409)       (14,684)       (122,860)        (92,595)
     Less Recoveries of Losses Previously Charged-Off         9,705         32,130          72,331         117,670          14,114
                                                        -----------    -----------     -----------     -----------     -----------
     Net Loans Charged-Off ..........................       306,184         54,279         (57,647)          5,190          78,481
                                                        -----------    -----------     -----------     -----------     -----------
Allowance Prior to Additions ........................       936,436        672,620         706,899         519,252         374,442
                                                        -----------    -----------     -----------     -----------     -----------

Additions to Allowance Charged to Operating Expense .       375,000        570,000          20,000         130,000         150,000
                                                        -----------    -----------     -----------     -----------     -----------

Allowance for Loan Losses, December 31 ..............   $ 1,311,436    $ 1,242,620     $   726,899     $   649,252     $   524,442
                                                        -----------    -----------     -----------     -----------     -----------
                                                        -----------    -----------     -----------     -----------     -----------

Ratio of Net Charge-Offs to Average Loans Outstanding           .29%          .06%            (08%)           .01%            .16%
                                                        -----------    -----------     -----------     -----------     -----------
                                                        -----------    -----------     -----------     -----------     -----------

The schedule below shows the major categories of loan charge-offs and recoveries for the years 1996, 1995, 1994, 1993 and 1992.


NET CHARGE-OFFS                                                 1996            1995          1994             1993           1992
------------------------------------------------------------------------------------------------------------------------------------
Charge-Offs:
     Real estate loans
              Construction .............................       $      0       $      0       $      0        $ 28,400       $      0
              Residential ..............................              0              0              0               0              0
              Commercial ...............................              0              0              0               0              0
     Commercial, financial and industrial ..............        309,939         64,348         12,049          23,875         90,043
     Commercial receivables financing ..................              0              0              0               0              0
     Loans to individuals ..............................          5,950         22,061          2,635          70,585          2,552
                                                               --------       --------       --------       ---------       --------
     Total .............................................        315,889         86,409         14,684         122,860         92,595
                                                               --------       --------       --------       ---------       --------
Less Recoveries:
     Real estate loans
              Construction .............................       $      0       $      0       $ 28,400        $ 80,000       $      0
              Residential ..............................              0              0              0               0              0
              Commercial ...............................              0              0              0               0          1,753
     Commercial, financial and industrial ..............          8,323         22,545         28,588          27,325         11,300
     Commercial receivables financing ..................              0              0              0               0              0
     Loans to individuals ..............................          1,382          9,585         15,343          10,345          1,061
                                                               --------       --------       --------        --------       --------
     Total .............................................          9,705         32,130         72,331         117,670         14,114
                                                               --------       --------       --------        --------       --------
Net Charge-Offs ........................................       $306,184       $ 54,279       $(57,647)       $  5,190       $ 78,481
                                                               --------       --------       --------       ---------       --------
                                                               --------       --------       --------       ---------       --------

B. Allocation of the allowance for loan losses

                                                    1996 REPORTED PERIOD
                                                  -------------------------
                                                              % Of Loans In
Balance at End of                                            Each Category
Period Applicable to:                               Amount   To Total Loans
                                                  ---------- --------------
Real estate loans:
     Construction .............................   $  245,908      18.9%
     Residential ..............................       39,607       9.1%
     Commercial ...............................      511,984      37.8%
Commercial, financial and industrial loans ....      429,624      27.7%
Commercial receivables financing ..............       33,958       2.6%
Loans to individuals ..........................       50,355       3.9%
                                                  ---------------------
Total .........................................   $1,311,436       100%
                                                  ---------------------
                                                  ---------------------

                                                  1995 REPORTED PERIOD
Real estate loans:
     Construction ............................   $  197,695      15.9%
     Residential .............................      139,220      11.2%
     Commercial ..............................      452,944      36.5%
Commercial, financial and industrial loans ...      325,392      26.2%
Commercial receivables financing .............       31,354       2.5%
Loans to individuals .........................       96,015       7.7%
                                                 ---------------------
Total ........................................   $1,242,620       100%
                                                 ---------------------
                                                 ---------------------

                                                  1994 REPORTED PERIOD
Real estate loans:
     Construction ............................   $  186,278      25.6%
     Residential .............................       65,392       9.0%
     Commercial ..............................      266,647      36.7%
Commercial, financial and industrial loans ...      169,235      23.3%
Commercial receivables financing .............            0       0.0%
Loans to individuals .........................       39,347       5.4%
                                                 ---------------------
Total ........................................   $  726,899       100%
                                                 ---------------------
                                                 ---------------------

                                                  1993 REPORTED PERIOD
Real estate loans:
     Construction ............................   $  121,382      18.7%
     Residential .............................       88,000      13.6%
     Commercial ..............................      242,109      37.3%
Commercial, financial and industrial loans ...      163,994      25.3%
Commercial receivables financing .............            0       0.0%
Loans to individuals .........................       33,767       5.1%
                                                 ---------------------
Total ........................................   $  649,252       100%
                                                 ---------------------
                                                 ---------------------

                                                  1992 REPORTED PERIOD
Real estate loans:
     Construction ............................   $  119,766      22.9%
     Residential .............................       54,797      10.4%
     Commercial ..............................      157,583      30.0%
Commercial, financial and industrial loans ...      166,386      31.8%
Commercial receivables financing .............            0       0.0%
Loans to individuals .........................       25,910       4.9%
                                                 ---------------------
Total ........................................   $  524,442       100%
                                                 ---------------------
                                                 ---------------------

DEPOSITS

     A. The table below shows the average daily balance of deposits by type for the years ended December 31, 1996, 1995 and 1994.

                                                 1996 Average     Average
(In Thousands)                                     Balance       Rate Paid
                                                 ------------    ---------

Non-Interest Bearing Demand Deposits ...........   $ 92,188             0%
Interest Bearing Demand Deposits ...............     94,637          3.62%
Time Deposits ..................................      9,718          4.29%
Savings Deposits ...............................     15,462          3.43%
                                                   --------
Total ..........................................   $212,005
                                                   --------
                                                   --------

                                                 1995 Average      Average
                                                   Balance        Rate Paid
                                                 ------------     ---------

Non-Interest Bearing Demand Deposits ...........   $ 78,531             0%
Interest Bearing Demand Deposits ...............     98,210          3.96%
Time Deposits ..................................     11,618          4.10%
Savings Deposits ...............................     17,709          3.57%
                                                   --------
Total ..........................................   $206,068
                                                   --------
                                                   --------

                                                 1994 Average      Average
                                                   Balance        Rate Paid
                                                 ------------     ---------

Non-Interest Bearing Demand Deposits ...........   $ 76,594              0%
Interest Bearing Demand Deposits ...............     83,469           2.52%
Time Deposits ..................................     10,814           3.06%
Savings Deposits ...............................     18,095           2.77%
                                                   --------
Total ..........................................   $188,972
                                                   --------
                                                   --------

ABC's customer base is primarily comprised of small-to-mid-sized businesses and professionals. ABC is precluded by regulation from paying interest on a majority of these business accounts. ABC does, however, provide services in the form of computer hardware and software, armored transport and other ancillary services to certain depositors. During 1996, services of approximately $218,886 were provided for customers with average balances of approximately $91,745,732. The value of the services represented .24% of the customers' average deposit balances. During 1995, services of approximately $197,553 were provided for customers with average balances of approximately $83,327,935, which represented .23% of the customers' average deposit balance.

B. Not applicable.

C. Not applicable.

D. Maturities of time certificates of deposit of $100,000 or more at December 31, 1996.

     Maturity                                                1996
     ---------------------------------------------------------------
     3 Months or Less                                     $5,602,465
     3 to 6 Months                                         1,035,681
     6 to 12 Months                                          708,539
     Over 12 Months                                          471,289
                                                          ----------
                                        Total             $7,817,974
                                                          ----------
                                                          ----------


E. Not applicable.

RETURN ON EQUITY AND ASSETS

     The table below shows various key ratios including return on equity and return on assets.

                                                          1996     1995    1994
--------------------------------------------------------------------------------

Return on Assets
(Net Income Divided by Average Total Assets) .........    1.73%    1.60%   1.48%

Return on Equity
(Net Income Divided by Average Equity) ...............   16.33%   16.88%  16.21%

Cash Dividend Payout Ratio ...........................       0%       0%      0%

Equity to Assets Ratio
(Average Equity Divided by Average Total Assets) .....   10.61%    9.50%   9.12%


SHORT-TERM BORROWINGS

     At December 31, 1996, 1995 and 1994, short-term borrowings were in the form of repurchase agreements with a one-day maturity.

                                Weighted-average     Average   Weighted-average
                  Balance        interest rate       balance     interest rate
                  Dec. 31.          Dec. 31.         for year      for year
                  --------------------------------------------------------------

     1996         $36,440,370        4.01%         $37,626,801       3.76%
     1995         $36,748,550        4.16%         $24,217,033       4.20%
     1994         $13,779,992        3.30%         $13,784,883       2.79%

     The maximum amount of total outstanding repurchase agreements at any month-end during the years ended December 31, 1996, 1995 and 1994 is as follows:

                        Month                   Amount
                       --------              -----------

     1996              November              $45,488,185
     1995              December              $36,748,550
     1994              August                $19,110,866

                BANCORP'S MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF 1996 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The following discussion and analysis should be read in conjunction with the consolidated financial statements of Bancorp found at Appendix B. The consolidated financial statements include Bancorp, and the accounts of its wholly-owned subsidiaries (ABC and the Other Bancorp Subsidiaries). The following discussion is as of December 31, 1996. To the extent necessary, this discussion is amended and qualified by the Management's Discussion and Analysis section of Bancorp's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1997 which is included within Appendix B, attached hereto, and hereby incorporated by reference herein.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

     Adequate liquidity and maintenance of an appropriate balance between rate sensitive earning assets and liabilities are the principal functions of asset/liability management of a banking organization. Liquidity management involves the ability to meet the cash flow requirements of customers who are depositors desiring to withdraw funds and borrowers requiring assurance that sufficient funds will be available to meet their credit needs. The measures of solid liquidity practices such as Total Deposits to Total Assets and Loans to Deposit ratios are constantly monitored for any adverse trends. Historically, ABC's loan to deposit ratio has been low when compared to industry norms and, conversely, its liquidity ratio has been high. At December 31, 1996, the net loan to deposit ratio was approximately 50%. ABC's primary sources of liquidity are total cash and due from banks, other interest bearing accounts, federal funds sold, and its available-for-sale securities. The liquidity ratio, which is comprised of total cash and cash equivalents and unpledged securities as a percent of total demand deposits, stood at approximately 45.75% at December 31, 1996 and 57.93% at December 31, 1995.

     Management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income during periods of changing interest rates. Effective asset/liability management enabled ABC to maintain desired levels of liquidity and capital while protecting against the possible negative impact of interest rate volatility. ABC avoids the use of highly sensitive short-term funds such as brokered deposits and believes its deposits represent funding sources with safety in respect to both liquidity and earnings, and permits the maintenance of an appropriate relationship between the cost and maturity of liabilities and the yield and maturity of assets. Net cash flow from operations continues to remain positive primarily due to favorable interest rate yields and growth in the loan portfolio. As loan growth continues, the loan to deposit ratio may rise but there is substantial room to increase the loan portfolio without impeding the liquidity ratio. The increase in deposits provided the major funding from financing activities. It is anticipated that deposits will continue to steadily increase as ABC opens additional branches and the local economy continues its growth.

CAPITAL RESOURCES


     Capital increases will continue to be provided by earnings. Capital growth, exclusive of net unrealized gains/losses on available-for-sale securities, for the year ended December 31, 1996 was 18.91% compared to 20.28% for the same period of 1995. While there are no definite plans to issue additional common stock, shareholders approved 15% stock dividend during 1996, a four-for-three stock split during 1995 and a 15% stock dividend during

1994. Neither stock dividends nor stock splits have an effect on total capital. Stockholders' equity, exclusive of net unrealized gains/losses on available-for-sale securities, of Bancorp as a percentage of total assets at December 31, 1996 stood at 9.95%. At December 31, 1995 the ratio was 9.62%. Risk-based capital guidelines require banks to maintain an underlying capital base of 8.00% of "risk-weighted" assets. At December 31, 1996, ABC was well above the minimum requirement with a capital base of 15.67% (Tier 1).


     During the third quarter of 1996, Bancorp completed construction on a two-story 16,000 square foot office complex located adjacent to its corporate headquarters site which now houses its Financial Services department. The building also offers additional leasing opportunities with approximately 13,000 rentable square feet of class "A" office space. As of December 31, 1996, Bancorp had finalized lease agreements with tenants for approximately 10,600 square feet. Negotiations to rent the remainder are ongoing. Management anticipates having the building fully occupied by the second quarter of 1997. Plans are underway for a third building at Bancorp's corporate headquarters site. The building will be designed to accommodate the Check Processing and Data Processing departments as well as drive-up windows. ABC's newest branch facility located in the industrial area of North Las Vegas was officially open as of August 7, 1996 and is now serving customers located within that area.
This newest branch consists of approximately 5,000 square feet with two drive up windows. ABC now has a total of five branches throughout the Las Vegas area. Construction of both facilities was funded by cash flows from operations and had no significant impact on capital. During the fourth quarter of 1996 Bancorp purchased approximately 2.22 acres of raw land in the southwest area of Las Vegas and anticipates opening another branch office during 1997. This would make a total of six branches in the Las Vegas Valley area. Construction of the new processing center and branch will be funded through cash flows from operations. The impact on capital is not expected to be significant.

     On November 15, 1995, the Financial Accounting Standards Board
("FASB") released a Special Report entitled "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." This report provided for a one-time opportunity to reclassify securities between held-to-maturity ("HTM") and available-for-sale ("AFS") that would not call into question an institution's future intent to hold other securities to maturity.

     This one-time transfer was authorized to take place between November
15, 1995 and December 31, 1995. On November 27, 1995, ABC elected to transfer all securities classified as HTM to the AFS category. This transfer does not in any way indicate that future purchases may not be placed in the HTM category. As of December 31, 1996, the capital accounts were increased by $16,000, representing the after tax effect of the AFS portfolio's increase in fair value above its costs.

ASSET GROWTH

     Bancorp experienced an increase in total assets during 1996 of $41,163,495 or 14.88% and in 1995 of $49,271,378 or 21.67%. Stronger loan demand resulted in a $32,251,290 or 34.13% increase in loans in 1996. Accompanying the increase in loans was an increase of $1,286,624 or 1.07% in available-for-sale securities. ABC premises and equipment increased $2,335,950 or 22.23% during the year ended 1996 which is the direct result of the new office complex and branch facility previously discussed under Capital Resources. The increase in total assets was primarily funded by increases in the deposit base of ABC of $37,072,114 or 17.53%. It is anticipated that total assets will continue to increase during 1997, as the Southern Nevada economy remains strong and ABC continues it aggressive business development efforts and branch expansion activities.

INTEREST INCOME

     Total interest income for 1996 totaled $20,272,630 as compared to $19,408,247 for 1995. This increase of $864,383 or 4.45% followed the 1995 increase over 1994 of $4,991,951 or 34.63%.


     The increase in interest income reflects the change in the yield and volume of earning assets when comparing one year to another. Average earning assets increased by approximately $17,704,967 to $238,899,739 while the average yield for those assets decreased to 8.49% from 8.77% in 1995. Average earning assets in 1995 were $30,260,570 above 1994's level of $190,934,202. The 1994 yield was 7.55%. Management anticipates continued growth in earning assets.
The individual components comprising total interest income are interest and fees on loans, interest on investment securities and interest on federal funds sold. The yields and related volumes of these components changed individually as follows:


     Interest and Fees on Loans: Income generated by Bancorp's loan portfolio increased $1,027,764 or 8.89% for the year ended December 31, 1996. This increase is the result of an increase in the average loan volume of approximately $16,557,715 or 18.47% which was offset by a decrease in the yield to 11.85% in 1996 from 12.90% in 1995. During the year ended December 31, 1995, interest and fees on loans increased $3,256,671 or 39.2%. This increase is attributable to an increase in the average volume of $20,578,519 or 29.79% coupled with an increase in the yield of .88%.

     Interest on Securities: Total income from the securities portfolio decreased $159,884 or 2.15% for the year ended December 31, 1996 following an increase of $1,536,279 or 25.97% during 1995. The nominal decrease in investment income for the current year is the result of an increase in the average volume of $541,690 or .43% offset by a decrease in the yield to 5.82% in 1996 from 5.97% in 1995. The tax equivalent yield decreased to 6.14% in 1996 from 6.34% in 1995. The decline in the 1996 yield is attributable to an overall decrease in interest rates. The average volume of investment securities increased by 6.69% for the year ended December 31, 1995. Management attempts to maximize the benefit from tax-free municipal bonds and will continue to do so. It is anticipated that any purchases of investment securities in 1997 will have short-term maturities with higher yields than those currently maturing.

     Interest on Federal Funds Sold: Total interest on federal funds sold decreased $3,497 or .89% in 1996 following a $199,001 or 103.48% increase in 1995. The average volume increased $605,562 or 8.99% during the year ended December 31, 1996 which was offset by a decrease in the yield to 5.29% from 5.81% in 1995. The increase for the year ended December 31, 1995 was a result of an increase in the average volume of $1,858,917 or 38.13% coupled with an increase in the yield of 1.87%.

INTEREST EXPENSE

     The major components of interest expense are interest on deposits and interest on securities sold under agreements to repurchase. The average cost of funds decreased to 3.68% in 1996 from 3.96% in 1995. The average cost of funds was 2.63% in 1994. The cost of funds and related volumes of these individual components were as follows:

     Interest on Deposits: Total interest on deposits decreased $621,364 or 12.43% in 1996. In 1995 interest on deposits increased $2,058,261 or 70.02%. The average volume for interest bearing deposits decreased $7,718,845 or 6.05% during 1996 following an increase of $15,158,271 in 1995. The average rate decreased to 3.65% in 1996. The average rate was 3.92% in 1995 and 2.62% in 1994.

     Interest on Securities Sold Under Agreement to Repurchase: A repurchase agreement is an agreement between ABC and customer where ABC sells U.S. government securities to the customer. On the agreed date, usually the following day, ABC repurchases the securities at the same price plus interest at a predetermined rate. Interest expense paid for the year ended December 31, 1996 increased $398,270 or 39.13%. In 1995 interest expense increased $633,351 or 164.74%. The average volume for this category increased $13,409,768 or 55.37% to $37,626,801 in 1996 from $24,217,033 in 1995. The average volume was
$13,784,883 in 1994. Average rates decreased to 3.76% in 1996 from 4.20% in 1995. Rates for 1994 averaged 2.79%. Interest on these account are individually negotiated at a rate based on ABC's average federal funds rate for the month. Average federal funds rates for 1996 were approximately .53% lower than in 1995, while the 1995 rates were approximately 1.41% higher than in 1994.

INTEREST RATE RISK

     Management attempts to protect earnings from wide shifts in interest rates by employing the following strategies:

     Loans: Approximately 95% of ABC's loan portfolio is written on an adjustable basis that floats with ABC's base rate. Thus, approximately $120,401,000 reprices immediately upon a change in the base rate.

     Securities: Total securities represent approximately 38.34% of total assets at December 31, 1996. In administering the securities portfolio, management adheres to Bancorp's "Investment Portfolio Policy and Guidelines", "Asset/Liability Policy" and "Interest Rate Risk Policy". These internal policy guidelines dictate the average life of at least 70% of the securities portfolio mature within three years. The actual average life of the portfolio at December 31, 1996 was approximately 1.92 years. This strategy of maintaining short maturities provides maximum flexibility in managing fluctuating interest rates. Additionally, the majority of the securities portfolio is of a fixed rate nature. This enables management to provide an underlying level of income, irrespective of changes in interest rates. Diversification for all areas of investments is a key element in interest rate risk. Management monitors the securities portfolio to ensure that an appropriate balance is maintained in terms of both maturity and type of security instrument. Monitoring is aided by the use of a computer program, specializing in Asset/Liability Management and Interest Rate Risk.

     Deposits: Management discourages use of long-term Certificates of Deposit by consistently paying at or below market rates and not offering greater than one-year maturities, with the exception of 18 month IRAs and SEPs. At December 31, 1996, approximately 61% of time deposits had a maturity of three months or less. Due to the large concentration of business accounts, approximately 44% of all deposits at December 31, 1996 are non-interest bearing.

     The above factors provide management the opportunity to maintain favorable net interest margins under most normal interest rate scenarios.

ALLOWANCE FOR LOAN LOSSES

     The purpose of the allowance for loan losses is to maintain reserves at a level sufficient to cover estimated future loan losses. Management exercises its judgment in establishing loan loss reserves for existing loans which may become uncollectible in the future. ABC's current allowance for loan losses reflects an ongoing evaluation of the known risks in the loan portfolio and current economic conditions. The allowance for loan losses was 5.54% higher at December 31, 1996 than at December 31, 1995. Expenses for the provision of loan losses were $375,000 in 1996 as compared to $570,000 in 1995. At December 31, 1995 the allowance for loan losses was 70.95% higher than at December 31, 1994.

     Net charged off loans in 1996 were $306,184 compared to $54,279 in 1995 and ($57,647) in 1994. Net loan losses increased $251,905 or 464% in 1996 and increased $111,926 or 194% in 1995. Net loans at year end were $125,426,641 in 1996 and $93,244,167 in 1995. The allowance for loan loses at year end 1996 was 1.03% and in 1995 was 1.32% of loans outstanding. The allocated portion of the allowance consists of 5 categories: substandard, doubtful, loss, accounts receivable factoring, and pass credits. Additionally, special consideration was given to adequately allocate allowances for ABC's track-home borrowers. Management believes construction loans for partially pre-sold track homes may have the potential to be less risk tolerant than other types of construction loans. Ongoing evaluation of the loan portfolio and new loan products are determining factors in maintaining the allocated allowance for loan losses. The allocated allowance at December 31, 1996 was $859,487 as compared to $592,000 at December 31, 1995. This increase is primarily the result of two loans classified as doubtful.

     At December 31, 1996, Bancorp has two loans totaling approximately
$700,000 classified as impaired in accordance with FASB Statement No. 114 as amended by FASB Statement No. 118. Approximately $24,000 of interest income would have been recorded for the year ended December 31, 1996 had the loans been current in accordance with their original terms. No loans were accounted for as "troubled debt restructurings" as defined in SFAS No. 15. Loans are placed on non-accrual status when they go over 90 days delinquent, or when circumstances indicate that timely collection of interest in doubtful. Loans over 90 days delinquent may be left on accrual status if a repayment plan has been negotiated and it appears likely that all interest will be paid. At December 31, 1996, there are no other loans outstanding which causes management serious doubts as to the ability of the borrower to comply with the loan repayment terms.

     Bancorp had approximately $195,000 classified as other real estate owned ("REO"), which is included in Other Assets on the Consolidated Balance Sheet at December 31, 1996. This property consists of one single family residence which was acquired through foreclosure. Bancorp recorded a loss of approximately $50,000 during 1996 to reduce the recorded amount to fair value. At December 31, 1996, Bancorp was in negotiations to sell the property.

     The loan portfolio is concentrated in the Southern Nevada area. Of total loan commitments, 58% are in real estate loans, and 44% of real estate loan commitments are comprised of residential construction loans.

     Management places greater emphasis on the entry-level and first move-up housing market. Additionally, land loans are conservatively underwritten. Management reviews concentrations in the real estate loan portfolio on a quarterly basis. Management also performs an analysis of the allowance for loan losses on a quarterly basis and appraisal reviews are performed to support the values at which loans are carried in the portfolio. Risk percentages are assigned to all classified loans to ensure that the reserve is adequate and gain excess reserve is provided for any unexpected problems that may arise within the portfolio. The FDIC, as an integral part of their examination process, periodically reviews ABC's allowance for loan losses, and may require ABC to make additions to the allowance based on their judgment about information available to them at the time of their examinations. Management feels that the allowance for loan losses of $1,311,436 at December 31, 1996 is adequate for ABC to meet all anticipated loan losses.

NON-INTEREST INCOME

     Total non-interest income increased $315,792 or 22.18% for the year ended December 31, 1996 and increased $239,941 or 20.27% during 1995. The main component of the 1996 increase is net realized gains recorded on the sale of investment securities of $307,258 compared with a recorded loss of $19,922 during 1995. Additionally, trust operations revenue increased
$84,200 or 26.03% due to increased assets under management. Other accounts with significant fluctuations include property rental income which increased $47,745 or 24.97% due to Bancorp's new office complex and Voucher control fees which declined by $82,896 or 30.78% due to the reduction in construction loans made during the year.

                                     -93-
NON-INTEREST EXPENSE

     Non-interest expenses are comprised of three major categories: salaries, wages and employee benefits, occupance expenses, and all other expenses. Total non-interest expense increased by $360,982 or 4.12% in 1996 and by $856,470 or 10.82% in 1995. The three components of this category are analyzed as follows:

     Salaries, Wages and Employee Benefits: Total salary, wages and employee benefit expense increased $575,453 or 12.65% in 1996 while in 1995 there was an increase of $557,187 or 13.96% over 1994. The increase in 1996 is primarily the result of normal salary increases coupled with additional staffing of the North Las Vegas branch. Full-time equivalent staff increased to 116 in 1996 from 113 in 1995 and 98 in 1994. Salary, wages and employee benefits expenses will increase in 1997 as more employees are added to staff planned branch expansion.

     Occupance Expense: Occupance expenses increased $203,331 or 13.53% as compared to a decrease of $115,038 or 7.11% in 1995. The increase in 1996 is primarily the result of additional depreciation expense of Bancorp's two new facilities. The 1995 decrease is primarily the result of tenant improvements becoming fully depreciated.

     Other Expenses: Total expenses in this category decreased $417,802 or 15.38% during 1996 compared to an increase of $414,321 or 17.99% in 1995. The majority of the 1996 decrease is due to the reduction of FDIC assessments. The Banking Insurance Fund (BIF) became fully funded during 1995 and as such, expenses were $366,733 less than in 1995. Additionally, expense related to the 1995 Stock Appreciation Rights Plan decreased $242,000. These decreases were offset by an increase in REO expense of approximately $174,000.

DIVIDEND POLICIES

     It has been the policy of the company to retain all earnings for the purpose of supporting growth rather than pay cash dividends to shareholders. The Board of Directors declared a 15% stock dividend on March 18, 1996, a four-for-three stock split on March 20, 1995 and a 15% stock dividend on March 21, 1994.

NEW ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1996, Bancorp adopted FASB Statement no. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Statement No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to these assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. There was no material effect on the consolidated financial statements relating to this adoption.

     Effective January 1, 1996, Bancorp adopted FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Statement No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans, such as stock options and stock purchase plans. The statement generally suggests but does not require stock-based compensation transactions for employees to be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Transactions occurring after December 15, 1995 with non-employees shall be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Companies that do not elect to change their accounting for stock-based compensation are required to disclose the effect on net income and earnings per share as if the accounting provisions of Statement No. 123 were applied. Bancorp has decided not to adopt the accounting provisions of this statement.

     The FASB has issued Statement No. 125 ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES (as amended by FASB No. 127 which defers implementation of certain provisions of FASB No. 125 to January 1, 1998), which becomes effective for transactions occurring after December 31, 1996. The Statement distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The Statement also establishes standards on the initial recognition and measurement of servicing assets and other retained interest and servicing liabilities, and their subsequent measurement. Management does not believe the application of this Statement to transactions of Bancorp that have been typical in the past will materially affect Bancorp's financial position or results of operations.


     Emerging Issues Task Force (EITF) Issue No. 96-12 RECOGNITION OF INTEREST INCOME AND BALANCE SHEET CLARIFICATION OF STRUCTURED NOTES, requires the use of the retrospective interest method of recognizing income on certain structured note securities. The application of this consensus applies prospectively to new securities acquired after November 14, 1996. Management does not believe the application of this consensus will materially affect Bancorp's financial position or results of operations.


     The FASB issued Statement No. 128 EARNINGS PER SHARE which establishes standards for computing and presenting earnings per share (EPS). The Statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, EARNINGS PER SHARE, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted DPS computation.

COMPARATIVE RIGHTS OF SHAREHOLDERS


     The current rights of the Bancorp Shareholders are governed by the Nevada General Corporation Law (the "Nevada Statute") and the Articles of Incorporation and Bylaws of Bancorp. Upon consummation of the Mergers, Bancorp Shareholders will all become stockholders of FSC, a Delaware corporation. As stockholders of FSC, their rights will be governed by the Delaware General Corporation Law (the "Delaware Statute") and by FSC's Certificate of Incorporation and Bylaws. The Nevada Statute and the Articles of Incorporation and Bylaws of Bancorp differ from the Delaware Statute and the Certificate of Incorporation and Bylaws of FSC in certain respects. Although it is not practical to compare all such differences, the following is a summary of certain of the more significant of them.

AUTHORIZED CAPITAL STOCK

     BANCORP. Under Bancorp's Articles of Incorporation, the aggregate number of shares which it is authorized to issue is 5,000,000 shares of Common Stock, $.05 par value. All shares of Bancorp Common Stock are identical in rights and have one vote. The holders of Bancorp Common Stock are entitled to such dividends as may be declared from time to time by the Bancorp Board of Directors from funds available therefor, subject to certain restrictions, and upon liquidation are entitled to receive pro rata all assets of Bancorp available for distribution to such holders after provision for liabilities.

     FSC. Under FSC's Certificate of Incorporation, FSC is authorized to issue 300,000,000 shares of common stock and 400,000 shares of preferred stock. All shares of FSC Common Stock are identical in rights and have one vote. All shares of preferred stock also have one vote.

     The FSC Common Stock to be issued in the Merger will be newly issued from authorized and unissued FSC Common Stock. The FSC Common Stock, when delivered pursuant to the Merger Agreement, will be duly authorized and validly issued, fully paid and non-assessable, which status will be supported by an opinion of FSC's counsel.

     FSC's Certificate of Incorporation provides that its Board of Directors can issue preferred stock in one or more series and with such terms and at such times and for such consideration as the FSC Board of Directors may determine. The authority of the FSC Board of Directors includes the determination or fixing of the following with respect to shares of any series thereof: (a) the number of shares and designation or title thereof; (b) rights as to dividends; (c) whether and upon what terms the shares are to be redeemable; (d) rights and preferences of the holders upon the liquidation, dissolution or winding up of FSC; (e) whether the shares are to be subject to a retirement or sinking fund; (f) whether and upon what terms the shares are convertible; (g) the voting rights, if any; (h) whether the issuance of any additional shares of a series shall be subject to restrictions as to issuance or as to the powers, preferences or rights of any other series; and (i) any other preferences, privileges, powers or relative rights specified by the Board of Directors. FSC has designated 18,052 shares of its preferred stock as Series A Cumulative Convertible Preferred Stock, of which 10,140 were issued and outstanding as of March 31, 1997, and all of the currently outstanding shares of which have voting rights, and are convertible at the option of the holders into 27.3375 shares of FSC Common Stock, for each share of Cumulative Convertible Preferred Stock.

     On August 28, 1989, FSC's Board of Directors adopted a Shareholder Rights Plan whereby each FSC shareholder is issued rights to acquire a new class of junior preferred stock, which rights could also be expanded by the FSC Board of Directors to allow the purchase of additional shares of FSC under certain circumstances involving the acquisition of certain amounts of FSC stock by a third party. (SEE "INFORMATION ABOUT FSC--Description of FSC's Capital Stock--Common Stock.").

DIRECTORS

     NUMBER. Bancorp's Bylaws provide that the number of its directors shall be not less than 6 nor more than 12, with the exact number to be set from time to time by the Board of Directors. Currently, Bancorp has 10 Directors. FSC's Bylaws provide that the number of its directors shall be not less than six nor more than thirty, with the exact number to be established from time to time by resolution of the Board of Directors. Currently, FSC has 18 directors.

     ELECTION. Both the Nevada Statute and the Delaware Statute provide that members of the board of directors are elected by a plurality vote of the shareholders or stockholders, with each share being entitled to one vote, unless the articles or certificate of incorporation provide otherwise. Neither Bancorp nor FSC allow cumulative voting with respect to the election of directors.

     REMOVAL. The Nevada Statute provides that one or more directors of a corporation may be removed with or without cause, by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote, subject to certain conditions. These conditions include certain voting requirements applicable to corporations having cumulative voting rights and to the removal of a member of a board who is elected by a single class. The Bancorp Board of Directors is not classified. Bancorp Shareholders may not cumulate votes for Directors.

     Under the Delaware Statute any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. The Delaware Statute also provides additional requirements for the removal of a member of a board which is classified as to term or elected by a single class or elected by classes possessing cumulative voting rights. However, these additional requirements do not apply to FSC, as the Board of Directors of FSC is not classified and none of FSC's shares of capital stock possesses any cumulative voting rights.

     INDEMNIFICATION. Both the Nevada and the Delaware Statutes provide that a director, employee, officer or agent of a corporation may be indemnified against liability (other than in an action by or in the right of the corporation) and other costs incurred by such person in connection with such proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the conduct was unlawful. For actions or suits brought by or in the name of the corporation, both the Nevada and the Delaware Statutes provide that a director, employee, officer or agent of a corporation may be indemnified against expenses incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or at least not opposed to, the best interests of the corporation, except that if such person is adjudged to be liable to the corporation, such person can be indemnified if and only to the extent that a court determines that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. On the other hand, if he/she prevails, indemnification is mandatory. SEE the following subsection captioned "Directors's and Officer's Liability" for a discussion of the differences in the standards of liability for Bancorp Directors compared to FSC Directors.

     Both the Delaware Statute and the Nevada Statute provide that the determination of whether an officer or director is entitled to indemnification (that is, whether or not the person has met the statutory standard of conduct required for indemnification) is to be made (1) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding in question, or (2) if such a quorum is not obtainable or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     FSC's Articles of Incorporation, as amended, provide for indemnification of such persons to the full extent allowed by applicable law. Bancorp has no such broad indemnification provision.

     DIRECTOR'S AND OFFICER'S LIABILITY. The Nevada and Delaware Statutes both allow a corporation to include, in its articles or certificate of incorporation, a provision that limits or eliminates the personal liability of an officer (Nevada only) or a director to the corporation and its stockholders for monetary damages for such person's breach of fiduciary duty, provided that such provision may not so limit a director's liability (i) for a breach of his or her duty of loyalty to the corporation (Delaware only);
(ii) for acts or omissions not in good faith or involving fraud (Nevada only), intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends, certain stock repurchases or redemptions; or
(iv) for any transaction from which the director derived an improper personal benefit (Delaware only).

     These provisions have the effect of protecting a corporation's directors against personal liability from breaches of their duty of care. FSC, with the approval of its stockholders, amended its Certificate of Incorporation to include such provisions in 1989. Bancorp, with the approval of its stockholders, amended its Articles of Incorporation to include such provisions in 1987.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE 1933 ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF FSC, FSC HAS BEEN ADVISED THAT IN THE OPINION OF THE

SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE 1933 ACT AND IS, THEREFORE, UNENFORCEABLE. IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY FSC OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON OF THE REGISTRANT IN A SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, FSC WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION OF WHETHER SUCH INDEMNIFICATION BY IT IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE 1933 ACT AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.

     TRANSACTIONS INVOLVING INTERESTED DIRECTORS. The Delaware Statute states that a transaction involving an interested director of a Delaware corporation is not void or voidable if (a) the director's interest in the transaction is disclosed to the board and a majority of the disinterested directors approve it, (b) the interest is disclosed to the stockholders and the transaction is approved by a majority of the stockholders, or (c) the transaction is fair to the corporation. The Nevada Statute contains a similar provision, except that the board of directors may approve the transaction only if the vote is sufficient without counting the vote of the interested directors.

REPURCHASE AND REDEMPTION OF SHARES

     The Delaware Statute permits a corporation to redeem or repurchase any of its shares for cash, other property or a promissory note except when the capital of the corporation is impaired, or when such repurchase or redemption would impair any capital of the corporation. The Nevada Statute is silent on this point.


PAYMENT OF DIVIDENDS TO SHAREHOLDERS

     Holders of Bancorp Common Stock are entitled to share ratably in such cash dividends as may be declared from time to time by Bancorp's Board of Directors out of funds legally available therefor, subject to certain restrictions. Under the Nevada Statute, Bancorp may only declare dividends on its capital stock if the corporation would not be rendered insolvent (subject to two tests and certain further restrictions).

     The Delaware Statute allows a corporation, subject to any restrictions in its certificate of incorporation, to declare and pay dividends upon its shares of capital stock either out of its surplus (as determined under the statute) or, in the event there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Further restrictions on dividends apply in the event a corporation has issued shares possessing a preference upon the distribution of assets. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. FSC's restated

Certificate of Incorporation grants to the Board of Directors the power to declare dividends on its Common Stock, subject to any dividend or sinking fund requirements pertaining to its Preferred Stock. FSC is also subject to restrictions on its dividend paying ability under banking laws. (SEE "INFORMATION ABOUT FSC--Supervision and Regulation.")

ASSESSMENTS

     All outstanding shares of Bancorp and FSC are fully paid and nonassessable, except to the extent Bancorp Common Stock is assessable under the Nevada Statute.

PREEMPTIVE RIGHTS

     The Nevada Statute, Section 78.265, provides that Bancorp Shareholders have a preemptive right to acquire unissued shares, treasury shares or securities convertible into such shares unless provided otherwise in the Articles of Incorporation. Bancorp's Articles of Incorporation are silent on the issue of preemptive rights. Delaware law does not provide for preemptive rights unless expressly provided in the Certificate of Incorporation. FSC's Certificate does not provide for preemptive rights.

AMENDMENTS TO ARTICLES OR CERTIFICATE OF INCORPORATION

     The Delaware Statute permits the board of directors of a Delaware corporation to adopt a resolution of its own volition setting forth a proposed amendment to the corporation's certificate of incorporation and directing that such proposed amendments be submitted to a vote at a meeting of shareholders. Upon the written request of the holders of not less than 10% of the shares entitled to vote upon a proposed amendment, the board of directors is required to adopt a resolution setting forth the requested amendment and directing that the amendment be submitted to a vote at a meeting of stockholders.

     The Nevada Statute similarly permits the board of directors of a Nevada corporation to adopt a resolution proposing changes to the corporation's articles of incorporation and directing that such proposed amendments be submitted to a vote at a stockholders meeting.

     The voting requirements for shareholder approval of proposed amendments under the Nevada Statute and the Delaware Statute both generally require a majority vote of the shares entitled to vote on such amendments.


AMENDMENTS TO BYLAWS

     The Nevada Statute provides that, unless the power to amend a corporation's bylaws is reserved to its shareholders by its articles of incorporation, the bylaws may be amended by the Board of Directors. Bancorp has made no such reservation.

     The Delaware Statute provides that stockholders may amend the bylaws of a corporation, provided that the corporation may, in its articles of incorporation, also confer such power upon the board of directors. FSC's Certificate of Incorporation expressly authorizes its Board of Directors to amend its Bylaws.

SHAREHOLDER APPROVAL OF MERGERS AND OTHER BUSINESS COMBINATIONS

     The Nevada Statute requires that any proposed exchange, merger or consolidation of a corporation must be approved by the holders of a majority of the outstanding shares entitled to vote.

     The Delaware Statute provides that a merger, consolidation, sale, lease or exchange of all or substantially all of its assets may be effected upon a vote of the holders of a majority of a corporation's outstanding shares. Delaware law does not require a stockholder vote of the surviving corporation in a merger if (a) the merger does not amend the existing certificate of incorporation, (b) each outstanding share of the surviving corporation before the merger is unchanged or becomes a treasury share of the surviving corporation, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance.

     In February 1988, the Delaware Statute was amended to prohibit certain business combinations (generally mergers, consolidations and sales of 10% or more of a corporation's assets) between Delaware corporations and "Interested Stockholders." As defined under the Delaware Statute,
Interested Stockholders are persons who alone, or together with their affiliates, beneficially own 15% or more of the outstanding stock of a corporation. The Delaware Statute bars business combinations between an Interested Stockholder and the corporation for a period of three years after any such person or group has become an Interested Stockholder. The Delaware Statute contains exceptions to the prohibition which allows such combinations if, as a result of the transaction which causes a person to become an Interested Stockholder, such person owns 85% or more of the outstanding voting stock (with certain exceptions). Another provision exempts from the coverage of the Delaware Statute any transaction approved by the corporation's board of directors and two-thirds of the outstanding voting stock not held by the Interested Stockholder. FSC's Certificate of Incorporation provides for super-majority voting requirements in certain cases of non-consensual merger votes.

     The Nevada Statute similarly prohibits such business combinations between Nevada corporations and interested stockholders for a period of 3 years after the interested stockholder's date of acquiring shares unless the combination or the purchase of the shares, made by the interested stockholder is approved by the board of directors. The Nevada Statute also prohibits such business combinations after the expiration of 3 years after the interested stockholder's date of acquiring shares unless the combination meets the requirements specified in Section 78.439 for director and stockholder approvals or Sections 78.441 to 78.444 inclusive with respect to the consideration to be received in the combination by all stockholders other than the interested stockholder. The Nevada Statute defines interested stockholders to include persons who, alone or together with affiliates, beneficially own 10% of the outstanding stock of the corporation. A Nevada corporation may opt-out of the application of these provisions under certain circumstances. Bancorp has not opted out of the application of this statute.


     The Nevada Statute also denies voting rights to a stockholder who acquires a controlling interest in a Nevada corporation, unless such voting rights are approved by a majority of the voting powers of the corporation. A Nevada corporation may opt-out of the application of these provisions under certain circumstances. Bancorp has not opted out of the application of this statute. The Delaware Statute contains no such provision.

     Nevada law does not require a stockholder vote of the surviving corporation in a merger if (a) the merger does not amend the existing articles of incorporation, (b) each outstanding share of the surviving corporation before the merger is unchanged, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance.

RIGHTS OF DISSENTING SHAREHOLDERS

     Sections 92A.300 to 92A.500 of the Nevada Statute provide statutory appraisal rights to certain shareholders who may dissent from certain corporate reorganizations such as mergers or sales of all or substantially all of the institution's assets. Under the Nevada Statute, shareholders are not entitled to dissenters' rights in the event of a merger if, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger is to be acted on, the shares are listed on a national securities exchange, included in the NASDAQ National Market System, or are held by at least 2,000 stockholders of record, unless an exception applies.

     The Delaware Statute provides appraisal rights only in the case of a statutory merger, consolidation or sale of substantially all the assets of a corporation, except that such rights are not available in cases in which the corporation is to be the surviving corporation and no vote of its stockholders is required for such transaction or, unless otherwise provided in the certificate of incorporation, in cases in which the consideration for such transaction is shares of stock listed on a national securities exchange or held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger, consolidation or sale to accept anything other than shares of stock of the surviving corporation, shares of stock of another corporation which are all listed or held by such number of record holders, cash in lieu of fractional shares of such stock, or any combination thereof. The Certificate of Incorporation of FSC does not provide for greater appraisal rights than those set forth in the Delaware Statute.

     FSC Shareholders are not entitled to dissent from or vote on the Mergers.

ANNUAL MEETINGS OF SHAREHOLDERS

     The Delaware Statute authorizes the Delaware Chancery Court to order a Delaware corporation to hold an election of directors upon an application by any stockholder or director if an annual meeting of the stockholders has not been held for 13 months. The Nevada Statute authorizes a Nevada Court to similarly order the election of directors of a Nevada corporation upon application by a stockholder who holds not less than 15% of the voting power if an annual meeting of stockholders has not been held for 18 months.

SPECIAL MEETINGS OF SHAREHOLDERS

     The Nevada Statute provides that special meetings of a corporation's shareholders may be called by the board of directors, the holders of at least one-tenth of all the votes entitled to be cast on the subject matter of the meeting, or by such other persons as are designated in the corporation's articles of incorporation or bylaws. Bancorp's Articles of Incorporation and Bylaws do not give any additional person the authority to call special meetings of the shareholders.

     Under the Delaware Statute, special meetings of stockholders of a corporation may be called by the board of directors or by such persons as are authorized by the corporation's certificate of incorporation or bylaws.
FSC's Bylaws provide that such meetings may also be called by the President, and shall be called by the President or the Secretary at the written request of stockholders owning not less than a majority of all shares issued and outstanding and entitled to vote on any proposal to be submitted to the meeting. The Nevada Statute is similar to the Delaware Statute concerning meetings of shareholders in general, although the Nevada Statute is silent as to any distinction between regular and special meetings of shareholders.

SHAREHOLDER CONSENT TO ACTION WITHOUT A MEETING


     Under the Nevada Statute, any action which may be taken at any meeting of shareholders may be taken without a meeting and a vote if a written consent stating the action is signed by a majority of the shareholders entitled to vote with respect to the subject matter thereof, unless the corporation's articles of incorporation provide otherwise. Bancorp's articles of incorporation do not restrict this right.

     The Delaware Statute provides that, unless otherwise provided in the certificate of incorporation, any action which may be taken at any meeting of stockholders may be taken without a meeting, prior notice or a vote, if written consents setting forth the action taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action if the action were taken at a meeting.
FSC's Certificate of Incorporation does not prohibit such actions by written consent.

SHAREHOLDER INSPECTION OF RECORDS

     The Delaware Statute grants every stockholder the right to inspect a Delaware corporation's stockholder register and other books and records. The Nevada Statute states that any stockholder who holds at least 5% of the outstanding stock may inspect the corporation's articles of incorporation, bylaws and stock ledger.

                                 LEGAL MATTERS

     The legality of the FSC Common Stock offered hereby and certain other matters with respect to the Mergers will be passed upon for FSC and FSB by Ray, Quinney & Nebeker, P.C. As of the Record Date, attorneys at Ray, Quinney & Nebeker, as a group, were beneficial owners of no more than 4% of the total outstanding FSC common stock and held no shares of Bancorp Common Stock. A shareholder of Ray, Quinney & Nebeker is the daughter of the Chairman and Chief Executive Officer of FSC. Another shareholder acts as Assistant Secretary of FSC.


     The law firm of Gary Steven Findley & Associates will pass upon certain matters in connection with the Mergers for Bancorp and for ABC. As of the Record Date, attorneys at Gary Steven Findley & Associates beneficially owned 4,000 shares of Bancorp Common Stock and 1,500 shares of FSC Common Stock.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 incorporated in this Prospectus/Proxy Statement by reference from FSC's Annual Report on Form 10-K have been audited by Deloitte & Touche, LLP, independent certified public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.


     The consolidated financial statements of Bancorp as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus/Proxy Statement have been audited by McGladrey & Pullen, LLP, independent certified public accountants, as stated in their report appearing in Appendix B, and have been so included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.


                     DEADLINE FOR FSC SHAREHOLDER PROPOSALS

     Any FSC shareholder who wishes to present a proposal for action at the APRIL 1998 ANNUAL MEETING of the FSC shareholders, must submit his proposal in writing by Certified Mail -- Return Receipt Requested, to First Security Corporation, Attention: Secretary of the Corporation, 79 South Main Street, Salt Lake City, Utah 84111, on or before December 31, 1997.

                   DEADLINE FOR BANCORP SHAREHOLDER PROPOSALS

     Assuming the Merger Agreement is not approved at the Shareholders' Meeting, or that the Merger Agreement otherwise fails to close and is terminated, a Bancorp shareholder who wishes to present a proposal for action at the 1998 ANNUAL MEETING of the Bancorp shareholders, must submit his proposal in writing by Certified Mail -- Return Receipt Requested, to American Bancorp of Nevada, Attention: Secretary of the Corporation, 4425 Spring Mountain Road, Las Vegas, Nevada 89102, on or before December 31, 1997.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of Delaware contains detailed provisions on indemnification of directors and officers of a Delaware corporation against expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with litigation.

    The Certificate of Incorporation of First Security Corporation provides for indemnification of directors and officers to the full extent permitted or allowed by the laws of the State of Delaware, as such laws exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than permitted or allowed by Section 145). The registrant also insures its officers and directors to the full extent permitted by Section 145.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)   EXHIBITS.  The Registration Statement includes the following Exhibits:


EXHIBIT
NUMBER      DESCRIPTION OF EXHIBIT
------      ----------------------

2. Agreement and Plan of Reorganization, dated as of March 17, 1997, by and among First Security Corporation ("FSC"), First Security Bank of Nevada ("FSB"), American Bancorp of Nevada
            ("Bancorp"), and American Bank of Commerce ("ABC"). (Included as Appendix A to the Prospectus / Proxy Statement.

3(1). Certificate of Incorporation, as amended (Exhibit 3.1 to FSCO's Registration Statement on Form S-4, Reg #333-30045, filed
            July 24, 1990, incorporated by reference).

3(2). Bylaws of FSC, as amended Jan. 29, 1996 (Exhibit 3.2 to FSCO's Annual Report on Form 10-K for the year ended Dec. 31, 1995, incorporated by reference).

4(1). No instruments defining the rights of holders of long-term debt of FSC and its subsidiaries have been included as exhibits because the total amount of indebtedness authorized under any such instrument does not exceed 10% of the total assets of FSC and its subsidiaries on a consolidated basis.

4(2). Rights Agreement between FSC and First Security Bank NA, dated Aug. 28, 1990, which includes: Exhibit A, the form of Rights Certificate and the form of Election of Exercise; Exhibit B, the form of Certificate of Designation of FSC's Junior Series B Preferred Stock, no par value per share; and Exhibit

            C, the Summary of Rights (Exhibit 4 to FSC's Report on Form 8-K, dated Aug. 28, 1990, filed Sept. 1, 1990, incorporated by reference).

4(3). Amendment Agreement between FSC and First Security Bank of Utah NA, dated Sept. 26, 1990, amending the Rights Agreement between the same parties dated Aug. 28, 1990, (Exhibit 1 to FSC's Amendment #1 on Form 8-A, dated Oct. 10, 1990, filed Oct. 16, 1990, amending FSC's Report on Form 8-K, dated Aug. 28, 1990, filed Sept. 1, 1990, incorporated by reference).

5. Opinion of Ray, Quinney & Nebeker as to the legality of the shares being registered.

8.          Opinion of Ray, Quinney & Nebeker re:  Tax Matters.

10(1). Amended and Restated FSC Comprehensive Management Incentive Plan (Exhibit 10.1 to FSC's Annual Report on Form 10-K for the year ended Dec. 31, 1994, incorporated by reference).

10(2). Employment Agreement between FSCO and Spencer F. Eccles, dated Oct. 16, 1996 (Exhibit 10.3 to FSC's Registration Statement on Form S-4, Reg #333-21759, filed Feb. 13, 1997, incorporated by reference).

10(3). Employment Agreement between FSC and Morgan J. Evans, dated Oct. 16, 1996 (Exhibit 10.4 to FSC's Registration Statement on Form S-4, Reg #333-21759, filed Feb. 13, 1997, incorporated by reference).

10(4). Employment Agreement between FSC and Michael P. Caughlin, dated Oct. 16, 1996 (Exhibit 10.9 to FSC's Registration Statement on Form S-4, Reg #333-21759, filed Feb. 13, 1997, incorporated by reference).

10(5). Employment Agreement between FSC and Brad D. Hardy, dated Oct. 16, 1996 (Exhibit 10.8 to FSC's Registration Statement on Form S-4, Reg #333-21759, filed Feb. 13, 1997, incorporated by reference).

10(6).      Employment Agreement between FSC and Mark D. Howell, dated
            Oct. 16, 1996 (Exhibit 10.10 to FSC's Registration Statement on Form S-4, Reg #333-21759, filed Feb. 13, 1997, incorporated by reference).

10(7). Employment Agreement between FSC and J. Patrick McMurray, dated Oct. 16, 1996 (Exhibit 10.6 to FSC's Registration Statement on Form S-4, Reg #333-21759, filed Feb. 13, 1997, incorporated by reference).

10(8). Employment Agreement between FSC and L. Scott Nelson, dated Oct. 16, 1996 (Exhibit 10.5 to FSC's Registration Statement on Form S-4, Reg #333-21759, filed Feb. 13, 1997, incorporated by reference).

10(9). Employment Agreement between FSC and Scott C. Ulbrich, dated Oct. 16, 1996 (Exhibit 10.7 to FSC's Registration Statement on Form S-4, Reg #333-21759, filed Feb. 13, 1997, incorporated by reference).

10(10).     The form of FSC's Deferred Compensation Plan Deferral
            Election -- 01/01/95 -- 12/31/95 (Exhibit 10.10 to FSC's Annual Report on Form 10-K for the year ended Dec. 31, 1994, incorporated by reference).

13(1). FSC's Annual Report on Form 10-K for the year ended December 31, 1996, hereby incorporated by reference [File No. 1-6906].

22. FSC's Subsidiaries (included in FSC's Annual 10-K Report for the year ended December 31, 1996 [File No. 1-6906], and incorporated by reference).

24(1).      Consent of Deloitte & Touche, LLP.

24(2).      Consent of McGladrey & Pullen LLP.

24(3).      Consent of Ray, Quinney & Nebeker (filed as part of Exhibit 5 and
            Exhibit 8(1)).

24(4)       Consent of Gary Steven Findley & Associates.

24(5)       Consent of the Findley Group.

25. Power of Attorney (included in signature pages of original filing of Registration Statement).

28.         Form of Proxy Materials for Bancorp Shareholders' Meeting.

ITEM 22.  UNDERTAKINGS.

     FSC hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "1933 Act"), each filing of FSC's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     FSC hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.


     THE UNDERTAKING AS TO INDEMNIFICATION OF OFFICERS AND DIRECTORS REQUIRED TO BE DISCLOSED BY ITEM 512(i) OF REGULATION S-K IS FOUND IN "COMPARATIVE RIGHTS OF SHAREHOLDERS--DIRECTORS--DIRECTOR LIABILITY" IN THE PROSPECTUS / PROXY STATEMENT.


     FSC hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective; and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     FSC hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Time of the registration statement through the date of responding to the request.


     FSC hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired, that was not the subject of and included in the registration statement when it became effective.

FSC hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the Effective Time of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, First Security Corporation has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on the 19th day of May, 1997.

                                       FIRST SECURITY CORPORATION



                                       By: /s/ Morgan J. Evans
                                           -----------------------
                                           Morgan J. Evans
                                           President and Chief Operating Officer




     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date or dates indicated.

SIGNATURE                  TITLE                                DATE


/s/ Spencer F. Eccles*     Chairman and Chief                  May 19, 1997
-----------------------    Executive Officer, Director
Spencer F. Eccles



/s/ Morgan J. Evans*       President and Chief                 May 19, 1997
-----------------------    Operating Officer, Director
Morgan J. Evans

/s/ Scott C. Ulbrich*      Executive Vice President and        May 19, 1997
-----------------------    Chief Financial Officer
Scott C. Ulbrich           (Principal Financial and
                           Accounting Officer)



/s/ James C. Beardall*     Director                            May 19, 1997
-----------------------
James C. Beardall



/s/ Rodney H. Brady*       Director                            May 19, 1997
-----------------------
Rodney H. Brady



/s/ James E. Bruce*        Director                            May 19, 1997
-----------------------
James E. Bruce



/s/ Thomas D. Dee II*      Director                            May 19, 1997
-----------------------
Thomas D. Dee II



                           Director
-----------------------
Dr. David P. Gardner



/s/ Robert H. Garff*       Director                            May 19, 1997
-----------------------
Robert H. Garff



/s/ Jay Dee Harris*        Director                            May 19, 1997
-----------------------
Jay Dee Harris



/s/ Robert T. Heiner*      Director                            May 19, 1997
-----------------------
Robert T. Heiner

/s/ Karen H. Huntsman*     Director                            May 19, 1997
-----------------------
Karen H. Huntsman



/s/ G. Frank Joklik*       Director                            May 19, 1997
-----------------------
G. Frank Joklik



/s/ B. Z. Kastler*         Director                            May 19, 1997
-----------------------
B. Z. Kastler



                           Director
-----------------------
Joseph G. Maloof



/s/ Scott S. Parker*       Director                            May 19, 1997
-----------------------
Scott S. Parker



/s/ James L. Sorenson*     Director                            May 19, 1997
-----------------------
James L. Sorenson



/s/ Harold J. Steele*      Director                            May 19, 1997
-----------------------
Harold J. Steele



/s/ James R. Wilson*       Director                            May 19, 1997
-----------------------
James R. Wilson



                   * /s/ A. R. Thorup
172535.05/art      ---------------------
                   By: A. R. Thorup
                   Attorney-in-Fact

                               APPENDIX A

                           AGREEMENT OF MERGER

                      AGREEMENT AND PLAN OF REORGANIZATION
                          (as Amended in May, 1997)

     This Agreement and Plan of Reorganization, dated as of March 17, 1997 (this "AGREEMENT"), is made and entered into by and among FIRST SECURITY CORPORATION, a Delaware corporation ("FSC"), FIRST SECURITY BANK OF NEVADA, a bank organized under the laws of Nevada ("FSB"), AMERICAN BANCORP OF NEVADA, a Nevada corporation ("BANCORP"), and AMERICAN BANK OF COMMERCE, a bank organized under the laws of Nevada ("BANK").

                                R E C I T A L S:
     A. FSC is a corporation duly organized and existing under the laws of the State of Delaware, with its principal place of business located at 79 South Main Street, Salt Lake City, Utah. FSC is authorized by its Articles of Incorporation to issue (i) 400,000 shares of preferred stock, each of no par value ("FSC PREFERRED STOCK"), 18,052 of which are designated as Class A Preferred Stock, of which 10,277 were issued and outstanding on December 31, 1996, and (ii) 300,000,000 shares of common stock, each of $1.25 par value ("FSC COMMON STOCK"), of which as of December 31, 1996, there were 75,706,072.05 (net of Treasury) shares issued and outstanding.

     B. FSB is a bank duly organized under the laws of the State of Nevada, with its principal place of business located at Las Vegas, Nevada. FSB is authorized by its Articles of Incorporation to issue 5,000,000 shares of common stock, each of $1.00 par value, of which as of the date of this Agreement there were 612,000 shares issued and outstanding. FSC owns beneficially and of record all of the issued and outstanding shares of common stock of FSB.

     C. Bancorp is a corporation duly organized and existing under the laws of the State of Nevada, with its principal office located at 4425 Spring Mountain Road, Las Vegas, Nevada 89102. Bancorp is authorized by its Articles of Incorporation to issue 5,000,000 shares of common stock, each of $0.05 par value ("BANCORP COMMON STOCK"), of which as of the date of this Agreement there were 3,721,840 shares issued and outstanding and 212,238 options outstanding to acquire 212,238 shares of Bancorp Common Stock (the "OPTIONS").

     D. Bank is a bank incorporated under the laws of the State of Nevada, having its principal place of business located at 4425 Spring Mountain Road, Las Vegas, Nevada 89102. Bank is authorized by its Articles of Incorporation to issue 1,000,000 shares of common stock, each of $5.00 par value, of which as of the date of this Agreement there were 273,471 shares issued and outstanding. Bancorp owns beneficially and of record all of the issued and outstanding shares of common stock of Bank.

     E. Bancorp owns beneficially and of record all of the issued and outstanding shares of capital stock of AmBank Financial, Inc., a Nevada corporation, and of AmBank Mortgage Company, a Nevada corporation (collectively, the "SUBSIDIARIES").

     F. The parties hereto desire that Bank be merged with and into FSB (the "BANK MERGER") pursuant to a Plan and Agreement of Bank Merger attached hereto as Exhibit A (the "BANK MERGER AGREEMENT"), and that immediately after the Bank Merger, Bancorp be merged with and into FSC (the "MERGER") pursuant to a Plan and Agreement of Merger in the form attached hereto as Exhibit B (the "PLAN OF MERGER").


                               A G R E E M E N T:

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions set forth herein, the parties hereto covenant and agree as follows:

                                    ARTICLE I
                                 THE BANK MERGER

     1.1 THE BANK MERGER. Pursuant to the laws of the State of Nevada, and subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the Bank shall be merged with and into FSB, which shall be the surviving bank, immediately prior to but essentially concurrently with the Merger.

     1.2 EFFECT OF THE BANK MERGER. At the effective time, Bank shall be merged with and into FSB in the manner and with the effect provided by the laws of the State of Nevada and the separate legal existence of Bank shall cease, except to the extent provided by the laws of the State of Nevada in the case of a bank after its merger into another bank, and thereupon FSB and Bank (sometimes referred to as the "MERGING BANKS") shall be a single bank. FSB, as the surviving corporation, shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, and shall be subject to all restrictions, disabilities and duties of the Merging Banks; and all property, real, personal and mixed, and all debts due to the Merging Banks on whatever account, including subscriptions for shares and all other things in action or belonging to the Merging Banks shall be taken and deemed to be vested in FSB without further act or deed. FSB shall thenceforth be responsible for all the debts, liabilities and duties of each of the Merging Banks and any claim existing or action or proceeding pending by or against either of the Merging Banks may be prosecuted to judgment as if the Bank Merger had not taken place, or FSB may be substituted in place of the Bank, and neither the rights of creditors nor any liens upon any property of either shall be impaired by the Bank Merger.

               (a) ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS. The Articles of Incorporation and Bylaws of FSB in effect immediately prior to the Bank Merger shall govern FSB after the Bank Merger without amendment. The directors and officers of FSB shall be the directors and officers of FSB holding such positions immediately prior to the Bank Merger.

     1.3 CONVERSION OF SHARES. The manner and basis of converting the shares of the Merging Banks shall be as follows:

          1.3.1 FSB COMMON STOCK. All shares of FSB common stock which are outstanding immediately prior to the Bank Merger shall continue to be outstanding immediately after the Bank Merger. FSB shall issue such additional shares of FSB common stock to FSC as may be reasonable and proper to compensate FSC for the FSC Common Stock to be issued in the concurrent merger of Bancorp into FSC.

          1.3.2 BANK COMMON STOCK. Each share of Bank common stock which is outstanding immediately prior to the Bank Merger and all rights in respect thereof, IPSO FACTO, shall be cancelled, and no FSB common stock or FSC Common Stock shall be delivered in exchange therefor.

     1.4 SUBSEQUENT ACTIONS. If, at any time after the Bank Merger, FSB shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in FSB its right, title, or interest in, to, or under any of the rights, properties, or assets of Bank acquired or to be acquired by FSB as a result of or in connection with the Merger, or otherwise to carry out this Agreement, the officers and directors of FSB shall be authorized to execute and deliver, in the name and on behalf of Bank or otherwise, all such deeds, bills of sale, assignments, and assurances, and to make and do, in the name and on behalf of Bank or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any right, title, and interest in, to, and under such rights, properties, or assets in FSB or otherwise to carry out this Agreement.

                                   ARTICLE II
                                   THE MERGER

     2.1 THE MERGER. Immediately after but essentially concurrently with the Bank Merger, and pursuant to the laws of the States of Delaware and Nevada and subject to the terms and conditions of this Agreement and the Plan of Merger, Bancorp shall be merged with and into FSC, which shall be the surviving corporation.

     2.2  EFFECT OF THE MERGER.  At the Effective Time (as defined in Section
8.2.2. below), Bancorp shall be merged with and into FSC in the manner and with the effect provided by the laws of Delaware and Nevada and the separate legal existence of Bancorp shall cease, except to the extent provided by the laws of the State of Nevada in the case of a corporation after its merger into another corporation, and thereupon FSC and Bancorp (sometimes referred to as the "MERGING ENTITIES") shall be a single corporation. FSC, as the surviving corporation, shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, and shall be subject to all restrictions, disabilities and duties of the Merging Entities; and all property, real, personal and mixed, and all debts due to the Merging Entities on whatever account, including subscriptions for shares and all other things in action or belonging to the Merging Entities shall be taken and deemed to be vested in FSC without further act or deed. FSC shall thenceforth be responsible for all the debts, liabilities and duties of each of the Merging Entities and any claim existing or action or proceeding pending by or against either of the Merging Entities may be prosecuted to judgment as if the Merger had not taken place, or FSC may be substituted in place of Bancorp, and neither the rights of creditors nor any liens upon any property of either shall be impaired by the Merger.
The outstanding shares of capital stock of Bancorp shall be converted on the basis, terms and conditions described in Section 2.3.

               (a) CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS. The Certificate of Incorporation and Bylaws of FSC in effect immediately prior to the Merger shall govern FSC after the Merger without amendment. The directors and officers of FSC shall be the directors and officers of FSC holding such positions immediately prior to the Merger.

     2.3 CONVERSION OF SHARES. The manner and basis of converting the shares of the Merging Entities shall be as follows:

          2.3.1 FSC COMMON STOCK. All shares of FSC Common Stock which are outstanding immediately prior to the Effective Time shall continue to be outstanding immediately after the Effective Time.

          2.3.2 CONVERSION OF BANCORP COMMON STOCK. Each share of Bancorp Common Stock which is outstanding immediately prior to the Effective Time (of which there shall be no more than 3,934,078 shares fully diluted and assuming all Options have been exercised) and all rights in respect thereof, shall be converted IPSO FACTO, and without any action on the part of the holder thereof, at the Effective Time, into the right to receive 0.63 shares of FSC Common Stock (the "CONVERSION RATIO"), subject to adjustment as specified in Subsections (a) and (b) hereof, if applicable.

               (a) The Conversion Ratio shall be adjusted either upward or downward under the following circumstances:

                    (i) If the average of the daily closing prices of a share of FSC Common Stock as quoted on the NASDAQ National Market System, for the fifteen (15) consecutive trading days ending on the date preceding the Closing Date (the "AVERAGE CLOSING PRICE") is greater than $39.00, then the Conversion Ratio shall be determined as follows; provided, however, that in no event shall the Conversion Ratio be less than 0.60:

                     96,660,296, DIVIDED BY A, DIVIDED BY B

                       For purposes of the above formula:

                         A    =  Average Closing Price; and
                         B    =  3,934,078

                    (ii) If the Average Closing Price is less than $33.00, then the Conversion Ratio shall be determined as follows; provided, however that in no event shall the Conversion Ratio be greater than 0.66:

                     81,789,477, DIVIDED BY A, DIVIDED BY B

                       For purposes of the above formula:

                         A    =  Average Closing Price
                         B    =  3,934,078

               (b) ADJUSTMENTS FOR FSC DILUTION. If prior to the Effective Time, FSC shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the FSC Common Stock, or declare a dividend, or make a distribution on the FSC Common Stock in any security convertible into FSC Common Stock, as of a record date prior to the Effective Time, appropriate adjustment or adjustments (rounded to four digits to the right of the decimal point) will be made to the Conversion Ratio and the total number of shares of FSC Common Stock to be issued in the transaction so as to maintain the proportional interest in FSC Common Stock which the shareholders of Bancorp would otherwise have received.

          2.3.3  EXCHANGE OF CERTIFICATES.

               (a) EXCHANGE AGENT. As of the Effective Time, FSC shall deposit with First Security Bank of Utah, N.A. (the "EXCHANGE AGENT") for the benefit of the holders of shares of Bancorp Common Stock, for exchange in accordance with this Section 2.3, certificates representing the shares of FSC Common Stock (such shares of FSC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to this Section 2.3 in exchange for shares of Bancorp Common

Stock outstanding immediately prior to the Effective Time. To the extent FSC owns shares of FSC Common Stock as treasury stock, such shares may be deposited into the Exchange Fund.

               (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Bancorp shareholder of record (other than holders of shares as to which dissenters' rights are perfected) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the Bancorp certificates to the Exchange Agent, and shall be in such form and have such other provisions as FSC and Bancorp may reasonably specify), and (ii) instructions for use in effecting the surrender of the Bancorp certificates in exchange for certificates representing shares of FSC Common Stock. Upon surrender of a Bancorp certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Bancorp certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of FSC Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2.3, and the certificate so surrendered shall forthwith be canceled. Until so surrendered, the certificates which prior to the Merger represented shares of Bancorp Common Stock shall be deemed for all corporate purposes to evidence ownership of the shares of FSC Common Stock into which such shares of Bancorp Common Stock shall have been converted; provided, however, that no dividends or other distributions declared or made after the Effective Time with respect to FSC Common Stock with a record date after the Effective Time shall be paid until the holder shall have surrendered certificates therefore, at which time the holder shall be paid the amount of dividends, if any, without interest, which shall theretofore have become payable with respect to the shares of FSC Common Stock into which such shares shall have been converted.

     If any certificate for shares of FSC Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange pay to the Exchange Agent for such purposes any applicable transfer or other taxes required by reason of the issuance of a certificate for shares of FSC Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Transfer Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.3, each certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of FSC Common Stock and cash in lieu of any fractional shares of FSC Common Stock as contemplated by this Section 2.3.

               (c) NO FURTHER OWNERSHIP RIGHTS IN BANCORP COMMON STOCK. All shares of FSC Common Stock issued upon the surrender for exchange of shares of Bancorp Common Stock in accordance with the terms hereof (including any cash paid pursuant to Subsection (d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Bancorp Common Stock, and there shall be no further registration of transfers on the stock transfer books of FSC of the shares of Bancorp Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to FSC for any reason, they shall be canceled and exchanged as provided in this Agreement.

               (d) NO FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement to the contrary, neither certificates nor script representing fractional shares of FSC Common Stock shall be issued in the Merger, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of FSC. In lieu of any such fractional shares, each holder of shares of Bancorp Common Stock who would otherwise have been entitled to a fraction of a share of FSC Common Stock upon surrender of certificates as provided in this Section 2.3 shall upon such surrender be paid an amount of cash (without interest) determined by multiplying (a) the fractional share interest to which such holder would otherwise be entitled, (b) by the Average Closing Price (as such term is defined in Section 2.3.2, above) of a share of FSC Common Stock. From time to time, at the request of the Exchange Agent, after the determination of amounts of cash to be paid to holders of Bancorp Common Stock in lieu of any fractional share interests, FSC shall make available such amounts to the Exchange Agent.

     2.4 DISSENTERS' RIGHTS NOT AVAILABLE. Under Section 92A.390 of the Nevada Revised Statutes, there is no right to dissent from the Merger on the part of Bancorp shareholders because Bancorp Common stock is included in its National Market System by the National Association of Securities Dealers, Inc. and shall be so included at the record date to be fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the merger and the Agreement are to be acted on. Delaware law does not provide for a right to consent to or dissent from the Merger on the part of FSC shareholders.

     2.5 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, FSC shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record of otherwise in FSC its right, title, or interest in, to, or under any of the rights, properties, or assets of Bancorp acquired or to be acquired by FSC as a result of or in connection with the Merger, or otherwise to carry out this Agreement, the officers and directors of FSC shall be authorized to execute and deliver, in the name and on behalf of Bancorp or otherwise, all such deeds, bills of sale, assignments, and assurances, and to make and do, in the name and on behalf of Bancorp or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any right, title, and interest in, to, and under such rights, properties, or assets in FSC or otherwise to carry out this Agreement.

                                   ARTICLE III
                          COVENANTS OF BANCORP AND BANK

     3.1 NEGATIVE COVENANTS OF BANCORP AND BANK. Except as otherwise contemplated hereby, between the date hereof and the Effective Time or the time when this Agreement terminates as provided herein, neither Bancorp nor Bank shall, without the prior written authorization of the Chairman or President of FSB:

          3.1.1 CHANGE IN CAPITAL STOCK; ISSUANCE OF SHARES. Make any change in their authorized capital stock, or issue, agree to issue or permit Bancorp or Bank to become obligated to issue any shares of their capital stock or securities convertible into their capital stock;

          3.1.2 OPTIONS, WARRANTS, AND RIGHTS. Grant or issue any options, warrants or other rights, including stock appreciation rights, of any kind relating to the purchase of shares of their capital stock or securities convertible into their capital stock (Bancorp and Bank hereby represent and warrant that, except for the Options and the 231,963 stock appreciation rights (the "SARS") outstanding as of the date hereof, no options, warrants, stock appreciation rights or other rights to purchase shares of their capital stock are outstanding on the date hereof);

          3.1.3 DIVIDENDS. Declare or pay any dividends or other distributions on any shares of their capital stock; provided, however, that the Bank may declare dividends to Bancorp in accordance with normal practices and to cover expenses associated with the transactions hereunder;

          3.1.4 PURCHASE OF SHARES. Purchase or otherwise acquire, or agree to acquire, any shares of their stock, other than in a fiduciary capacity;

          3.1.5 BENEFIT PLANS. Except as required by law, enter into or amend any pension, retirement, stock option, stock appreciation, profit sharing, deferred compensation, consultant, bonus, group insurance or similar benefit plan in respect of any of their directors, officers or other employees;

          3.1.6 CONDUCT OF BUSINESS. Except as contemplated by this Agreement, take or omit to take any action which (i) causes

Bancorp or Bank not to conduct its businesses in a manner consistent with normal business practices, including with respect to the securities or asset portfolios of Bank, (ii) has a material and adverse effect on the financial condition (present or prospective), businesses, properties, assets or operations of Bancorp or Bank (the parties hereto recognize that the operation of Bancorp and Bank until the Effective Time is the responsibility of Bancorp, Bank, and the respective Boards of Directors and officers of such corporations; nevertheless, Bancorp and Bank shall keep FSB advised of all important changes in the financial condition (present or prospective), businesses, properties, assets or operations of Bancorp and Bank);

          3.1.7 ACQUISITIONS AND MERGERS. Acquire or merge with any other company or acquire any branch or other significant part of the assets of any other company;

          3.1.8 LIENS; INDEBTEDNESS; INCREASE IN COMPENSATION, ETC. Except in the ordinary course of business, (i) mortgage, pledge or subject to a lien or any other encumbrance any of their assets, dispose of any of their assets, incur or cancel any indebtedness or claims, purchase or lease any assets having a purchase price or lease cost, in the aggregate, of more than $10,000.00, or (ii) increase any compensation or benefits payable to their officers or employees, except to pay (y) routine merit increases in accordance with past practices and (z) costs associated with the transactions contemplated under this Agreement in a total amount not to exceed $1,250,000.00.

          3.1.9 AMENDMENTS TO CHARTER, ETC. Amend their respective Articles of Incorporation or make any material amendments to their respective Bylaws which would interfere in any manner with the transactions contemplated by this Agreement;

     3.2 PRESERVATION OF BUSINESS, EMPLOYEES. Bancorp and Bank shall use their best efforts to retain for the benefit of FSC and FSB the continuing services of the present officers and employees of Bancorp and Bank, to preserve the goodwill of customers and others having business relations with Bank, to preserve the deposit levels of Bank, to preserve the benefits of all contractual relationships with others and to keep in force at least at their present limits all policies of insurance currently in effect;

     3.3 INVESTIGATION; ACCESS. Bancorp and Bank shall diligently endeavor to (i) take or cause to be taken all action required under this Agreement on their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with FSC and FSB to that end, including, without limitation, providing to FSC and FSB, and their employees, accountants and counsel, access to Bancorp's and Bank's books, records, reports, tax returns and facilities and to their employees, accountants, and counsel; provided, however, that such investigation to be conducted by FSC and FSB shall be performed in such a manner which will not unreasonably interfere with the normal operations, customers or employee relations of Bancorp and Bank, and shall be in accordance with procedures established by the parties having due regard for the foregoing, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals and permissions of regulatory authorities referred to in Article VII.

     To facilitate the investigations of Bancorp and Bank to be conducted by FSC and FSB, Bancorp and Bank shall deliver to FSB, as soon as reasonably possible, (i) a list setting forth all of the classified, criticized and nonperforming assets of Bank ("CLASSIFIED ASSETS") as identified by Bank or by the most recent examination by Bank's federal or state bank examiner, along with an explanation of management's response for dealing with such assets, (ii) a list of all loans which are more than thirty (30) days past due ("PAST DUE LOANS"), and (iii) Bank management's analysis of expected losses to be incurred with respect to the loans (assets) identified in items
(i) and (ii).

     From execution of the Agreement until Closing (as defined in Section 8.1, below), Bancorp and Bank shall deliver to FSB (i) monthly reports which summarize the loan and lease and the deposit activity of Bank for the previous month, and (ii) a report detailing any changes to the Classified Assets or Past Due Loans.

     3.4  REGULATORY APPROVALS.  Bancorp and Bank and the Shareholders shall
(i) use their best efforts in good faith to obtain all necessary regulatory approvals and to take or cause to be taken all other action required under this Agreement on its or their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with FSC and FSB to that end, (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in Article VII. Bancorp and Bank shall have the right to review all applications to such regulatory authorities before the filing thereof and to comment upon the form of such applications and the information contained therein.

     3.5 NOTIFICATION OF ACTIONS. Bancorp and Bank covenant and agree to immediately notify FSC and FSB in the event of any action which materially affects any of the covenants set forth in this Article III.

     3.6 TERMINATION OF EMPLOYEE BENEFIT PLANS. On or before the Effective Time, Bancorp and FSC shall determine whether it is in the best interests of the parties hereto and the employees of Bancorp and Bank to terminate the employee benefit plans (as described in Section 4.1.16) or to merge such plans into an appropriate FSC benefit plan. FSC will cooperate in such determination to enable the plan participants to "roll-over" any benefits of said plans into any existing benefit plan maintained by FSC as to which such benefits may be transferred without cost to FSC, or necessity of material amendment to, or adverse effect on qualification of, such FSC plan; provided, however, that no accounts shall be permitted to roll-over to FSC's 401(k) plan without the express written consent of the trustee and sponsor of FSC's 401(k) plan, in its sole discretion, to such roll-over, which approval shall not be given in any event without receipt of such documentation from Bancorp and Bank as may be requested by FSC, including, without limitation, an Internal Revenue Service ruling obtained by Bancorp approving the roll-over and ensuring the qualification of the FSC 401(k) plan if it accepts such roll-overs.

     3.7 INFORMATION FOR PROXY STATEMENT. Upon request by FSC, Bancorp shall timely prepare and deliver to FSC, in such form required by rules and regulations of the United States Securities and Exchange Commission (the "SEC"), all information, descriptions, accounting reports and schedules (including audited financial statements in the form required by Regulation S-X of the SEC, as may be required) and other materials required for preparation and filing of the Registration Statement contemplated by Section
5.1.10 of this Agreement.

     3.8 ENVIRONMENTAL REPORTS. Within twenty (20) days of execution of this Agreement, Bancorp and Bank shall cause to be prepared, by firms reasonably acceptable to FSC, Phase I Environmental Reports with respect to real property owned by Bancorp, Bank and the Subsidiaries, including Bank's branch facilities and assets held by Bank as other assets, other real estate owned or as in substance foreclosure. In the event a Phase I report indicates that Bancorp, Bank and the Subsidiaries, as appropriate, may be a potentially liable party for remedial action under any environmental laws (as such term is defined in Section 4.1.7 below), then Bancorp, Bank or the Subsidiaries, as the case may be, shall cause Phase II Environmental Reports to be prepared detailing any possible exposure under such laws. The cost of said Phases I and II Environmental Reports and the cost of any remedial action determined to be necessary by such reports shall be borne by Bancorp, Bank or the Subsidiaries as the case may be. Bank shall make available to FSC any Phase I Environmental Reports which it has obtained on real property secured loans.

     3.9 CORPORATE RESTRUCTURING. After the submission of all regulatory applications, Bancorp and Bank will use their best efforts and will cooperate with FSC and FSB to facilitate any corporate reorganizations of Bancorp and the Subsidiaries which the parties agree are beneficial to effectuating the Merger and the Bank Merger contemplated hereby.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                                BANCORP AND BANK

     4.1 REPRESENTATIONS AND WARRANTIES OF BANCORP AND BANK. As an inducement to FSC and FSB to enter into this Agreement, and in addition to any representations and warranties made elsewhere in this Agreement, Bancorp and Bank hereby jointly and severally represent and warrant to FSC and FSB that the statements contained in this Article IV are correct and complete in all material respects as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date.

          4.1.1 ORGANIZATION, CONDUCT OF BUSINESS, ETC. Bancorp, Bank, and each of the Subsidiaries (i) are each duly organized and validly existing and in good standing under the laws of the State of Nevada, (ii) have all requisite power and authority (corporate and other) to own their respective properties and conduct their respective businesses as now being conducted,
(iii) are each duly qualified to do business and are in good standing in each jurisdiction in which the character of the properties owned or leased by them therein or in which the transaction of their respective businesses makes such qualification necessary, except where failure to so qualify would not have a material adverse effect on Bancorp and its consolidated Subsidiaries or their respective businesses, operations, properties, assets or condition (financial or otherwise), and (iv) are not transacting business, or operating any properties owned or leased by any of them, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on Bancorp and its consolidated Subsidiaries or their respective businesses, operations, properties, assets or condition (financial or otherwise).

          4.1.2 OPTIONS, SARS, WARRANTS, ETC. Schedule 4.1.2 hereto identifies (i) the holders of each of the Options, the number of Options held by each holder of Options and the Option exercise price with respect thereto, under the 1989 Bancorp Stock Option Plan (the "1989 PLAN") and/or the 1995 Bancorp Stock Option Plan (the "1995 STOCK OPTION PLAN"; the 1989 Plan and the 1995 Stock Option Plan collectively, the "STOCK OPTION PLANS") and (ii) the holders of the SARs, and the rights associated therewith, under the 1995 Stock Appreciation Rights Plan (the "SAR PLAN") and the number of SARs held by each holder of SARs. Except for the Options and the SARs, there are no outstanding stock appreciation rights or options, warrants, calls, units or commitments of any kind relating to the issuance, sale, purchase or redemption of, or securities convertible into, capital stock of Bancorp or Bank.

          4.1.3 CAPITAL STOCK. All of the outstanding shares of capital stock of Bancorp, Bank and each of the Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable. The outstanding shares of the capital stock of Bancorp and the holders of record thereof are identified on Schedule 4.1.3 hereto. Bancorp owns all of the issued and outstanding capital stock of Bank and each of the Subsidiaries and such shares of stock are owned and will be owned by Bancorp at the Closing free and clear of any liens, encumbrances or claims. Except for Bank, the Subsidiaries, and as set forth in Schedule 4.1.3, Bancorp does not own any equity interest in any other business organization.

          4.1.4 AUTHORIZATION; VALIDITY OF AGREEMENT. Bancorp and Bank each have the corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly approved by the Board of Directors of each of Bancorp and Bank, has been duly executed and delivered on Bancorp's and Bank's behalf, and, subject to approval by the shareholders of each of Bancorp and Bank, constitutes a valid and binding agreement of each such corporation, enforceable in accordance with its terms.

          4.1.5 BANCORP AND BANK REPORTS. Since January 1, 1995, each of Bancorp and Bank have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), (ii) the Federal Deposit Insurance Corporation (the "FDIC"), and (iii) the Nevada Banking Division. (All such reports and statements filed by Bank or Bancorp with the Federal Reserve Board, the FDIC, the Nevada Banking Division, and other applicable state securities or banking authorities are collectively referred to herein as the "BANCORP REPORTS".) As of their respective dates, the Bancorp Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and as of the date hereof do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except as set forth on Schedule 4.1.5, since January 1, 1995, no regulatory agency, including the Federal Reserve Board, the FDIC, or the Nevada Banking Division, has criticized the management or operation of Bancorp or Bank, cited Bancorp or Bank for a violation of law, or imposed any mandatory action by Bancorp or Bank to bring such party in compliance with applicable rules and regulations.

          4.1.6 BANCORP AND BANK FINANCIAL STATEMENTS AND TAX RETURNS. Bancorp's Consolidated Balance Sheets as of December 31, 1994, December 31, 1995, and December 31, 1996, and its Consolidated Statements of Income and Consolidated Statements of Cash Flow for the years ended December 31, 1994, December 31, 1995, and December 31, 1996, together with a review thereof by independent certified accountants reasonably acceptable to FSC and FSB true and correct copies of which have heretofore been delivered to FSB (collectively, the "FINANCIAL STATEMENTS"), were prepared in accordance with generally accepted accounting principles consistently applied and present fairly Bancorp's and Bank's financial condition, results of operations and changes in cash flow as of such dates.

          Bancorp has delivered (or will deliver within five (5) days of execution of this Agreement) true and correct copies of all tax returns filed for the fiscal years ending 1992, 1993 1994 and 1995. Bancorp and Bank have filed all federal, state and local tax returns and forms (including but not limited to forms 1099), which are required by law to be filed or delivered as of the date hereof and have paid all taxes which have become due. No penalties or other charges are, or will become, due with respect to the late filing of any such return. Each such tax return heretofore filed by Bancorp and Bank correctly and accurately reflects the amount of its tax liability thereunder. Bancorp and Bank have also paid all other assessments or taxes to the extent that the same have become due and payable. Except as set forth on
Schedule 4.1.6, there are not in force any extensions of time with respect to the dates on which any tax return was or is due to be filed by Bancorp or Bank, or any waivers or agreements by either or them for the extension of time for the assessment or payment of any tax.

     Except as set forth in Schedule 4.1.6, to the best knowledge of Bancorp and Bank, after due inquiry, Bancorp and Bank have timely filed all currency transaction reports required by the Bank Secrecy Act, as amended, and all information returns required by Sections 6041, 6041A, 6042, 6045, 6049, 6050H, and 6050J of the Internal Revenue Code of 1986, as amended (the "CODE"), and have exercised due diligence in obtaining certified taxpayer identification numbers as required pursuant to Treasury Regulation 35a.9999. Where payment of such taxes is not required to be made as of the date hereof, Bancorp or Bank (as the case may be) has set up an adequate reserve or accrual for the payment of all taxes required to be paid in respect of the periods covered by such returns.

          Bancorp will provide to FSB from time to time prior to the Effective Time all interim financial statements relating to Bancorp and/or Bank customarily prepared by Bancorp or Bank.

          4.1.7 OTHER LIABILITIES; ENVIRONMENTAL MATTERS. Except as and to the extent stated in the Financial Statements delivered or to be delivered pursuant to Section 4.1.6 and in Schedule 4.1.7, and except for those liabilities incurred in the normal course of the Bank's business, neither Bancorp, Bank nor any of the Subsidiaries have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), and whether due or to become due, including but not limited to liabilities on account of taxes, other governmental charges or lawsuits subsequently brought. Except as set forth on Schedule 4.1.7, there are no suits, actions or proceedings pending or, to the knowledge of Bancorp or

Bank or any of its directors or officers, threatened, or any contingent liability which would give rise to any right of indemnification on the part of any director of officer of Bancorp, Bank or any of the Subsidiaries or his or her heirs, executors or administrators, as against Bancorp, Bank or the Subsidiaries or any successor to the business of Bancorp, Bank or the Subsidiaries.

          For purposes of this Section 4.1.7, the term "environmental laws" shall include all federal, state and local laws, rules, regulations and standards designed to protect human health or the environment, as amended from time to time, and all regulations promulgated thereunder, including, without limitation, the Clean Air Act, 42 U.S.C.A. Sections 7401, ET SEQ., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Sections 9601, ET SEQ., the Federal Water Pollution Control Act, 33 U.S.C.A. Sections 1251, ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C.A. Sections 6901, ET SEQ., the Toxic Substances Control Act, 15 U.S.C.A. Sections 2601, ET SEQ., and any similar federal or state law, as amended from time to time, and all regulations promulgated thereunder. "Hazardous substance" shall include all petroleum products as well as any toxic or hazardous material, hazardous waste or other hazardous or regulated substance defined in or regulated by any environmental law.

          Except as set forth in Schedule 4.17, to the best knowledge of Bancorp and Bank after due inquiry, neither Bancorp, Bank nor any of the Subsidiaries, nor any property of Bancorp, Bank or the Subsidiaries, is subject to any pending or potential claim, liability or obligation arising under any environmental law.

          With respect to the real property owned or leased by Bancorp, Bank or any of the Subsidiaries (including other real estate), to the best knowledge of Bancorp and Bank after due inquiry:

               (a) No such property is presently contaminated by, and no such property has ever been used or is presently being used by any person to generate, manufacture, refine, transport, treat, store, handle or dispose of, any hazardous substance in any regulated form or quantity.

               (b) No such property has ever contained or presently contains, or has been used or is being used by any person for storage of, asbestos, ureaformaldehyde foam insulation, PCB's, dioxins, mercury, lead or uranium (or other heavy metal) products or tailings, or any other hazardous substance in any regulated form or quantity, whether contained in construction or fill materials or used or stored thereon or therein.

               (c) Neither Bancorp, Bank nor any of the Subsidiaries, nor any other tenant or occupant of any such property, has received a summons, citation, directive, letter, notice of violation, request for information or other communication, written or oral, from any local, state or federal agency concerning any possible intentional or unintentional action or omission on the part of any person which has resulted in the possible release of any hazardous substance affecting such property or concerning any other possible violation of any environmental law affecting the property.

               (d) To the extent any permit, approval or registration is or has been required to be obtained or maintained under any environmental law with respect to any such property, any improvement of or on any such property or any activity occurring on any such property, each such permit, approval or registration has been obtained and is in good standing. In addition, all such permits, approvals and registrations have been disclosed to FSC in writing.

               (e) No such property contains or has ever contained any storage tank or other vessel or container used or intended for use to store petroleum or any other hazardous substance.

          4.1.8 LOAN LOSS RESERVES. The Allowance for Possible Loan Losses and Net Loan Charge-Offs of Bank as established from time to time by Bank are adequate as determined by the standards applied to Bank by the applicable bank regulatory agencies and pursuant to generally accepted accounting principles.

          4.1.9 TITLE TO PROPERTIES. Except as reflected in the Financial Statements delivered or to be delivered pursuant to Section 4.1.6, Bancorp, Bank and each of the Subsidiaries own, free and clear of any liens, claims, charges, options, or other encumbrances, all of the property, real, personal or mixed, reflected in the Financial Statements of Bancorp and all property acquired since such date. In Bancorp's and Bank's opinion, all such properties which are material to the business or operations of Bancorp, Bank and each of the Subsidiaries are in a good state of maintenance and repair and are adequate for their respective current uses and purposes. During each of the past three calendar years, Bank and each of the Subsidiaries and their respective properties have been insured for customary risks with customary limits, deductibles, and exclusions, including but not limited to Bankers Blanket Bond, and such insurance protection continues in effect as of the date hereof. Bancorp, Bank, or the Subsidiaries as appropriate, has delivered to FSB true and correct copies of all deeds, title insurance policies and surveys it has with respect to the real property owned by them and copies of all leases with respect to real property leased by them.

          4.1.10 ABSENCE OF DEFAULTS. The execution of this Agreement, the Bank Merger Agreement and the Plan of Merger does not, and performance of the transactions contemplated by them will not (assuming Bancorp shareholder approval and applicable regulatory approval), (a) violate the provisions of the Articles of Incorporation or Bylaws of Bancorp, Bank, or any of the Subsidiaries, or
(b) violate the provisions of or place Bancorp, Bank, or any of the Subsidiaries in default under any agreement, indenture, mortgage, lien, lease, contract, instrument, order, judgment, decree, ordinance, statute, or regulation to which Bancorp, Bank or any of the Subsidiaries is subject, to which any property of Bancorp, Bank or any of the Subsidiaries is subject, or to which Bancorp, Bank or any of the Subsidiaries is a party, which violations or defaults would in the aggregate have a material adverse effect on the business, operations, properties, assets, or condition (financial or otherwise) of Bancorp, Bank or any of the Subsidiaries.

          4.1.11 ABSENCE OF MATERIAL ADVERSE CHANGES. Except as set forth on Schedule 4.1.11, since December 31, 1996, there has been no material adverse change, and no development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of Bancorp, Bank or any of the Subsidiaries.

          4.1.12  ACTIONS, PROCEEDINGS AND INVESTIGATIONS.  Set forth on
Schedule 4.1.12 hereto is a complete and accurate listing of all litigation, administrative or other proceeding to which Bancorp, Bank or any of the Subsidiaries is a party, except for such proceedings in which either of Bancorp, Bank or any of the Subsidiaries is seeking to collect on a loan or lease transaction and no counter claim or similar claim has been filed against Bancorp, Bank or any of the Subsidiaries. There are no actions, proceedings or investigations pending, or, to the knowledge of the executive officers of each of Bancorp and Bank, threatened or contemplated against or relating to Bancorp, Bank or any of the Subsidiaries or any of their respective properties or assets (and said officers are not aware of any facts that would give rise to any such claim), which would materially and adversely affect the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of Bancorp, Bank or any of the Subsidiaries, or the ability of Bank or Bancorp to consummate the Bank Merger or the Merger contemplated hereby.

          4.1.13 ABSENCE OF BROKERAGE COMMISSIONS, ETC. Except for Bancorp's agreement with The Findley Group, the details of which have been disclosed to FSC and FSB, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Bancorp and Bank directly with FSC and FSB without the participation or intervention of any other person, firm or corporation employed or engaged by or on behalf of Bancorp or Bank in such a manner as to give rise to any valid claim against Bancorp, Bank, FSC or FSB for a brokerage commission, finder's fee or like payment.

          4.1.14  MATERIAL CONTRACTS.  Except for those documents listed on
Schedule 4.1.14 hereto, copies of which documents have been provided by Bancorp and Bank to FSB, neither Bancorp, Bank nor any of the Subsidiaries are parties to any contract, agreement or other legally binding arrangement, including but not limited to any lease, service contract, employment agreement or other arrangement with any employee, agent or independent contractor, including but not limited to any pension, retirement, stock option, stock appreciation, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plan, or any other agreement or arrangement which (i) provides for a remaining term in excess of two (2) years from and after the date hereof, or (ii) provides for a total payment thereunder in excess of $25,000.00.

          4.1.15  COMPLIANCE WITH LAWS; DOCUMENTATION.

               (a) Except as set forth on Schedule 4.1.15, to the best knowledge of Bancorp and Bank, after due inquiry: the conduct by Bancorp, Bank and each of the Subsidiaries of their respective business does not violate or infringe any domestic or foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would materially and adversely affect the business, operations, properties, assets or condition (financial or otherwise) of Bancorp, Bank or any of the Subsidiaries; and Bancorp, Bank and each of the Subsidiaries have complied in all material respects with every local, state or federal law or ordinance, and every regulation or order issued thereunder, now in effect and applicable to Bank governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Consumer Credit Protection Act, Truth-in-Lending Law, and in particular Regulation Z promulgated by the Federal Reserve Board, and the Real Estate Settlement Procedures Act of 1974.

               (b) All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements of Bank as held in its portfolio, or as sold into the secondary market, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms; each is based on a valid, binding and enforceable contract(s) or commitment(s), each of which has been executed and delivered in full compliance, in form and substance, with any and all federal, state or local laws applicable to the Bank, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the Federal Reserve Board, laws and regulations providing for non-discriminatory practices in the granting of loans or credit, applicable usury laws, laws imposing lending limits, and each has been administered in full compliance with all applicable federal, state or local laws or regulations. Except as set forth on Schedule 4.1.15, all Uniform Commercial Code filings, or filings of trust deeds, or of lien or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

               (c) To the best knowledge of Bancorp and Bank, all loan files of Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

               (d) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Bank in full formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against Bank, has been or will be suffered or incurred by Bank.

               (e) To the best knowledge of Bancorp and Bank, Bank is not in violation of any applicable servicer or other requirement of the FHA, VA, FNMA, GNMA, FHLMC or any private mortgage insurer which insures any loans owned by Bank or as to which Bank has sold to other investors, the effect of which violation would materially and adversely affect the business, operations, properties, assets or condition (financial or otherwise) of Bank, and with respect to such mortgage loans Bank has not done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee,
(iii) any private mortgage insurance or commitment of any private mortgage insurer to insure, (iv) any title insurance policy, (v) any hazard insurance policy, or (vi) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, to the material detriment of the Bank.

               (f) Bank is not knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

          4.1.16  BANCORP'S EMPLOYEE BENEFITS.

               (a)  The only "employee benefit plans" (as defined by section
(3) of the Employee Retirement Income Security Act of 1984 (ERISA)) sponsored or maintained by Bancorp, Bank or any of the Subsidiaries are set forth in
Schedule 4.1.16. Except as set forth in Schedule 4.1.16, Bancorp and Bank represent that neither they nor any of the Subsidiaries have, nor do they sponsor, any other pension, profit-sharing, thrift, savings, bonus, retirement, vacation, life insurance, health insurance, severance, sickness, disability, medical or death benefit plans other than the above specified plans (hereinafter sometimes collectively referred to as the "BENEFIT PLANS").

               Except as set forth on Schedule 4.1.16, there are no employment contracts entered into by Bancorp, Bank or any of the Subsidiaries and no other deferred compensation contracts, agreements, arrangements, or commitments maintained or agreed to by Bancorp, Bank or any of the Subsidiaries. There are no compensation, employment or collective bargaining agreements, stock options, stock purchase agreements, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit policies or arrangements of any kind covering employees or former employees of Bancorp, Bank or any of the Subsidiaries, or any other person.

               (b) WELFARE PLANS. The only "Employee Welfare Benefit Plans" (as defined in section 3(1) of ERISA) sponsored or maintained by Bancorp, Bank or any of the Subsidiaries, or to which Bancorp, Bank or any of the Subsidiaries contributes or is required to contribute, are as set forth in
Schedule 4.1.16. Bancorp and Bank shall supplement Schedule 4.1.16 as expeditiously as possible after the execution of this Agreement to include the amount of liability of Bancorp, Bank and any of the Subsidiaries for payments more than thirty days past due with respect to such employee welfare benefit plans as of December 31, 1996, the amount of monthly payments due and owing for each month that such plans are continued, and the amount of liability for claims if Bancorp, Bank or any of the Subsidiaries were to terminate such plans and the costs involved in any such termination.

               (c) 401(K) RETIREMENT PLAN. Other than the Bancorp 401(k) Retirement Plan (the "RETIREMENT PLAN") set forth in Schedule 4.1.16, neither Bancorp, Bank nor any of the Subsidiaries has maintained a "Pension Benefit Plan" that is subject to title 1, subtitle B, part 3 of ERISA. With respect to such Retirement Plan, the amount of liability for any contribution paid or owing for the last or current plan year and the plan year in which the Closing occurs shall be set forth on Schedule 4.1.16. There are no other material liabilities of Bancorp, Bank or any of the Subsidiaries that would be incurred in connection with a termination of the Retirement Plan. Other than such contribution for said years as is listed on Schedule 4.1.16, the Retirement Plan and Trust is fully funded, and there will be no additional material liabilities for funding the Retirement Plan or the termination of the Retirement Plan, as of the date of Closing.

               (d) COMPLIANCE WITH THE CODE AND ERISA. Each of the Benefit Plans, is, and has since inception been, in compliance in all material respects with, and each such Benefit Plan is and has been operated and administrated in accordance with its provisions and in compliance with, the applicable laws, rules and regulations governing such plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the Internal Revenue Service under ERISA or the Code. All of the Pension Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA and the Code (including section 410(b) of the Code relating to coverage), where required in order to be tax-qualified under section 401(a) or 403(a) or other applicable provisions of the Code, and all other applicable laws, rules, and regulations; all necessary governmental approvals for the Benefit Plans have been obtained; and a favorable determination as to the qualification under the Code of the Retirement Plan and each amendment thereto has been made by the Internal Revenue Service.

               (e) CLAIMS ADMINISTRATION AND LIABILITIES. Each Employee Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in material compliance with the requirements of the claims procedure of the Code and ERISA. All reports required by any government agency and disclosures to participants with respect to each Employee Welfare Benefit Plan and each Pension Benefit Plan have been timely made or filed. All Benefit Plans have been operated since inception in material compliance with the governing instruments and applicable federal or state law. All health plans maintained by Bancorp, Bank and each of the Subsidiaries have been administered in material compliance with federal law, including the health care continuation requirements of federal law (COBRA). Other than as required by federal law on health contribution benefits (COBRA), and amounts due participants under the Retirement Plan, neither Bancorp, Bank nor any of the Subsidiaries has any obligation to furnish health, severance, or other benefits under any Benefit Plan after retirement or other severance of an employee.

               (f) PROHIBITED TRANSACTIONS. Neither Bancorp, Bank nor any plan fiduciary of any Employee Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of section 406(a) or (b) of ERISA (for which no exemption exists under section 408 of ERISA) or any "prohibited transaction" (as defined in section 4975(c)(1) of the Code) for which no exemption exists under section 4975(c)(2) or (d) of the Code or in any prohibited transactions under predecessor provisions of the Code.

               (g) LIABILITIES TO PBGC. Neither Bancorp, Bank nor any of the Subsidiaries has ever had liabilities to the PBGC. No material liability to the PBGC has been or will be incurred by Bancorp, Bank or any of the Subsidiaries or other trade or business under "common control" with Bancorp, Bank or any of the Subsidiaries (as determined under section 414(c) of the Code) ("COMMON CONTROL ENTITY") on account of any termination of a

Pension Benefit Plan subject to title IV of ERISA. On and after September 2, 1974, no filing has been made by Bancorp, Bank or any of the Subsidiaries (or any Common Control Entity) with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Pension Benefit Plan subject to title IV of ERISA maintained, or wholly or partially funded, by Bancorp, Bank or any of the Subsidiaries (or any Common Control Entity). Neither Bancorp, Bank nor any of the Subsidiaries nor any Common Control Entity, has (i) ceased operations at a facility so as to become subject to the provisions of section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of section 4063 of ERISA, (iii) ceased making contributions on or before the Closing Date to any Pension Benefit Plan subject to section 4064(a) of ERISA to which Bancorp, Bank or any of the Subsidiaries (or any Common Control Entity) made contributions during the five years prior to the Closing Date, or (iv) made a complete or partial withdrawal from a multi-employer plan (as defined in section 3(37) of ERISA) so as to incur withdrawal liability as defined in section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under section 4207 or 4208 of ERISA).

               (h) COPIES OF RELEVANT DOCUMENTS. Complete and correct copies of the following documents have been furnished to FSC or will be furnished to FSC within twenty (20) days of the execution of this Agreement:

                      (i)  The Benefit Plans and any related trust agreements;

                     (ii) The most recent Summary Plan descriptions of each Benefit Plan subject to ERISA;

                    (iii) The most recent determination letters of the Internal Revenue Service with respect to the qualified status of a Pension Benefit Plan;

                     (iv) Annual Reports (on form 5500 series) required to be filed with any governmental agency for the last two years;

                      (v) Financial information which identifies (x) all asserted or unasserted claims arising under any Benefit Plan, (y) all claims presently outstanding against any Benefit Plan, and (z) a description of any future compliance action required with respect to any Benefit Plan under ERISA, or federal or state law.

               (i) VALIDITY AND ENFORCEABILITY. The Employee Welfare Benefit Plans and the Pension Benefit Plans are legally valid and binding and in full force and effect.

          4.1.17 REPURCHASE AGREEMENTS. Bank has, as of the date hereof, and as of the Closing Date will have, valid and perfected first position security interests in all government securities subject to repurchase agreements, and, to the knowledge of the Bank, as of the date hereof, the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

          4.1.18 LICENSES. All licenses, permits, and other governmental authorizations that are required in connection with the business of Bancorp, Bank and the Subsidiaries have been obtained, are in full force and effect as of the date hereof, and will be in full force and effect on the Effective Date. Such license, permits, and authorizations are valid and sufficient for all business presently carried on by them, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby, except for the approval of required regulatory authorities. Schedule 4.1.18 contains a list of all such licenses, permits and authorizations and all applications therefor.

                  DISCLOSURE. No representation or warranty by Bancorp or Bank contained in this Agreement, nor any statement or certificate furnished or to be furnished by Bancorp or Bank to FSC or FSB or their representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the business of Bancorp and Bank with adequate information as to Bancorp and Bank and their condition (financial and otherwise), properties, assets, liabilities, business and prospects, and Bancorp and Bank have disclosed to FSC and FSB in writing all material adverse facts known to them relating to the same. Disclosures made on any one schedule are deemed to have been made on all schedules.

                                    ARTICLE V

     COVENANTS, REPRESENTATIONS AND WARRANTIES OF FSC AND FSB

     5.1 COVENANTS, REPRESENTATIONS AND WARRANTIES OF FSC AND FSB. As an inducement to Bancorp and Bank to enter into this Agreement, and in addition to any representations and warranties made elsewhere in this Agreement, FSC and FSB hereby jointly and severally represent and warrant to Bancorp and Bank that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

          5.1.1 ORGANIZATION, CONDUCT OF BUSINESS, ETC. FSC and FSB (i) are each duly organized and validly existing and in good standing under the laws of Delaware (in the case of FSC), or the State of Nevada (in the case of FSB), (ii) have all requisite power and authority (corporate and other) to own their respective properties and conduct their respective businesses as now being conducted, (iii) are each duly qualified to do business and are in good standing in each jurisdiction in which the character of the properties owned or leased by them therein or in which the transaction of their respective businesses makes such qualification necessary, except when failure to so qualify would not have a material adverse effect on FSC and its consolidated subsidiaries, and (iv) are not transacting business, or operating any properties owned or leased by any of them, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on FSC and its consolidated subsidiaries.

          5.1.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. FSC and FSB each have the corporate power and authority to execute and deliver this Agreement.
 This Agreement has been duly and validly approved by their respective Boards of Directors, has been duly executed and delivered on their behalf, and constitutes a valid and binding agreement of each of FSC and FSB, enforceable in accordance with its terms, subject to approval of the sole shareholder of FSB.

          5.1.3 FSC REPORTS. Since January 1, 1995, FSC and its consolidated subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC including, but not limited to, Form 10-K, Form 10-Q, Form 8-K and proxy statements, (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency,
(iv) the FDIC, (v) the Nevada Banking Division, and (vi) other applicable state securities or banking authorities. All such reports and statements filed with the SEC, the Federal Reserve Board, the FDIC, the Nevada Banking Division, and other applicable state securities or banking authorities are collectively referred to herein as the "FSC REPORTS." As of their respective dates, to the best knowledge of the officers of FSC or FSB, as appropriate, the FSC Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          5.1.4 FSC FINANCIAL STATEMENTS; TAX RETURNS. FSC's Consolidated Balance Sheets as of December 31, 1994 and December 31, 1995, and its Consolidated Statements of Income and Consolidated Statements of Cash Flow for the years then ended, heretofore delivered to Bancorp, were prepared in accordance with generally accepted accounting principles consistently applied and present fairly its consolidated financial condition, results of operations and changes in financial position as of such dates and for such periods. FSC will provide a copy of its Consolidated Balance Sheet and its Consolidated Statement of Income and Consolidated Statement of Cash Flow as of December 31, 1996 when available. FSC and FSB have filed all federal, state and local tax returns and forms (including but not limited to forms
1099),
which are required by law to be filed or delivered as of the date hereof and have paid all taxes which have become due. Where payment of such taxes is not required to be made as of the date hereof, FSC or FSB (as the case may be) has set up an adequate reserve or accrual for the payment of all taxes required to be paid in respect of the periods covered by such returns.

          Except as and to the extent stated in the FSC financial statements provided by FSC to Bancorp and except for those liabilities incurred in the normal course of FSC's or any of its subsidiaries' respective business, FSC and FSB do not have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) which would materially and adversely affect the ability of FSC or FSB to consummate the Merger or the Bank Merger contemplated hereby.

          5.1.5 ABSENCE OF MATERIAL ADVERSE CHANGES. Since December 31, 1996, there has been no material adverse change, and no development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition (present or prospective), businesses, properties or operations of FSC and its consolidated subsidiaries.

          5.1.6 ABSENCE OF DEFAULTS UNDER AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of FSC's Certificate of Incorporation or FSB's Articles of Incorporation, or their respective Bylaws, or any agreement to which FSC or FSB is a party or by which either of them is bound or to which any of their respective properties is subject, or result in the creation of any liens or encumbrances upon their respective assets, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby, except for the approval of required regulatory authorities and of the shareholders of FSB, Bank and Bancorp.

          5.1.7 ACTIONS, PROCEEDINGS, AND INVESTIGATIONS. Except as set forth in FSC's filings with the SEC, there are no actions, proceedings or investigations pending, or to the knowledge of the executive officers of FSC and FSB, threatened or contemplated, against or relating to FSC or any of its consolidated subsidiaries, or any of their respective properties, which would materially and adversely affect the financial condition (present or prospective), businesses, properties or operations of FSC and its consolidated subsidiaries, or the ability of FSC or FSB to consummate the Merger or the Bank Merger contemplated hereby.

          5.1.8 REGULATORY APPROVALS. FSC and FSB shall (i) use their best efforts in good faith to obtain all necessary regulatory approvals and to take or cause to be taken all other action required under this Agreement on their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with Bancorp and Bank to that end, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in
Article VII. FSC knows of no reasons why the transactions contemplated by this Agreement should not be approved by the regulatory authorities.

          5.1.9 FSC COMMON STOCK. All of the outstanding FSC Common Stock is duly authorized and validly issued, fully paid and nonassessable. The FSC Common Stock to be issued and delivered pursuant to the Merger, when issued as contemplated hereby, shall be duly authorized, validly issued, fully paid and nonassessable.

          5.1.10 REGISTRATION OF SHARES. FSC will use its best efforts to cause a Registration Statement on Form S-4 or other appropriate form (the "REGISTRATION STATEMENT") to be filed and declared effective under the Securities Act of 1933, as amended (the "1933 ACT"), with respect to the FSC Common Stock which is to be issued in connection with the transactions contemplated by this Agreement, which Registration Statement, at the time it becomes effective, and at the Effective Time, shall in all material respects conform to the requirements of the 1933 Act and the General Rules and Regulations of the SEC under the 1933 Act (the "1933 RULES"), and the FSC Common Stock to be issued by FSC in connection with the Merger shall be duly qualified or exempted, as the case may be, under applicable state Blue Sky securities laws in those states in which Bancorp has informed FSC that its shareholders reside.

          5.1.11 NOTIFICATION OF ACTIONS. FSC and FSB covenant and agree to immediately notify Bancorp and Bank in the event of the breach of any of the covenants set forth in this Article V.

          5.1.12 NASDAQ/NMS LISTING. FSC shall use all reasonable efforts to cause the shares of FSC Common Stock to be issued in the Merger to be approved for listing on the National Association of Security Dealers Automatic Quotation, National Market System ("NASDAQ/NMS") prior to the Closing Date.

          5.1.13 INDEMNIFICATION. FSC agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of Bancorp and Bank as provided in their respective charters, bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. If FSC or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, FSC shall use its best efforts to cause such successor and assigns of FSC to assume the obligations set forth in this Section 5.1.13.

          FSC shall use its best efforts to cause the persons serving as officers and directors of Bancorp and Bank immediately prior to the Effective Time to be covered for a period of two (2) years after the Effective Time by the current policies of directors' and officers' liability insurance maintained by Bancorp with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such (provided that FSC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors); PROVIDED, HOWEVER, that FSC shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by Bancorp for such insurance.

          The provisions of this Section 5.1.13 are intended to be for the benefit of, and shall be enforceable by, each of the present and former officers and directors of Bancorp and Bank (each, an "INDEMNIFIED PARTY"), and each Indemnified Party's heirs and representatives.

                                   ARTICLE VI

                     PROXY STATEMENTS; SHAREHOLDER MEETINGS

     6.1 PROXY STATEMENT. FSC (with the assistance of Bancorp and Bank) shall prepare the Registration Statement, as provided in Section 5.1.10 above, which Registration Statement will include a Proxy Statement to be used with respect to providing the shareholders notice of the shareholder meetings for Bancorp, Bank and FSB, respectively. Bancorp and Bank represent and warrant that the information they provide for use in the Proxy Statement will comply in all material respects with the requirements of the Securities Exchange Act of 1934 (the "1934 ACT") and the applicable rules and regulations promulgated by the SEC under such Act (the "1934 RULES"), and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, except that Bancorp and Bank make no representation with respect to information furnished by FSC or FSB expressly for inclusion in the Proxy Statement. FSC and FSB represent and warrant that the Proxy Statement will comply in all material respects with the requirements of the 1934 Act and the applicable 1934 Rules, and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, except that FSC and FSB make no representation with respect to information furnished in writing by Bancorp and Bank expressly for inclusion in the Proxy Statement.

     6.2 BANCORP AND BANK MEETINGS. This Agreement, the Bank Merger Agreement (to be executed by FSB and Bank), and the Plan of Merger (the latter duly executed by FSC and Bancorp) shall be submitted for approval, ratification and confirmation by the shareholders of Bancorp and Bank at a meeting thereof to be called in accordance with the applicable provisions of law and held as promptly as practicable after the execution of this Agreement and of the Plan of Merger, and in no event later than the expiration of forty-five days following the effectiveness of the Registration Statement. Bancorp will mail the Proxy Statement prepared by FSC as part of the Registration Statement to its shareholders for purposes of the meeting of its shareholders. Bancorp owns all of the issued and outstanding shares of common voting stock of Bank and as the sole shareholder of Bank covenants and agrees to approve this Agreement and the Bank Merger Agreement on behalf of Bank.

     6.3 FSB ACTION BY UNANIMOUS WRITTEN CONSENT. This Agreement and the Bank Merger Agreement shall be submitted for approval, ratification and confirmation by the sole shareholder of FSB pursuant to an Action by Unanimous Written Consent in accordance with the applicable provisions of law as promptly as practicable after the execution of this Agreement, and in no event later than the expiration of forty-five days following the effectiveness of the Registration Statement.

                                   ARTICLE VII

                              CONDITIONS OF CLOSING

     7.1  CONDITIONS OF CLOSING.

          7.1.1 CONDITIONS OF CLOSING FOR ALL PARTIES. The consummation of the transactions contemplated by this Agreement is conditioned upon the following:

               7.1.1(a) REGULATORY APPROVAL. All consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including but not limited to the consents, approvals and permissions of all applicable regulatory authorities, which are necessary to the carrying out of the Bank Merger and the Merger as described in this Agreement, shall have been procured; provided, however, the approvals referred to in this subsection 7.1.1(a) shall not have imposed any significant conditions which FSC and FSB on the one hand, or Bancorp and Bank, on the other, reasonably deem to be materially disadvantageous or burdensome.

               7.1.1(b) REGISTRATION STATEMENT, ETC. The FSC Common Stock to be issued by FSC hereunder shall be the subject of the Registration Statement and to qualification or exemption under state securities laws as appropriate. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

               7.1.1(c) NO INJUNCTION, ETC. There shall not have been instituted any litigation, regulatory proceeding or other matter which challenges the legality or effectiveness of the transactions contemplated hereby or seeks an order, decree or injunction enjoining or prohibiting the consummation of the Bank Merger or the Merger.

               7.1.1(d) TAX MATTERS. FSB, FSC and Bancorp shall have received (unless otherwise dispensed with by them) an opinion from FSC counsel to the effect (i) that the Bank Merger will constitute a nontaxable reorganization in accordance with Section 368(a) of the Code and that the Merger will constitute a nontaxable reorganization in accordance with Section 368(a) of the Code, and (ii) that any other matters agreed to by the parties will be favorably treated for tax purposes. As of the date hereof, neither Bancorp, Bank, FSC or FSB is aware of any reason why each of the Bank Merger and the Merger should not constitute a nontaxable reorganization in accordance with such Code section.

          7.1.2 CONDITIONS OF CLOSING FOR FSC AND FSB. The obligation of FSC and FSB, respectively, to consummate the transactions contemplated by this Agreement is conditioned upon the following:

               7.1.2(a) SHAREHOLDER APPROVAL. The sole shareholder of Bank shall have approved this Agreement, the Bank Merger Agreement and the Bank Merger contemplated hereby and thereby and a majority of the shareholders of Bancorp (unless a higher percentage of the outstanding shares of Bancorp must approve the transaction under the Articles of Incorporation or Bylaws of Bancorp) shall have approved and confirmed this Agreement, the Plan of Merger and the Merger contemplated hereby and thereby.

               7.1.2(b) BANCORP AND BANK RESOLUTIONS; CORPORATE DOCUMENTS. Bancorp and Bank shall have delivered to FSC and FSB certified copies of resolutions duly adopted by the Board of Directors of Bancorp and Bank approving this Agreement, the Bank Merger Agreement, the Plan of Merger, the Bank Merger and the Merger, all as contemplated hereby, and directing the submission thereof to a vote of the shareholders of Bancorp and Bank, and certified copies of resolutions duly adopted by the shareholders of each of Bancorp and Bank (owning the outstanding shares as required by subsection (a) above) approving this Agreement, the Bank Merger Agreement, the Bank Merger, the Plan of Merger and the Merger, all as contemplated hereby. Bancorp and Bank shall deliver to FSC and FSB (i) copies certified by the Nevada Secretary of State's Office of Bancorp's, Bank's and the Subsidiaries' respective Articles of Incorporation; (ii) copies certified by the respective Corporate Secretaries of Bancorp's, Bank's and the Subsidiaries' respective Bylaws; and (iii) certificates of good standing as to Bancorp, Bank, and the Subsidiaries dated as of the Closing Date, issued by the appropriate governmental agencies.

               7.1.2(c) BANCORP AND BANK REPRESENTATIONS AND WARRANTIES. Unless waived in writing by FSB and FSC, the representations and warranties of Bancorp and Bank contained in this Agreement shall be correct on and as of the Effective Time with the same effect as though made on and as of such date. Except as otherwise contemplated by this Agreement, Bancorp and Bank shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by them. FSC and FSB shall have received at the Closing a certificate to the foregoing effect dated as of the Closing Date and executed on behalf of Bancorp and Bank by one of its duly authorized executive officers.

               7.1.2(d) OPTIONS, SARS. There shall have been no increase in the number of Options or SARs as set forth on Schedule 2.1.2 hereof.

               7.1.2(e) COMFORT LETTERS. FSC shall have received letters from McGladry & Pullen, LLP, dated (1) the effective date of the Registration Statement and (2) shortly prior to the Effective Time, in form and substance satisfactory to FSC, with respect to Bancorp's and Bank's financial condition, which letters shall be based upon customary specified procedures undertaken by such firm. The "comfort letters" contemplated hereby shall include, but not be limited to, those matters identified in Schedule 7.1.2(e) attached hereto.

               7.1.2(f) OPINION OF BANCORP COUNSEL. Unless waived in writing by FSC and FSB, FSC and FSB shall have received at the Closing from each of Marquis & Aurbach and Gary Steven Findley & Associates, counsel to Bancorp and Bank, a written opinion, dated as of the Closing Date, substantially in the form of Schedule 7.1.2(f) hereto.

               7.1.2(g) AFFILIATES LETTER. Unless waived in writing by FSC, FSC shall have received a letter from each person who, in the opinion of Bancorp and its counsel (who shall be entitled to rely on written certificates of such persons), is an "affiliate" (as that term is defined in Rule 405 promulgated by the SEC under the 1933 Act) of Bancorp in the form attached hereto as Schedule 7.1.2(g). Such "affiliates" letter shall include covenants with respect to the continued ownership of the FSC Common Stock to be received pursuant to the Merger.

               7.1.2(h) CONDITION OF BANK. FSB shall have determined, based on an audit and review by its officers, accountants and legal counsel, conducted prior to or immediately after the execution of this Agreement (the "INITIAL DUE DILIGENCE") and updated as of the Closing Date, as provided hereinbelow, that (i) the assets, books, records and operations of Bank are in reasonably satisfactory condition and will not adversely impact FSB after consummation of the Bank Merger; (ii) based on the review of the assets, books, records and operations of Bank by FSB, there are no liabilities (existing, threatened or contingent) which FSB, in its discretion, determines to be unacceptable; (iii) the methodology for determining, and the allowance for loan and lease losses of the Bank as determined by the grading of Bank loans and leases by FSB, is adequate in all material respects; (iv) the net earnings before taxes for the years ended 1993, 1994, 1995 and 1996 are as reported in the Financial Statements delivered to FSB pursuant to Section 4.1.6; and (v) as of the Closing Date, the net worth of Bancorp, calculated in accordance with generally accepted accounting principles, and after accrual or payment of the expenses incurred by Bancorp with respect to the Merger, including but not limited to auditor's and attorney's fees and expenses incurred with respect to termination of employee plans, will exceed $33,800,000.00 (exclusive of securities gains or losses pursuant to FASB 115 for the period from January 1, 1997 through the Closing); provided, however, that in the event any of the following occur, the parties agree to make appropriate adjustments (reductions) to said minimum capital level:

               (1)  all outstanding options of Bancorp are not exercised;

               (2)  the closing date occurs prior to July 31, 1997; or

               (3)  the applicable tax rate for Bancorp is less than 35%.

               Provided, further, that in the event that FSB shall have determined, as a result of its Initial Due Diligence review, any items which constitute in the aggregate a potential loss exposure in excess of $500,000, the parties agree to make an appropriate adjustment to the Conversion Ratio.

               In the event FSB determines, and Bank agrees, that certain loans or assets should be written down or charged off or that additions to the provision for loan losses should be made, as contemplated by subsections
(iii) and (iv) of this Section 7.1.2(i), Bank agrees to take such actions as are appropriate under the circumstances and the net worth requirement set forth in this section as a condition to Closing shall be determined after the taking of such actions.

               Any charge-offs or additions to the allowance for loan loss at or prior to the Closing made at the request, in writing, of FSC or FSB, for the conveniences of FSC or FSB, and not required by said subsections (ii) and (iii) of this Section 7.1.2(i), which charge-offs or additions Bancorp and Bank agree to make, shall not reduce net worth for purposes of satisfaction of the net worth condition set forth in this section.

               With respect to the credit review to be conducted by FSB hereunder, FSB covenants and agrees that the update credit review of Bank by FSB shall be conducted approximately fifteen (15) business days prior to the Closing Date. In conducting the update credit review, FSB agrees that it shall apply the same credit review procedures and credit standards it used in the initial credit review and that in its update review it will only seek a change of a grade on a Bank loan (or lease) from the initial review if there has been a demonstrable adverse change in the credit, or the borrower or guarantor (or collateral supporting the credit) has suffered a material adverse event.

               7.1.2(i) AGREEMENT NOT TO COMPETE. James V. Bradham shall have executed and delivered an Agreement Not to Compete in the form set forth as Schedule 7.1.2(j) attached hereto and incorporated herein.

               7.1.2 EMPLOYMENT AGREEMENT. Bruce Hendricks shall have execute and delivered an Employment Agreement in the form set forth as
Schedule 7.1.2(k) attached hereto and incorporated herein.

               7.1.2(k) CONDITION OF PROPERTIES. FSC shall have determined, based on the Phase I and Phase II Environmental Reports, as provided in
Section 3.7 above, that there are no liabilities (existing, threatened or outright) associated with the real properties owned by Bancorp, Bank or the Subsidiaries which are unacceptable.

               7.1.2(l) TERMINATION OF STOCK OPTION AND SAR PLANS. All Options shall have been either exercised or forfeited, and the 1989 Plan and the 1995 Stock Option Plan and the SAR Plan shall each have been terminated.

          7.1.3 CONDITIONS OF CLOSING FOR BANCORP AND BANK. The obligation of Bancorp and Bank, respectively, to consummate the transactions contemplated by this Agreement is conditioned upon the following:

               7.1.3(a) SHAREHOLDER APPROVAL. The sole shareholder of FSB shall have approved, ratified and confirmed this Agreement, the Bank Merger Agreement and the Bank Merger.

               7.1.3(b) FSC AND FSB REPRESENTATIONS AND WARRANTIES. Unless waived in writing by Bancorp and Bank, the representations and warranties of FSC and FSB contained in this Agreement shall be correct on and as of the Effective Time with the same effect as though made on and as of such date, except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of FSC and its consolidated subsidiaries, and, except as otherwise contemplated by this Agreement, FSC and FSB shall have performed in all material respects all of their obligations and agreements hereunder theretofore to be performed by them. Bancorp and Bank shall have received at the Closing a certificate to the foregoing effect dated as of the Closing Date and executed on behalf of FSC and FSB by one of their duly authorized executive officers.

               7.1.3(c) OPINION OF FSC COUNSEL. Unless waived in writing by Bancorp and Bank, Bancorp and Bank shall have received at the Closing from Ray, Quinney & Nebeker, counsel to FSC and FSB, a written opinion, dated as of the Closing Date, substantially in the form of Schedule 7.1.3(c) hereto.

                                  ARTICLE VIII

                              CLOSING OF THE MERGER

     8.1 CLOSING. Unless this Agreement is earlier terminated in accordance with Article IX, Bank shall be merged with and into FSB, with FSB being the surviving entity, and immediately thereafter Bancorp shall be merged with and into FSC, with FSC being the surviving corporation, all as contemplated by this Agreement, the Plan of Merger and the Bank Merger Agreement, at a closing (the "CLOSING") to be held at the offices of FSB, 530 Las Vegas Boulevard South, Las Vegas, Nevada, at 9:00 A.M., local time, on a date (the "CLOSING DATE") mutually agreed upon by the parties as soon as practicable after satisfaction of the conditions precedent set forth in Article VII and the expiration of the required waiting period following approval of FSB's application to the Nevada Banking Division relating to the Bank Merger, and FSC's application to the Federal Reserve Board relating to the Merger, but in no event later than thirty (30) days after the expiration of the latter of such period.

     8.2  FILING OF ARTICLES OF MERGER AND PLAN OF MERGER.

          8.2.1 BANK MERGER. Bank and FSB shall execute articles of merger in substantially the form attached to the Bank Merger Agreement and shall cause such articles of merger to be approved by the Nevada Banking Division and filed with the Nevada Secretary of State's office, on the Closing Date or as soon thereafter as practicable. The Bank Merger shall take effect on such dates as the Nevada Banking Division under rules and regulations governing such office deems the Bank Merger effective.

          8.2.2 MERGER. Following receipt of approval of the Plan of Merger from the shareholders of Bancorp, the respective secretaries or assistant secretaries of FSC and Bancorp shall provide such certifications to Certificate of Merger or Articles of Merger (or Plan of Merger) as are required by the Delaware General Corporation Law and, as soon as practicable following the consummation and effectiveness of the Bank Merger, Bancorp and FSC shall cause the Certificate of Merger or Articles of Merger

(or Plan of Merger) as so certified to be filed with the Delaware Secretary of State and with the county clerk of the appropriate Delaware county. FSC and Bancorp shall also execute articles of merger in substantially the form attached to the Plan of Merger and, as soon as practicable following the consummation and effectiveness of the Bank Merger, shall cause such articles of merger, together with a copy of the Certificate of Merger or Articles of Merger (Plan of Merger) certified by the Secretary of State of the State of Delaware, to be filed with the Nevada Secretary of State's office. The time when the Merger shall become effective under the laws of the State of Delaware is herein called the "EFFECTIVE TIME." In no event shall FSC and Bancorp consummate the Merger unless and until the Bank Merger shall have first been consummated. Further, once the Bank Merger has been consummated, FSC and Bancorp shall in all events consummate the Merger, and any failure to consummate the Merger shall constitute a condition subsequent to the Bank Merger entitling Bank or FSB to rescind and unbind the Bank Merger.

          8.2.3 BANCORP STOCK OPTIONS. At the Effective Time, upon due and proper exercise by the holders of the Options issued under the Stock Option Plans (as defined in Section 4.1.2, above), the holders thereof shall receive, in lieu of Bancorp Common Stock, such number of shares of FSC Common Stock as shall be determined by applying the Conversion Ratio set forth in this Agreement to the number of shares of Bancorp Common Stock covered by such Option, to the end that any holder exercising, as of the Effective Time, the Option shall, in lieu of Bancorp Common Stock, receive FSC Common Stock at the conversion ratio.

          8.2.4 STOCK APPRECIATION RIGHTS. At the Effective Time, the SARs, in an amount not to exceed 231,963 shall be cashed out for a value equal to the Average Closing Price, multiplied by the Conversion Ratio, less the exercise price for such SAR but in no event shall such cash-out amount exceed $2,441,000 or be less than $1,564,000.

                                   ARTICLE IX

                                   TERMINATION

     9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

               (a) by mutual consent of the Boards of Directors of FSC and FSB and the Boards of Directors of Bancorp and Bank; or

               (b) by the Boards of Directors of FSC and FSB or the Boards of Directors of Bancorp and Bank at any time after the expiration of nine (9) months from the date hereof, if the Merger and the Bank Merger shall not theretofore have been consummated by the failure to satisfy the conditions to Closing not within the control of the electing party; or

               (c) by Bancorp and Bank, upon written notice to FSC and FSB at any time if any representation or warranty of FSC and FSB contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if FSC or FSB fails to comply with any of its covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance; or

               (d) by FSC and FSB upon written notice to Bancorp and Bank at any time if any representation or warranty of Bancorp and Bank contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if Bancorp and Bank fails to comply with any of its covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance; or

               (e) by FSC and FSB, upon written notice to Bancorp and Bank at any time if a majority of Bancorp's shareholders (or such higher level mandated by the Articles of Incorporation or Bylaws of Bancorp) does not approve the Merger contemplated hereby, or if such Merger is disapproved by any governmental authority whose approval is necessary. a) EFFECT OF TERMINATION. In the event of termination and abandonment hereof pursuant to the provisions of Section 9.1, this Agreement shall become void and have no force or effect, except that provisions of this Agreement relating to confidentiality or payment of expenses and this Section shall survive the termination. Such termination shall not relieve any party of liability for any default prior to such termination.

                                    ARTICLE X

                              ADDITIONAL COVENANTS

     10.1 COSTS. Each of the parties to this Agreement shall pay its own charges and costs incurred or to be incurred in connection with the execution and performance of this Agreement. In the event of a willful breach of a material agreement or covenant contained herein by either Bancorp and Bank, on the one hand, or FSC and FSB, on the other, which breach either directly or indirectly results or would result in a failure to consummate the Bank Merger and the Merger, and which breach cannot be cured or is not cured within thirty (30) days after written notice of such breach is given to the party committing such breach, the party causing such breach shall be liable to the other party for damages for an amount not to exceed $1,000,000.00; provided, however, that either party may elect to forego the receipt of such payment, and pursue its right to the specific performance or enforcement of the terms and provisions of this Agreement.

     10.2 INSTRUMENTS OF TRANSFER, ETC. Each of the parties hereto shall cooperate with the other parties in every way in carrying out the transactions contemplated herein, in delivering instruments to perfect the conveyances, assignments and transfers contemplated herein, and in delivering all documents and instruments reasonably deemed necessary or useful by counsel for any party hereto.

     10.3 NOTICES. All notices, requests, consents and demands shall be given to or made upon the parties at their respective addresses set forth below, or at such other address as a party may designate in writing delivered to the other parties. Unless otherwise agreed in this Agreement, all notices, requests, consents and demands shall be given or made by personal delivery, by confirmed air courier, by facsimile transmission ("FAX") (with a copy to follow by first class mail), or by certified first class mail, return receipt requested, postage prepaid, to the party or parties addressed as aforesaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the second business day following the date upon which it is deposited in a first-class postage-prepaid envelope in the United States mail addressed as aforesaid.
If given by fax, such notice shall be deemed to be given upon the date it is actually received by the addressee.

          (a)  IF TO FSC AND FSB, TO:

               First Security Bank of Nevada
               530 Las Vegas Blvd. S
               Las Vegas, Nevada  89101
               Attn:  David J. Smith, President
                      and Chief Executive Officer
               Fax Number (702) 385-8705

               WITH A COPY TO:

               First Security Corporation
               79 South Main Street
               Salt Lake City, Nevada  84111
               Attn:  Brad D. Hardy, Esq.
                      Executive Vice-President & General Counsel
               Fax Number:  (801) 359-6928

               WITH A COPY TO:

               Sylvia I. Iannucci of
               Ray, Quinney & Nebeker
               400 Deseret Building
               79 South Main Street
               Salt Lake City, Nevada  84111
               Fax Number:  (801) 532-7543

          (b)  IF TO BANCORP AND BANK, TO:

               American Bancorp of Nevada
               4425 Spring Mountain Road
               Las Vegas, Nevada  89102
               Attn:  James V. Bradham
               Fax Number:  (702) 368-3241

               WITH A COPY TO:

               Gary S. Findley, Esq. of
               Gary Steven Findley & Associates
               1470 North Hundley Street
               Anaheim, California  92806
               Fax Number:  (714) 630-7910

               WITH A COPY TO:

               Phillip S. Aurbach, Esq. of
               Marquis & Aurbach
               228 South Fourth Street
               Las Vegas, Nevada  89101
               Fax Number:  (702) 382-5816

     Each party hereto shall notify promptly the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Article VII hereof. Between the date of this Agreement and the Effective Time, each party hereto will advise the other of the satisfaction of such conditions as they occur.

     10.4 AMENDMENTS. Prior to the Effective Time, any provision of this Agreement and of the Bank Merger Agreement and the Plan of Merger, except for
Section 4.2 of the Bank Merger Agreement and Section 4.2 of the Plan of Merger, which establish the conversion ratios, may be amended or modified at any time, either before or after its approval by the shareholders of either party to this Agreement, by an agreement in writing between the parties hereto approved by their respective Boards of Directors (or Executive Committee in the case of FSC) and executed in the same manner as this Agreement.

     10.5 ENTIRE AGREEMENT. This Agreement and all exhibits and schedules attached hereto, and other documents incorporated or referred to herein, constitute the entire agreement of the parties hereto with respect to the subject matter contained herein, and there are no covenants, terms, conditions, express or implied, other than as set forth or referred to herein. This Agreement supersedes all prior agreements between the parties relating to all or part of the subject matter herein. The parties may not amend, modify or cancel this Agreement except as provided herein or by a written agreement signed by all parties to the Agreement.

     10.6 ASSIGNMENT. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties.

     10.7 COUNTERPARTS. Any number of counterparts of this Agreement may be signed and delivered and each shall be considered an original and together they shall constitute one agreement.

     10.8 EXCLUSIVE MERGER AGREEMENT. Bancorp, the Board of Directors of Bancorp, and the shareholders of Bancorp executing this Agreement below, covenant and agree that, between the date hereof and the date of the meeting of the shareholders of Bancorp described in Article VI hereof, they will not, either directly or indirectly, solicit or attempt to procure offers relating to the Merger or Bank Merger, or acquisition of Bancorp or Bank, with or by any entity not a party to this Agreement, or negotiate or enter into any agreements relating to the Merger or Bank Merger, or acquisition of Bancorp or Bank, with or by any such third party, and such persons further agree to use his or her best efforts to obtain the approval of the Merger by shareholders of Bancorp. Notwithstanding the foregoing, neither Bancorp nor Bank nor any of their respective officers or directors shall be required by this Section 10.8 to take or refrain from taking any action if to do so would, in the opinion of Bancorp's legal counsel, violate the duties imposed by law on the Bancorp directors or officers to the Bancorp shareholders.

     10.9 PUBLIC STATEMENTS. No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties respecting such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section shall not be required if the delay necessary to obtain such consent would preclude the timely issuance of a press release or public statement as required by law. The provisions of this Section 10.9 shall not be construed as prohibiting the filing of copies of this Agreement or descriptions of this Agreement with regulatory agencies as to which regulatory approvals are contemplated by this Agreement.

     10.10 CONFIDENTIALITY. Each party shall use all information that it obtains from the others pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of the other parties. Each party shall maintain as strictly confidential all information it learns from the others and shall upon expiration or termination of this Agreement, return promptly to the other parties all documentation (and copies thereof) provided by them or made available by third parties. Each party may disclose such information to its respective affiliates, counsel, accountants, tax advisors and consultants. This provision shall not prohibit the use or disclosure of confidential information pursuant to court order or which has otherwise become publicly available.

     10.11 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Section 2.3, 5.1.13, 10.9 and
10.10 and the agreements of the Affiliates contained in the letters referred to in Section 7.1.2(g).

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                              FIRST SECURITY CORPORATION

                              By  /s/  MORGAN J. EVANS
                                  ------------------------------------------
                                  Morgan J. Evans, President and
                                  Chief Operating Officer

                              FIRST SECURITY BANK OF NEVADA

                              By  /s/ David J. Smith
                                  ------------------------------------------
                                  David J. Smith, President and
                                  Chief Executive Officer

                              AMERICAN BANCORP OF NEVADA

                              By  /s/ James V. Bradham
                                  ------------------------------------------
                                  James V. Bradham,
                                  Chief Executive Officer

                              AMERICAN BANK OF COMMERCE

                              By  /s/ James V. Bradham
                                  ------------------------------------------
                                  James V. Bradham,
                                  Chief Executive Officer

                                  APPENDIX B

                    BANCORP'S AUDITED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                         AND BANCORP'S QUARTERLY REPORT
                          ON FORM 10-Q FOR THE QUARTER
                              ENDED MARCH 31, 1997.



CONTENTS
-------------------------------------------------------------------------------
BANCORP'S QUARTERLY REPORT ON FORM 10-Q/A FOR THE QUARTER ENDED MARCH 31, 1997
-------------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT ON AUDITED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


FINANCIAL STATEMENTS

Consolidated balance sheets

Consolidated statements of income

Consolidated statements of stockholders' equity

Consolidated statements of cash flows

Notes to consolidated financial statements


-------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT




To the Board of Directors
American Bancorp of Nevada
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of American Bancorp of Nevada and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bancorp of Nevada and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



/s/ McGladrey & Pullen, LLP


Las Vegas, Nevada
January 17, 1997

AMERICAN BANCORP OF NEVADA

CONSOLIDATED BALANCE SHEETS
December 31, 1996 and 1995


ASSETS                                                                          1996             1995
-----------------------------------------------------------------------------------------------------------

   Cash and due from banks (Note 2)                                       $ 36,453,878     $ 36,375,727
   Other interest bearing accounts                                           9,571,362        3,696,771
   Federal funds sold                                                        8,400,000        9,500,000
                                                                          ------------------------------
      Cash and cash equivalents                                             54,425,240       49,572,498
   Available-for-sale securities  (Notes 3 and 8)                          121,875,695      120,589,071
   Loans receivable (Note 4)                                               126,738,077       94,486,787
   Less allowance for loan losses (Note 5)                                  (1,311,436)      (1,242,620)
                                                                          ------------------------------
              Net loans                                                    125,426,641       93,244,167
   Bank premises and equipment, net (Note 6)                                12,845,741       10,509,791
   Accrued interest receivable                                               2,008,949        2,051,124
   Deferred taxes, net (Note 9)                                                465,499          307,500
   Other assets                                                                806,358          416,477
                                                                          ------------------------------
              Total assets                                                $317,854,123     $276,690,628
                                                                          ------------------------------
                                                                          ------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------
   Deposits:
      Non-interest bearing demand                                         $108,555,716     $ 88,386,803
      Interest bearing:
        Checking                                                           112,619,836       94,601,128
        Savings                                                             14,653,627       18,431,473
        Time, $100,000 and over (Note 7)                                     7,817,974        5,354,883
        Other time (Note 7)                                                  4,948,800        4,749,552
                                                                          ------------------------------
              Total deposits                                               248,595,953      211,523,839
   Securities sold under agreements to repurchase (Notes 3 and 8)           36,440,370       36,748,550
   Accrued interest and other liabilities                                    1,166,390        1,529,316
                                                                          ------------------------------
              Total liabilities                                            286,202,713      249,801,705
                                                                          ------------------------------

Commitments and Contingencies  (Notes 10, 13 and 15)
Stockholders' Equity (Notes 3, 11, 12 and 13)
   Common stock, $.05 par value, 5,000,000 shares authorized;
      shares issued: (1996) 3,729,057, (1995) 3,229,877; shares
      outstanding: (1996) 3,715,533, (1995)  3,213,803                         186,453          161,494
   Surplus                                                                  28,293,760       20,420,262
   Retained earnings                                                         3,264,478        6,156,314
   Unrealized gain on available-for-sale securities, net of income taxes        16,000          284,000
                                                                          ------------------------------
                                                                            31,760,691       27,022,070
   Less treasury stock, at cost (1996) 13,524  shares;
      (1995) 16,074 shares                                                    (109,281)        (133,147)
                                                                          ------------------------------
              Total stockholders' equity                                    31,651,410       26,888,923
                                                                          ------------------------------
              Total liabilities and stockholders' equity                  $317,854,123     $276,690,628
                                                                          ------------------------------
                                                                          ------------------------------

See Notes to Consolidated Financial Statements.

AMERICAN BANCORP OF NEVADA

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1996, 1995 and 1994

                                                               1996            1995            1994
--------------------------------------------------------------------------------------------------------
Interest income on:
   Loans receivable                                         $12,591,750      $11,563,986    $ 8,307,315
   Securities:
      Taxable                                                 6,112,979        6,090,622      4,330,032
      Nontaxable                                              1,180,097        1,362,338      1,586,649
                                                         -----------------------------------------------
   Total interest on securities                               7,293,076        7,452,960      5,916,681
   Federal funds sold                                           387,804          391,301        192,300
                                                         -----------------------------------------------
              Total interest income                          20,272,630       19,408,247     14,416,296

Interest expense on:
   Deposits                                                   4,376,256        4,997,620      2,939,359
   Securities sold under
      agreements to repurchase                                1,416,073        1,017,803        384,452
                                                         -----------------------------------------------
              Total interest expense                          5,792,329        6,015,423      3,323,811

              Net interest income                            14,480,301       13,392,824     11,092,485

Provision for loan losses (Note 5)                              375,000          570,000         20,000
                                                         -----------------------------------------------
              Net interest income after provision
                for loan losses                              14,105,301       12,822,824     11,072,485
                                                         -----------------------------------------------
Non-interest income:
   Service charges on deposit accounts                          179,479          162,916        176,576
   Gain (loss) on sale of securities, net (Note 3)              307,258          (19,922)      (246,245)
   Other fees                                                   307,110          307,648        312,276
   Property rental                                              238,926          191,181        275,220
   Trust operations (Note 14)                                   407,691          323,491        263,847
   Voucher control fees                                         186,461          269,357        336,376
   Other                                                        112,790          189,252         65,932
                                                         -----------------------------------------------
              Total non-interest income                       1,739,715        1,423,923      1,183,982
                                                         -----------------------------------------------
Non-interest expense:
   Salaries, wages and employee benefits (Note 15)            5,124,158        4,548,705      3,991,518
   Occupancy (Note 10)                                        1,706,020        1,502,689      1,617,727
   FDIC and state assessments                                     9,293          376,026        419,972
   Customer service                                             218,886          193,828        193,568
   Professional fees                                            400,510          465,193        386,834
   Advertising and public relations                             290,388          268,031        253,461
   Directors' compensation                                      247,439          520,931        225,511
   Other                                                      1,132,944          893,253        823,595
                                                         -----------------------------------------------
              Total non-interest expense                    $ 9,129,638      $ 8,768,656    $ 7,912,186
                                                         -----------------------------------------------
                                                         -----------------------------------------------

See Notes to Consolidated Financial Statements.

AMERICAN BANCORP OF NEVADA

Years Ended December 31, 1996, 1995 and 1994


                                                             1996             1995             1994
---------------------------------------------------------------------------------------------------------
Income before income taxes                            $   6,715,378    $   5,478,091    $   4,344,281

Provision for income taxes (Note 9)                       1,838,000        1,371,000        1,030,000
                                                      ---------------------------------------------------

              Net income                              $   4,877,378    $   4,107,091    $   3,314,281
                                                      ---------------------------------------------------
                                                      ---------------------------------------------------

              Net income per common and
                 common equivalent share              $        1.28    $        1.10    $        0.90
                                                      ---------------------------------------------------
                                                      ---------------------------------------------------

Weighted average common shares outstanding                3,802,500        3,739,768        3,646,802
                                                      ---------------------------------------------------
                                                      ---------------------------------------------------

See Notes to Consolidated Financial Statements.

AMERICAN BANCORP OF NEVADA

CONSOLIDATED STATEMENTS OF  STOCKHOLDERS' EQUITY
Years Ended December 31, 1996, 1995 and 1994

                                                                                              Unrealized
                                                                                              Gain (Loss)
                                                 Common Stock                                on Securities
                                            ----------------------                             Available
                                            Outstanding                            Retained   for Sale, Net  Treasury
                                              Shares        Amount     Surplus     Earnings    Income Taxes    Stock        Total
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993 ...............   1,958,304   $  98,736  $15,403,387   $2,562,649   $       --   $(135,859)  $17,928,913
Net effect of change in accounting method.          --          --           --           --      374,000          --       374,000
Net income ...............................          --          --           --    3,314,281           --          --     3,314,281
15% stock dividend (Note 11) .............     294,229      14,711    3,810,266   (3,824,977)          --          --            --
Fractional shares issued in cash .........          --          --           --       (1,473)          --          --        (1,473)
Stock options exercised (Note 13) ........     112,950       5,648      696,646           --           --          --       702,294
Tax effect of stock option transactions
  (Note 13) ..............................          --          --      172,400           --           --          --       172,400
Sales of treasury stock ..................         175          --          875           --           --       1,356         2,231
Net change in unrealized gain/ (loss) on
  available-for-sale securities, net of
  income taxes (Note 3)...................          --          --           --           --   (2,361,500)         --    (2,361,500)
                                             ---------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994 ...............   2,365,658     119,095   20,083,574    2,050,480   (1,987,500)   (134,503)   20,131,146
Net income ...............................          --          --           --    4,107,091           --          --     4,107,091
Four-for-three stock split (Note 11) .....     791,919      39,596      (39,596)          --           --          --            --
Fractional shares issued in cash .........          --          --           --       (1,257)          --          --        (1,257)
Stock options exercised (Note 13) ........      56,051       2,803      237,386           --           --          --       240,189
Tax effect of stock option transactions
  (Note 13) ..............................          --          --      137,979           --           --          --       137,979
Sales of treasury stock ..................         175          --          919           --           --       1,356         2,275
Net change in unrealized gain/(loss) on
  available-for-sale securities, net of
  income taxes (Note 3) ..................          --          --           --           --    2,271,500          --     2,271,500
                                             ---------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995 ...............   3,213,803     161,494   20,420,262    6,156,314      284,000    (133,147)   26,888,923
Net income ...............................          --          --           --    4,877,378           --          --     4,877,378
15% stock dividend (Note 11) .............     482,780      24,139    7,742,633   (7,766,772)          --          --            --
Fractional shares issued in cash .........          --          --           --       (2,442)          --          --        (2,442)
Stock options exercised (Note 13) ........      16,400         820       84,055           --           --          --        84,875
Tax effect of stock option transactions
  (Note 13) ..............................          --          --       28,000           --           --          --        28,000
Sales of treasury stock ..................       2,550          --       18,810           --           --      23,866        42,676
Net change in unrealized gain/(loss) on
  available-for-sale securities, net of
  income taxes (Note 3) ..................          --          --           --           --     (268,000)         --      (268,000)
                                             ---------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996 ...............   3,715,533    $186,453  $28,293,760   $3,264,478    $  16,000   $(109,281)  $31,651,410
                                             ---------------------------------------------------------------------------------------
                                             ---------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

AMERICAN BANCORP OF NEVADA

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1996, 1995 and 1994

                                                                1996            1995            1994
---------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Interest and fees on loans                             $   13,034,191  $   11,192,886  $    8,270,136
   Interest on securities                                      7,470,112       7,144,454       5,490,177
   Interest on federal funds sold                                387,804         391,301         192,300
   Other income                                                1,432,457       1,443,845       1,430,227
   Interest paid on deposits                                  (4,359,410)     (4,969,663)     (2,920,764)
   Interest paid on securities sold under agreements
      to repurchase                                           (1,416,073)     (1,017,803)       (384,452)
   Cash paid to suppliers and employees                       (8,793,933)     (7,464,901)     (6,908,629)
   Income taxes paid                                          (2,184,620)     (1,158,000)       (845,000)
                                                          -----------------------------------------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                5,570,528       5,562,119       4,323,995
                                                          -----------------------------------------------

Cash Flows From Investing Activities
   Proceeds from maturities and sales of
      available-for-sale securities  (Note 3)                 76,031,045      53,610,450      59,141,624
   Proceeds from maturities of
      held-to-maturity securities                                     --      32,483,201      37,978,620
   Purchase of available-for-sale securities                 (77,531,822)    (62,202,926)    (75,384,827)
   Purchase of held-to-maturity securities                            --     (25,000,000)    (30,790,986)
   Net increase in loans made to customers                   (33,019,364)    (18,272,799)    (10,340,545)
   Purchase of bank premises and equipment                    (3,086,688)     (1,607,926)     (1,030,359)
                                                          -----------------------------------------------
      NET CASH USED IN INVESTING ACTIVITIES                  (37,606,829)    (20,990,000)    (20,426,473)
                                                          -----------------------------------------------

Cash Flows From Financing Activities
   Net increase in deposits                                   37,072,114      18,712,606      19,147,158
   Net increase (decrease) in securities sold under
      agreements to repurchase                                  (308,180)     22,968,558      (4,265,570)
   Proceeds from issuance of common stock                        125,109         241,207         702,775
                                                          -----------------------------------------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES               36,889,043      41,922,371      15,584,363
                                                          -----------------------------------------------

Net Increase (Decrease) in Cash and Cash Equivalents           4,852,742      26,494,490        (518,115)
Cash and Cash Equivalents, Beginning of Year                  49,572,498      23,078,008      23,596,123
                                                          -----------------------------------------------

Cash and Cash Equivalents, End of Year                    $   54,425,240  $   49,572,498  $   23,078,008
                                                          -----------------------------------------------
                                                          -----------------------------------------------

See Notes to Consolidated Financial Statements.

AMERICAN BANCORP OF NEVADA

Years Ended December 31, 1996, 1995 and 1994

                                                             1996             1995             1994
---------------------------------------------------------------------------------------------------------
Reconciliation of Net Income to Net Cash
   Provided by Operating Activities:
   Net income                                          $     4,877,378  $     4,107,091  $     3,314,281
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization of bank
        premises and equipment                                 750,738          663,699          708,042
      Amortization of premiums and
        accretion of discounts on securities                   115,412         (256,843)         197,111
      Provision for loan losses                                375,000          570,000           20,000
      (Gain) loss on sale of securities                       (307,258)          19,922          246,245
      (Increase) decrease in other assets                      122,184         (374,185)         (34,040)
      Increase (decrease) in other liabilities                (362,926)         832,435         (127,644)
                                                       --------------------------------------------------
              Net cash provided by operating
   activities                                          $     5,570,528  $     5,562,119  $     4,323,995
                                                       --------------------------------------------------

Supplemental Schedule of Non-Cash Investing
   and Financing Activities:
   Stock dividends                                     $     7,766,772  $           --   $     3,824,977
   Held-to-maturity securities transferred to
      available-for-sale                               $            --  $    25,344,511  $            --
   Net change in unrealized gain (loss) on
      available-for-sale securities                    $     (268,000)  $     2,271,500  $   (2,361,500)
   Four-for-three stock split                          $           --   $        39,596  $           --

See Notes to Consolidated Financial Statements.

AMERICAN BANCORP OF NEVADA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

American Bancorp of Nevada (the "Company") is a bank holding company providing a full range of banking services to commercial and consumer customers through five branches of its subsidiary, American Bank of Commerce (the "Bank"), located in Southern Nevada.

The primary services provided by the Bank include commercial, construction and real estate financing, and business loans to customers who are predominantly small and middle-market businesses. The Bank also grants consumer loans to individuals, offers a full array of depository accounts and provides trust and estate administration services.

The Company's business is concentrated in Southern Nevada and is subject to the general economic conditions of this area.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of American Bancorp of Nevada and its wholly-owned subsidiaries, American Bank of Commerce, AmBank Mortgage Company and AmBank Financial, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. AmBank Mortgage Company's and AmBank Financial Inc.'s operations have been substantially curtailed since 1986.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, other interest bearing accounts, amounts due from banks (including cash items in process of clearing) and federal funds sold. Cash flows from loans originated by the Bank and deposits are reported net.

The Bank maintains amounts due from banks which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

AMERICAN BANCORP OF NEVADA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

AVAILABLE-FOR-SALE SECURITIES

Securities classified as available-for-sale include all equity securities and those debt securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available-for-sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

LOANS RECEIVABLE

Loans receivable are stated at the amount of unpaid principal, reduced by unearned fees and allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior credit loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem credits and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the Federal Deposit Insurance Corporation (FDIC), as an integral part of their examination process, periodically reviews the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

AMERICAN BANCORP OF NEVADA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTEREST AND FEES ON LOANS

Interest on loans is recognized over the terms of the loans and is calculated under the effective interest method. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is generally amortizing these amounts over the contractual life. Commitment fees based upon a percentage of a customer unused line of credit and fees related to standby letters of credit are recognized over the commitment period.

BANK PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the following estimated useful lives:

                                           Years
                                          -------
              Buildings                    30
              Equipment and furnishings    3 - 7

Improvements to leased property are amortized over the lesser of the term of the lease or life of the improvements.

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

Earnings per common and common equivalent share are determined on the basis of the weighted-average number of common shares and common equivalent shares outstanding. The weighted average number of common and common equivalent shares outstanding and earnings per share have been adjusted for all periods presented to reflect the stock dividends and stock split discussed in Note
11. Common stock equivalents represent the dilutive effect of outstanding stock options.

INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

The Company and its subsidiaries file a consolidated income tax return. The provision for taxes on income is based upon earnings reported in the consolidated financial statements.

AMERICAN BANCORP OF NEVADA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATION OF OTHER INTEREST BEARING ACCOUNTS

During the year ended December 31, 1996, management began classifying other interest bearing accounts as cash and cash equivalents compared to their previous classification as securities available-for-sale. The December 31, 1995 balance sheet and the December 31, 1995 and 1994 statements of cash flows were reclassified to be consistent with the classifications adopted during the year ended December 31, 1996.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial Accounting Standards Board (FASB) Statement No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at either December 31, 1996 or 1995. The estimated fair value amounts for 1996 and 1995 were measured as of their respective year ends, and were not reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The information in Note 16 should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company's assets.

Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company's disclosures and those of other companies or banks may not be meaningful.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

CASH AND CASH EQUIVALENTS

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate their fair values.

AVAILABLE-FOR-SALE SECURITIES

Fair values for securities are based on quoted market prices, dealer quotes, or valuations obtained from securities pricing services offered by various brokers. Fair values of securities with prepayment risk such as collateral mortgage obligations (CMO's) and securities with little or no active trading market such as certain structured notes and municipal securities do not necessarily represent the actual trade price which could be obtained on any given day for any particular security.

AMERICAN BANCORP OF NEVADA

-------------------------------------------------------------------------------


NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

  LOANS RECEIVABLE

  For variable rate loans that reprice frequently and experience no significant change in credit risk, fair values are based on carrying values. At December 31, 1996 and 1995, variable rate loans comprised approximately 95% and 94% of the loan portfolio, respectively. The fair value for all other loans are estimated using discounted cash flow analyses and interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

  ACCRUED INTEREST RECEIVABLE

  The carrying amounts reported in the consolidated balance sheets for accrued interest receivable approximate their fair values.

  DEPOSIT LIABILITIES

  Fair values disclosed for demand deposits equal their carrying amounts, which represent the amounts payable on demand. The carrying amounts for variable-rate, deposit accounts approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on these deposits. Early withdrawals of fixed-rate certificate of deposits are not expected to be significant.

  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  The fair value of securities sold under agreements to repurchase, all of which mature within one day, is the amount payable on demand at the reporting date.

  OFF-BALANCE-SHEET INSTRUMENTS

  Fair values for the Company's off-balance-sheet instruments (lending commitments and standby letters of credit) are based on quoted fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

AMERICAN BANCORP OF NEVADA

-------------------------------------------------------------------------------


NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CURRENT ACCOUNTING DEVELOPMENT

Effective January 1, 1996, the Company adopted FASB Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Statement No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. There was no material effect on the consolidated financial statements relating to this adoption.

Effective January 1, 1996, the Company adopted FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Statement No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans, such as stock options and stock purchase plans. The Statement generally suggests but does not require stock-based compensation transactions for employees to be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Transactions occurring after December 15, 1995 with non-employees shall be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Companies that do not elect to change their accounting for stock-based compensation are required to disclose the effect on net income and earnings per share as if the accounting provision of Statement No. 123 were applied. The Company has decided not to adopt the accounting provision of this Statement.

The FASB has issued Statement No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES (as amended by FASB No. 127 which defers implementation of certain provisions of FASB No. 125 to January 1, 1998), which becomes effective for transactions occurring after December 31, 1996. The Statement does not permit earlier or retroactive application. The Statement distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The Statement also establishes standards on the initial recognition and measurement of servicing assets and other retained interests and servicing liabilities, and their subsequent measurement.

The Statement requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. In addition, the Statement requires that a liability be derecognized only if the debtor is relieved of its obligation through payment to the creditor or by being legally released from being the primary obligor under the liability either judicially or by the creditor.

Management does not believe the application of the Statement to transactions of the Company that have been typical in the past will materially affect the Company's financial position or results of operations.

Emerging Issues Task Force (EITF) Issue No. 96-12 RECOGNITION OF INTEREST INCOME AND BALANCE SHEET CLASSIFICATION OF STRUCTURED NOTES, requires the use of the retrospective interest method of recognizing income on certain structured note securities. The application of this consensus applies prospectively to new securities acquired after November 14, 1996. Management does not believe the application of this consensus will materially affect the Company's financial position or results of operations.

AMERICAN BANCORP OF NEVADA

-------------------------------------------------------------------------------

NOTE 2.  RESTRICTIONS ON CASH AND DUE FROM BANKS

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. The total of those reserve balances was approximately $5,960,000 at December 31, 1996.

NOTE 3.  SECURITIES

Carrying amounts and fair values of available-for-sale securities as of December 31, 1996 and 1995 are summarized as follows:

                                                                          1996
                                               ---------------------------------------------------------
                                                                  Gross          Gross
                                                Amortized       Unrealized     Unrealized        Fair
                                                   Cost           Gains         (Losses)         Value
                                               ---------------------------------------------------------

Equity securities .........................    $ 3,000,000  $          --      $      --    $  3,000,000
Structured notes ..........................      8,475,199          2,217       (197,467)      8,279,949
Obligations of U.S. Treasury
  and U.S. government agencies ............     59,343,008        261,627       (102,415)     59,502,220
Obligations of states and
  political subdivisions ..................     22,340,071        207,403        (41,404)     22,506,070
Collateralized mortgage obligations .......     28,192,417         40,459       (146,820)     28,086,056
Other securities ..........................        500,000          1,400             --         501,400
                                             -----------------------------------------------------------
                                             $121,850,695   $     513,106      $(488,106)   $121,875,695
                                             -----------------------------------------------------------

                                                                          1995
                                               ---------------------------------------------------------
                                                                  Gross          Gross
                                                Amortized       Unrealized     Unrealized        Fair
                                                   Cost           Gains         (Losses)         Value
                                               ---------------------------------------------------------

Equity securities .........................  $   5,479,711  $          --      $      --    $  5,479,711
Structured notes ..........................     14,939,417          4,673       (305,190)     14,638,900
Obligations of U. S. Treasury
  and U.S. government agencies ............     54,458,579        570,312        (80,389)     54,948,502
Obligations of states and
  political subdivisions ..................     25,789,251        177,369        (57,362)     25,909,258
Collateralized mortgage obligations .......     18,762,190        142,060        (22,467)     18,881,783
Other securities ..........................        728,923          1,994             --         730,917
                                             -----------------------------------------------------------
                                             $120,158,071   $     896,408      $(465,408)   $120,589,071
                                             -----------------------------------------------------------
                                             -----------------------------------------------------------

AMERICAN BANCORP OF NEVADA

-------------------------------------------------------------------------------

NOTE 3.     SECURITIES (CONTINUED)

The amortized cost and fair value of securities as of December 31, 1996, by contractual maturities, are shown below. Maturities may differ from contractual maturities in CMO's because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities, and equity securities, which have no maturity, are listed separately in the maturity summary. In addition, securities with amortized cost of $23,073,242 and fair value of $23,018,606 at December 31, 1996 contain certain call provisions. Given certain interest rate environments some or all of these securities may be called by their issuers prior to the scheduled maturities.

                                                       Amortized       Fair
                                                         Cost          Value
                                                    ---------------------------

Due in one year or less ...............             $ 41,685,347   $ 41,461,510
Due after one year through 5 years ....               46,189,787     46,436,271
Due after 5 years through 10 years ....                2,783,144      2,891,858
Collateralized mortgage obligations ...               28,192,417     28,086,056
Equity securities .....................                3,000,000      3,000,000
                                                    ----------------------------
                                                    $121,850,695   $121,875,695
                                                    ----------------------------
                                                    ----------------------------


Proceeds from sales of available-for-sale securities and the gross gains and losses realized on those sales during the years ended December 31, 1996, 1995 and 1994 are as follows:

                                       1996          1995           1994
                                   ----------------------------------------

Proceeds from sales ........       $19,747,907   $16,767,148    $37,167,658
                                   ----------------------------------------

Gross realized gains .......       $   335,700   $    47,561    $   215,120
Gross realized losses ......           (28,442)      (67,483)      (461,365)
                                   ----------------------------------------
                                   $   307,258   $   (19,922)   $  (246,245)
                                   ----------------------------------------
                                   ----------------------------------------



Securities with amortized cost of $75,210,764 and $63,396,639 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes required or permitted by law.

On November 27, 1995, the Company reassessed the appropriateness of the classification of all securities in accordance with the issuance of the Financial Accounting Standards Board's GUIDE TO IMPLEMENTATION OF STATEMENT 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. As a result, the Company transferred $25,344,511 of securities previously classified as held-to-maturity into available-for-sale securities. The Company did not recognize an unrealized holding gain or loss as a result of the transfer.

AMERICAN BANCORP OF NEVADA

-------------------------------------------------------------------------------

NOTE 4.  LOANS RECEIVABLE

The composition of the Company's loan portfolio at December 31 is as follows:

                                                        1996             1995
                                                    ---------------------------

Real estate loans:
   Construction ..........................          $ 24,105,582    $15,113,573
   Residential ...........................            11,594,713     10,643,190
   Commercial ............................            48,274,044     34,627,184
                                                    ---------------------------
                                                      83,974,339     60,383,947
Commercial, financial and industrial
   loans .................................            35,428,680     24,875,838
Commercial receivables financing .........             3,329,322      2,396,952
Loans to individuals .....................             4,977,794      7,340,220
                                                    ---------------------------
                                                     127,710,135     94,996,957
Less unearned net loan fees ..............              (972,058)      (510,170)
                                                    ---------------------------
                                                    $126,738,077    $94,486,787
                                                    ---------------------------
                                                    ---------------------------

The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers. The Company's policy for requiring collateral is to obtain collateral whenever it is available or desirable, depending upon the degree of risk the Company is willing to take.

The Company's real estate loans are secured by office buildings, land for development, multifamily residential real estate, single family homes and other property, substantially all of which is in Southern Nevada.
Substantially all of these loans are secured by first liens with an initial loan to value ratio of generally not more than 70%.

The Company has two impaired loans with a combined recorded investment of $700,171 as of December 31, 1996, which have been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The allowance for loan losses related to these loans was $350,086 at December 31, 1996. Interest income recognized on the impaired loans is not considered material.

Excluding the loans referred to in the previous paragraph, the Company has no other material loans at December 31, 1996 and 1995 which should be classified as impaired loans in accordance with FASB Statement No. 114 as amended by FASB Statement No. 118.

AMERICAN BANCORP OF NEVADA

-------------------------------------------------------------------------------


NOTE 5.     ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

                                                  Years Ended December 31,
                                            -----------------------------------
                                               1996         1995         1994
                                            -----------------------------------

Balance, beginning ......................   $1,242,620  $  726,899     $649,252
Provision charged to operating expense...      375,000     570,000       20,000
Recoveries of amounts charged off .......        9,705      32,130       72,331
Less amounts charged off ................     (315,889)    (86,409)     (14,684)
                                            -----------------------------------
Balance, ending .........................   $1,311,436  $1,242,620     $726,899
                                            -----------------------------------
                                            -----------------------------------

NOTE 6.   BANK PREMISES AND EQUIPMENT

The major classes of bank premises and equipment and the total accumulated depreciation and amortization at December 31 are as follows:

                                                              December 31,
                                                       -------------------------
                                                           1996         1995
                                                       -------------------------

Land ...............................................   $ 3,614,072  $ 2,902,594
Building and improvements ..........................     9,908,920    8,214,022
Equipment and furniture ............................     3,326,583    2,848,658
                                                       ------------------------
                                                        16,849,575   13,965,274
Less accumulated depreciation and amortization .....    (4,003,834)  (3,455,483)
                                                       ------------------------
                                                       $12,845,741  $10,509,791
                                                       ------------------------
                                                       ------------------------

AMERICAN BANCORP OF NEVADA

-------------------------------------------------------------------------------


NOTE 7.  TIME DEPOSITS

At December 31, 1996, the scheduled maturities of time deposits are as follows:


         1997                                               $     12,353,509
         1998                                                        383,265
         1999                                                         30,000
                                                            ----------------
                                                            $     12,766,774
                                                            ----------------
                                                            ----------------


NOTE 8.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase remain under the Company's control and generally mature within one day of the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                      1996             1995
                                                   ---------------------------

Average balance during the year ................   $37,626,801     $24,217,033
Average interest rate during the year ..........         3.76%           4.20%
Maximum month-end balance during the year ......   $45,488,185     $36,748,550

Securities underlying the agreements at year
end are as follows:
Carrying value .................................   $66,481,741     $53,817,697
Estimated fair value ...........................    66,406,117      53,916,277

AMERICAN BANCORP OF NEVADA

-------------------------------------------------------------------------------

NOTE 9.   INCOME TAX MATTERS

The provision for federal income taxes is comprised of the following for the years ended December 31, 1996, 1995 and 1994:

                                               1996        1995         1994
                                           ------------------------------------

Current expense ........................   $1,858,000   $1,593,600   $  964,000
Deferred taxes .........................      (20,000)    (222,600)      66,000
                                           ------------------------------------
                                           $1,838,000   $1,371,000   $1,030,000
                                           ------------------------------------
                                           ------------------------------------


The provision for income taxes differs from the amounts computed by applying the U. S. federal income tax rate to pretax income for the years ended December 31, 1996, 1995 and 1994 as follows:

                                              1996         1995         1994
                                           ------------------------------------

Expected provision for income taxes ....   $2,350,300   $1,917,300   $1,520,000
Tax exempt interest ....................     (413,000)    (476,800)    (527,000)
Disallowed interest expense ............       34,800       47,300       34,000
Dividends received deduction ...........      (28,500)     (51,000)     (39,000)
Benefit of income taxed at lower rates .      (67,000)     (41,500)     (28,600)
Other ..................................      (38,600)     (24,300)      70,600
                                           ------------------------------------
                                           $1,838,000   $1,371,000   $1,030,000
                                           ------------------------------------
                                           ------------------------------------

AMERICAN BANCORP OF NEVADA

-------------------------------------------------------------------------------

NOTE 9.  INCOME TAX MATTERS (CONTINUED)

The temporary differences which created deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

                                                     1996           1995
                                                   -----------------------
Deferred tax assets:
Allowance for loan losses ........................ $362,000      $ 333,100
Bank premises and equipment ......................   91,000         76,100
Accrued expenses .................................   13,000         86,300
Other ............................................   42,499         20,200
                                                   -----------------------
Total deferred tax assets ........................ $508,499      $ 515,700
                                                   -----------------------
Deferred tax liabilities:
Unrealized gain on available-for-sale securities.. $ (9,000)     $(147,000)
Deferred loan fees and expenses ..................  (34,000)       (61,200)
                                                   -----------------------
Total deferred tax liabilities ...................  (43,000)      (208,200)
                                                   -----------------------
Net deferred tax assets .......................... $465,499       $307,500
                                                   -----------------------
                                                   -----------------------


NOTE 10.     COMMITMENTS AND CONTINGENCIES

CONTINGENCIES

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

AMERICAN BANCORP OF NEVADA

------------------------------------------------------------------------------

NOTE 10.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

A summary of the contract amount of the Company's exposure to off-balance-sheet risk as of December 31, 1996 and 1995 is as follows:

                                                           1996         1995
                                                       ------------------------

Commitments to extend credit .......................   $75,893,769  $44,851,447
Standby letters of credit ..........................     1,993,436    3,391,044
                                                       ------------------------
                                                       $77,887,205  $48,242,491
                                                       ------------------------



Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required as the Company deems necessary.

LEASE COMMITMENTS

The Company leases certain premises under noncancelable operating leases expiring in various years through 2006. The following is a schedule of future minimum rental payments under these leases:

     1997                                  $  209,463
     1998                                     209,463
     1999                                     209,463
     2000                                     209,463
     2001                                     179,131
     Thereafter                               582,460
                                           ----------
     Total                                 $1,599,443
                                           ----------
                                           ----------


Total rental expense under these leases and month-to-month leases for the years ended December 31, 1996, 1995 and 1994 was $206,456, $197,894 and
$253,880, respectively.

AMERICAN BANCORP OF NEVADA

------------------------------------------------------------------------------

NOTE 11.  COMMON STOCK

On March 18, 1996, the Board of Directors of the Company declared a 15% stock dividend on the outstanding shares of common stock of the Company, effective on April 9, 1996 to stockholders of record on April 2, 1996. On March 20, 1995 the Board of Directors of the Company declared a four-for-three stock split on the outstanding shares of common stock of the Company, effective on April 11, 1995 to stockholders of record on April 4, 1995. On March 21, 1994 the Board of Directors of the Company declared a 15% stock dividend on the outstanding shares of common stock of the company effective on April 12, 1994 to stockholders of record on April 5, 1994.

NOTE 12.  REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve qualitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

AMERICAN BANCORP OF NEVADA

------------------------------------------------------------------------------

NOTE 12.  REGULATORY CAPITAL (CONTINUED)

The Bank's actual capital amounts and ratios are presented in the following table:

                                                                                                    To Be Well
                                                                                                Capitalized Under
                                                                             For Capital         Prompt Corrective
                                                           Actual          Adequacy Purposes    Action Provisions
                                                  --------------------     ------------------   -------------------
                                                     Amount      Ratio        Amount    Ratio    Amount       Ratio
                                                  -----------------------------------------------------------------
As of December 31, 1996:
Total Capital (to Risk-Weighted Assets) .......   $ 31,327,000   16.4%     $ 15,328,000    8%   $19,160,000    10%
Tier I Capital (to Risk-Weighted Assets) ......   $ 30,026,000   15.7%        7,664,000    4%   $11,496,000     6%
Tier I Capital (to Average Assets) ............   $ 30,026,000   10.3%       11,715,000    4%   $14,643,000     5%

As of December 31, 1995:
Total Capital (to Risk-Weighted Assets) .......   $ 26,253,000   17.6%     $ 11,950,000    8%   $14,937,000    10%
Tier I Capital (to Risk-Weighted Assets) ......   $ 25,021,000   16.8%     $  5,975,000    4%   $ 8,962,000     6%
Tier I Capital (to Average Assets) ............   $ 25,021,000    9.8%     $ 10,207,000    4%   $12,759,000     5%


The Company's capital amounts and ratios are substantially the same as the amounts presented above.

Additionally, State of Nevada banking regulations restrict distribution of the net assets of the Bank because such regulations require the sum of the Bank's stockholders' equity and allowance for loan losses to be at least 6% of the average of the Bank's total daily deposit liabilities for the preceding 60 days. As a result of these regulations, approximately $14,175,000 and $12,367,500 of the Bank's stockholders' equity was restricted at December 31, 1996 and 1995, respectively.

NOTE 13.  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The Company has employee stock-based compensation plans, which are described below, in effect at December 31, 1996. The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's stock-based compensation plans been recorded based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                               1996            1995
                                            --------------------------

Net income                As reported       $4,877,378      $4,107,091
                          Pro forma          4,603,119       3,966,078
Earnings per share        As reported             1.28            1.10
                          Pro forma               1.21            1.06

AMERICAN BANCORP OF NEVADA

------------------------------------------------------------------------------

NOTE 13.  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS (CONTINUED)

STOCK OPTIONS

The Company has granted certain directors, officers and key employees options to purchase shares of the Company's common stock at prices equal to or greater than the fair market value at the date of grant. On April 17, 1995, the Company's shareholders approved the 1995 Stock Option Plan ("1995 Plan"). The 1995 Plan authorized 350,000 (which increased to 402,500 shares as a result of the 15% stock dividend declared during 1996) shares of common stock to be provided by shares authorized but unissued. Options under the 1995 plan become exercisable in annual installments of 25% of the amount granted per optionee, one year following the date of grant and expire five years after the date of grant. The fair value of each option grant for pro forma disclosure purposes discussed above is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:


   Risk free interest rate                         6.48% to 6.55%
   Dividend yield                                        0%
   Expected lives                                   4 to 5 years
   Volatility                                         32% to 33%


Additional information concerning this stock option plan follows:

                                                              1996       1995
                                                            -------------------

   Options outstanding, beginning of year ...............   123,250          --
   Granted ..............................................    16,750     123,750
   Adjustment due to stock dividends ....................    18,194          --
   Forfeited ............................................   (13,130)       (500)
   Exercised ............................................    (1,520)         --
                                                            -------------------
   Options outstanding, end of year .....................   143,544     123,250
                                                            -------------------
                                                            -------------------

Options exercisable, end of year ........................   $ 31,699   $     --
Available to grant, end of year .........................   $257,436   $226,750
Weighted-average exercise price under option, end of year $ 12.13 $ 13.37 Weighted-average exercise price of options, granted at
   fair value, during the year ..........................   $  15.95   $  13.38
Weighted-average fair value of options granted during
   the year .............................................   $   6.25   $   5.30
Weighted-average price of options exercised .............   $  11.52   $     --
Weighted-average price of options forfeited .............   $  11.64   $  13.25


The range of exercise prices at December 31, 1996 is $11.52 to $17 and the weighted-average remaining contractual life of the options outstanding as of December 31, 1996 is 3.8 years.

AMERICAN BANCORP OF NEVADA

--------------------------------------------------------------------------------

NOTE 13.  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS (CONTINUED)

Options granted prior to 1995 become exercisable, in annual installments of 20% of the amount granted per optionee, upon the date of grant. Information concerning these stock options follows:

                                            1996       1995        1994
                                          -------------------------------

Options outstanding, beginning of
   year ..............................    100,332     123,900     239,050
Adjustment due to stock split ........                 36,950
Forfeited ............................     (2,751)     (4,467)     (2,200)
Exercised ............................    (14,880)    (56,051)   (112,950)
                                          -------------------------------
Options outstanding, end of year .....     82,701     100,332     123,900
                                          -------------------------------
                                          -------------------------------

Options exercisable, end of year .....     78,733      75,780      86,850
Available to grant, end of year ......     10,418       7,667       1,750
Average exercise price under option,
   end of year .......................    $  5.14     $  5.80    $   5.19



STOCK APPRECIATION RIGHTS

On January 23, 1995, the Company's Board of Directors approved the 1995 Stock Appreciation Rights Plan ("SAR Plan"). The SAR Plan authorized 350,000 rights to be granted to certain directors, officers and key employees at the discretion of the Board of Directors. Each right gives the grantee the right to receive cash payment from the Company equal to the excess of (a) the fair market value of a share of the Company's common stock at a date, as determined by the SAR Plan, approximating the date such right is exercised over (b) the fair market value of a share of the Company's common stock on the date of grant. Grantees may exercise their rights at any time between the time a right vests and five years following the date of grant. Rights granted under the SAR Plan vest in annual installments of 25% beginning one year following the date of grant. Changes in the market price of the Company's common stock are reflected as a charge to earnings for each period in which the rights are outstanding.

AMERICAN BANCORP OF NEVADA

--------------------------------------------------------------------------------

NOTE 13.  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS (CONTINUED)

Information concerning stock appreciation rights is as follows:


                                                               1996      1995
                                                             ------------------

Rights outstanding, beginning of year ....................    129,329        --
Granted ..................................................      8,000   111,000
Adjustment due to stock split ............................       --      18,329
Adjustment due to stock dividend .........................     19,250        --
Forfeited ................................................     (1,000)       --
Exercised ................................................    (13,416)       --
                                                              -----------------
Rights outstanding, end of year ..........................    142,163   129,329
                                                              -----------------

Rights exercisable, end of year ..........................     31,529        --

Available to grant, end of year ..........................    194,421   220,671
Weighted-average exercise price of rights, end of year ... $ 10.36 $ 11.48 Weighted-average exercise price of rights, granted at fair
   value, during the year ................................   $  16.44  $  13.38
Weighted-average price of rights exercised ...............   $   9.70  $     --
Weighted-average price of rights forfeited ...............   $  11.74  $     --


The price range for rights at December 31, 1996 is $8.64 to $17 and the weighted-average remaining contractual life of the rights outstanding as of December 31, 1996 is 2.3 years.

NOTE 14.  TRUST DEPARTMENT

Assets with a recorded value of $96,541,105 and $65,557,444 were held in trust for others at December 31, 1996 and 1995, respectively. These assets and the offsetting liability amounts are not recorded on the consolidated financial statements since they are not assets of the Company.

NOTE 15.  EMPLOYEE BENEFIT PLAN

The Company has a qualified 401(k) employee benefit plan for all eligible employees. Each participant is able to defer a maximum of 15% of their annual compensation subject to Internal Revenue Code maximums. The Company contributes an amount equal to 100% of each employee's contribution up to the first 3%, and 50% for contributions over 3% but no more than 6% of the employee's annual compensation. Additionally, the Company may elect to contribute a discretionary amount each year, but no election was made during 1996, 1995 or 1994. The Company's total contribution for 1996, 1995 and 1994 was $122,799, $93,496 and $110,279, respectively.

AMERICAN BANCORP OF NEVADA

--------------------------------------------------------------------------------

NOTE 16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and fair values of the Company's financial instruments at December 31 are as follows:

                                                          1996                             1995
                                               ---------------------------   -----------------------------
                                                 Carrying        Fair            Carrying         Fair
                                                  Amount         Value            Amount          Value
                                               ------------------------------------------------------------
Financial assets:
   Cash and cash equivalents .............     $ 54,425,240   $ 54,425,240   $  49,572,498   $  49,572,498
   Available-for-sale securities .........      121,875,695    121,875,695     120,589,071     120,589,071
   Loans, net ............................      125,426,641    125,240,496      93,244,167      93,244,167
   Accrued interest receivable ...........        2,008,949      2,008,949       2,051,124       2,051,124

Financial liabilities:
   Deposits ..............................    $(248,595,953) $(248,614,390)  $(211,523,839)  $(211,523,839)
   Securities sold under
      agreements to repurchase ...........      (36,440,370)   (36,440,370)    (36,748,550)    (36,748,550)

Unrecognized financial
  instruments:
   Commitments to extend credit ..........    $         --   $     555,513   $          --   $     370,046
   Standby letters of credit .............              --          20,802              --          34,486


The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Also, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

AMERICAN BANCORP OF NEVADA

--------------------------------------------------------------------------------

NOTE 17.  CONDENSED FINANCIAL INFORMATION

Condensed financial information of the Company (parent only) is provided below:

AMERICAN BANCORP OF NEVADA (PARENT ONLY)
CONDENSED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1996 AND 1995


ASSETS                                                    1996          1995
------                                               --------------------------

Cash ..............................................  $    713,906  $    889,160
Due from American Bank of Commerce ................       494,917       394,917
Investment in American Bank of Commerce ...........    30,042,107    25,305,331
Investment in other subsidiaries ..................       597,754       586,107
Deferred taxes ....................................       126,002       126,002
                                                      -------------------------

              Total assets ........................   $31,974,686  $ 27,301,517
                                                      -------------------------
                                                      -------------------------

Liabilities and Stockholders' Equity

Liabilities - Accrued and other liabilities .......   $   323,276  $    412,594
                                                      -------------------------

Stockholders' Equity
   Common stock ...................................       186,453       161,494
   Surplus ........................................    28,293,760    20,420,262
   Retained earnings ..............................     3,264,478     6,156,314
   Unrealized gain on available-for-sale
     securities, net of income taxes ..............        16,000       284,000
                                                      -------------------------
                                                       31,760,691    27,022,070
Less treasury stock, at cost ......................      (109,281)     (133,147)
                                                      -------------------------
Total stockholders' equity ........................    31,651,410    26,888,923
                                                      -------------------------

Total liabilities and stockholders' equity ........   $31,974,686   $27,301,517
                                                      -------------------------
                                                      -------------------------

AMERICAN BANCORP OF NEVADA

--------------------------------------------------------------------------------

NOTE 17.  CONDENSED FINANCIAL INFORMATION (CONTINUED)

AMERICAN BANCORP OF NEVADA (PARENT ONLY)
CONDENSED  INCOME STATEMENTS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                             1996         1995          1994
                                         --------------------------------------

Expenses .............................   $  211,044    $  573,935    $  160,497
                                         --------------------------------------

Loss before equity in undistributed
   earnings of subsidiaries ..........     (211,044)     (573,935)     (160,497)

Equity in undistributed earnings of
   subsidiaries ......................    5,016,422     4,486,026     3,474,778
                                         --------------------------------------

Income before taxes ..................    4,805,378     3,912,091     3,314,281
Income tax benefit ...................       72,000       195,000            --
                                         --------------------------------------

Net income ...........................   $4,877,378    $4,107,091    $3,314,281
                                         --------------------------------------
                                         --------------------------------------

AMERICAN BANCORP OF NEVADA

--------------------------------------------------------------------------------

NOTE 17.  CONDENSED FINANCIAL INFORMATION (CONTINUED)

AMERICAN BANCORP OF NEVADA (PARENT ONLY)
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                          1996         1995          1994
                                                     ---------------------------------------

Cash Flows From Operating Activities
Reconciliation of Net Income to Net Cash
   Used In Operating Activities:
   Net income .....................................  $ 4,877,378   $ 4,107,091   $ 3,314,281
   Earnings from subsidiaries .....................   (5,016,422)   (4,486,026)   (3,474,778)
   (Increase) decrease in assets ..................      (72,000)     (195,000)      (15,540)
   Increase (decrease) in other liabilities .......      (89,319)      394,042         4,682
                                                     ---------------------------------------
              Net cash used in operating activities     (300,363)     (179,893)     (171,355)
                                                     ---------------------------------------

Cash Flows From Financing Activities
   Proceeds from sales of treasury stock ..........       42,676         2,275         2,231
   Proceeds from issuance of common stock .........       84,875       240,189       702,294
   Fractional shares issued in cash ...............       (2,442)       (1,257)       (1,473)
                                                     ---------------------------------------
Net cash provided by financing activities .........      125,109       241,207       703,052
                                                     ---------------------------------------

Net increase (decrease) in cash ...................     (175,254)       61,314       531,697
Cash, Beginning of Year ...........................      889,160       827,846       296,149
                                                     ---------------------------------------
Cash, End of Year .................................  $   713,906   $   889,160   $   827,846
                                                     ---------------------------------------

Supplemental Schedule of Non-Cash Investing
   and Financing Activities:
Stock dividends issued ............................  $ 7,766,772   $        --   $ 3,824,977
                                                     ---------------------------------------
                                                     ---------------------------------------

                                  APPENDIX C

                               FAIRNESS OPINION

                                                                 March 17, 1997

The Board of Directors
American Bancorp of Nevada
4425 Spring Mountain Road
Las Vegas, Nevada 89102

Attn: James V. Bradham, Chief Executive Officer

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the common shareholders of American Bancorp of Nevada (the "Company") of the Conversion Ratio as defined in the Agreement and Plan of Reorganization, dated as of March 17, 1997 (the "Merger Agreement"), by and among the Company and First Security Corporation ("FSC"). The Merger Agreement provides for the merger of the Company with and into FSC (the "Merger"). In addition, American Bank of Commerce, the Company's wholly owned subsidiary ("Bank") shall be merged with and into First Security Bank of Nevada, the FSC's wholly owned subsidiary. In connection with the Merger, each outstanding share of common stock no par value, of the Company (the "Company Common Stock"), except as otherwise set forth in the Merger Agreement, will be exchanged for shares of FSC common stock, $1.25 per share par value in the ratio of 0.63 shares of FSC common shares for each share of the Company's common stock subject certain adjustments as described in the Merger Agreement. All capitalized terms used but not defined in this letter, shall have the meanings specified in the Merger Agreement.

Please be advised that while certain provisions of the Merger are summarized above, the terms of the Merger are more fully described in the Merger Agreement. As a result, the description of the Merger and certain other information contained herein is qualified in its entirety by reference to the more detailed information appearing or incorporated by reference in the Merger Agreement.

Board of Directors -2-                                           March 17, 1997

In arriving at our opinion, we have reviewed (i) the Merger Agreement; (ii) the 1996 Annual Report for FSC and the Company; (iii) the audited annual financial statements of FSC on Form 10-K and the Company on Form 10-K for the five years ended December 31, 1996 and the quarterly unaudited financial statements of FSC on Form 10-Q and the Company on Form 1O-Q for the period ended September 30, 1996, and certain unaudited financial analyses and projections of the Company; (iv) FSC's Form 8-Ks for 1996/1997; (v) the December 31, 1996 Call Reports for Bank and FSB; (vi) current and historical market prices of the common stock of FSC and the Company; (vii) certain publicly available information concerning the business of FSC and the Company and of certain other companies engaged in businesses comparable to FSC and the Company, and the reported prices for certain other companies' securities deemed comparable; (viii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (ix) certain internal financial analyses and forecasts prepared by the Company and its management; (x) the terms of other relevant business combinations; (xi) such other financial studies, analyses and other information we deemed appropriate for the purposes of this opinion; and (xii) examinations of various regulatory agencies for FSC, the Company and its respective subsidiaries.

We have held discussions with certain members of the management of the Company and FSC with respect to certain aspects of the Merger; the past and current business operations of the Company, FSC and their respective subsidiaries; the financial condition, regulatory condition, and future prospects and operations of the Company and FSC; and certain other matters we believed necessary or appropriate to our inquiry.

In performing such analysis, we have used such valuation methodologies as we have deemed necessary or appropriate for the purposes of this opinion. Our view is based on (i) our consideration of the information the Company and FSC have supplied to us to date, (ii) our understanding of the terms upon which the Company and FSC intend to consummate the Merger, and (iii) the consummation of the Merger within the time periods contemplated by the Merger Agreement.

In rendering our opinion, we have relied upon and assumed, without assuming any responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or FSC or otherwise reviewed by The Findley Group, and we have not assumed any responsibility or liability therefore. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses provided to us by the Company and FSC, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and FSC, including, without limitation, projections regarding underperforming and nonperforming assets and net charge-offs to which such analyses or forecasts relate. We are not experts in the evaluation of allowances for loan losses and we have not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses of the Company or FSC nor have we reviewed any of the credit files.

Board of Directors -3-                                           March 17, 1997

We have also assumed that the Merger will have the tax consequences described in the Merger Agreement and in discussions with, and materials furnished to us by, representatives of FSC and the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion, except to update this opinion for the Company's Proxy Statement to be delivered to shareholders in relation to approval of the merger.

We have acted as investment banker and financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. Please be advised that we have no other current financial advisory or other relationships with the Company or FSC except that Gary Steven Findley & Associates, which is an affiliated company to The Findley Group, has provided ongoing consulting/legal services to the Company. Principals of The Findley Group and Gary Steven Findley & Associates have beneficial ownership of 4,000 shares of the Company common stock and also have beneficial ownership of 1,000 shares of FSC common stock.

This letter is provided solely for the benefit of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion may not be disclosed, referred to, or communicated by you (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to common shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential. Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at any meeting of the Company held in connection with the Merger or as to any other action which such shareholders may take.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Conversion Ratio is fair, from a financial point of view, to the common shareholders of the Company.

                                  Very truly yours,

                                  THE FINDLEY GROUP

                             By:  /s/ Gary Steven Findley
                                  ---------------------------------------
                                  Gary Steven Findley
                                  Director

                                 EXHIBIT INDEX


Exhibit                                                              Sequential
Number     Description of Exhibit                                     Page No.
------     ----------------------                                    ----------

2          Agreement and Plan of Reorganization, dated as of         Appendix A
           March 17, 1997, by and among First Security Corporation       to
           ("FSC"), First Security Bank of Nevada ("FSB"),           Prospectus/
           American Bancorp of Nevada ("Bancorp"), and American         Proxy
           Bank of Commerce ("ABC").                                  Statement

3(1)       Certificate of Incorporation, as amended (Exhibit 3.1          ***
           to FSCO's Registration Statement on Form S-4,
           Reg #33-30045, filed July 24, 1990, incorporated by reference).

3(2)       Bylaws of FSC, as amended Jan. 29, 1996 (Exhibit 3.2          ***
           to FSCO's Annual Report on Form 10-K for the year ended
           Dec. 31, 1995, incorporated by reference).

4(1)       No instruments defining the rights of holders of               ***
           long-term debt of FSC and its subsidiaries have been included as exhibits because the total amount of indebtedness authorized under any such instrument does not exceed 10% of the total assets of FSC and its subsidiaries on a consolidated basis.

4(2)       Rights Agreement between FSC and First Security Bank,         ***
           NA, dated Aug. 28, 1990, which includes:
           Exhibit A, the form of Rights Certificate and the form of Election of Exercise; Exhibit B, the form of Certificate of Designation of FSC's Junior Series B
           Preferred Stock, no par value per share; and Exhibit C, the Summary of Rights (Exhibit 4 to FSC's Report on
           Form 8-K, dated Aug. 28, 1990, filed Sept. 1, 1990, incorporated by reference).

4(3)       Amendment Agreement between FSC and First Security Bank,      ***
           NA, dated Sept. 26, 1990, amending the Rights
           Agreement between the same parties dated Aug. 28, 1990, (Exhibit 1 to FSC's Amendment #1 on Form 8-A, dated
           Oct. 10, 1990, filed Oct. 16, 1990, amending FSC's Report on Form 8-K, dated Aug. 28, 1990, filed Sept. 1, 1990, incorporated by reference).

5          Opinion of Ray, Quinney & Nebeker as to the legality of     filed on
           the shares being registered.                                 5/7/97

8          Opinion of Ray, Quinney & Nebeker re: Tax Matters.          filed on
                                                                        5/7/97

10(1)      Amended and Restated FSC Comprehensive Management             ***
           Incentive Plan (Exhibit 10.1 to FSC's Annual Report on
           Form 10-K for the year ended Dec. 31, 1994, incorporated by reference).

10(2)      Employment Agreement between FSC and Spencer F. Eccles,       ***
           dated Oct. 16, 1996 (Exhibit 10.3 to FSC's Registration
           Statement on Form S-4, Reg #333-21759, filed Feb. 13, 1997, incorporated by reference).

10(3).     Employment Agreement between FSC and Morgan J. Evans,         ***
           dated Oct. 16, 1996 (Exhibit 10.4 to FSC's Registration
           Statement on Form S-4, Reg #333-21759, filed Feb. 13, 1997, incorporated by reference).

10(4).     Employment Agreement between FSC and Michael P. Caughlin,     ***
           dated Oct. 16, 1996 (Exhibit 10.9 to FSC's Registration
           Statement on Form S-4, Reg #333-21759, filed Feb. 13, 1997, incorporated by reference).

10(5).     Employment Agreement between FSC and Brad D. Hardy, dated     ***
           Oct. 16, 1996 (Exhibit 10.8 to FSC's Registration Statement on Form S-4, Reg #333-21759, filed Feb. 13, 1997, incorporated by reference).

10(6).     Employment Agreement between FSC and Mark D. Howell,          ***
           dated Oct. 16, 1996 (Exhibit 10.10 to FSC's Registration Statement on Form S-4, Reg #333-21759, filed Feb. 13, 1997, incorporated by reference).

10(7).     Employment Agreement between FSC and J. Patrick McMurray,     ***
           dated Oct. 16, 1996 (Exhibit 10.6 to FSC's Registration
           Statement on Form S-4, Reg #333-21759, filed Feb. 13, 1997, incorporated by reference).

10(8).     Employment Agreement between FSC and L. Scott Nelson,         ***
           dated Oct. 16, 1996 (Exhibit 10.5 to FSC's Registration
           Statement on Form S-4, Reg #333-21759, filed Feb. 13, 1997, incorporated by reference).

10(9).     Employment Agreement between FSC and Scott C. Ulbrich,        ***
           dated Oct. 16, 1996 (Exhibit 10.7 to FSC's Registration
           Statement on Form S-4, Reg #333-21759, filed Feb. 13, 1997, incorporated by reference).

10(10)     The form of FSC's Deferred Compensation Plan Deferral         ***
           Election -- 01/01/95 - 12/31/95 (Exhibit 10.10 to FSC's
           Annual Report on Form 10-K for the year ended Dec. 31, 1994, incorporated by reference).

13(1).     FSC's Annual Report on Form 10-K for year ended December 31,   ***
           1996 (incorporated by reference) [File No. 1-6906].

22.        FSC's Subsidiaries (included in FSC's Annual Report on         ***
           Form 10-K for the year ended December 31, 1996
           [File No. 1-6906], and incorporated by reference therefrom).

24(1).     Consent of Deloitte & Touche LLP.                           -----

24(2)      Consent of McGladrey & Pullen LLP.                          -----


24(3)      Consent of Ray, Quinney & Nebeker (filed as part of            ***
           Exhibit 5 and Exhibit 8(1)).

24(4)      Consent of Gary Steven Findley & Associates.                 -----

24(5)      Consent of The Findley Group.                                -----

25         Power of Attorney (included in signature pages of original     ***
           filing of Registration Statement).

28         Form of Notice and Proxy Card                                -----
           for Bancorp Shareholders' Meeting.



-------------------

***Incorporated by reference.